Exhibit 10.50

EXECUTION VERSION

ASSET PURCHASE AGREEMENT
BETWEEN
COOPER-STANDARD AUTOMOTIVE INC.
AND
CONTITECH USA, INC.
DATED AS OF
NOVEMBER 1, 2018

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Page

I.	PURCHASE AND SALE		1
	1.01	Sale of Assets	1
	1.02	Assumption of Liabilities	1
	1.03	Misallocated Transfers	1
	1.04	AVS Assets	2
	1.05	AVS Liabilities	6
	1.06	Settlement of Intercompany Accounts	9
	1.07	Governmental Approvals and Third-Party Consents	9
	1.08	Waiver of Bulk-Sales Laws	10
	1.09	Closing	10
	1.10	Purchase Price	11
	1.11	Purchase Price Adjustment	12
	1.12	Closing Deliveries	14
	1.13	Conveyance of AVS Assets and Assumption of Assumed AVS Liabilities	14
	1.14	Withholding	15
	1.15	Potential French Valuation Adjustment	15
II.	REPRESENTATIONS AND WARRANTIES OF SELLER		16
	2.01	Due Organization, Good Standing and Corporate Power	16
	2.02	Authorization of Agreement	17
	2.03	Consents and Approvals; No Violations	17
	2.04	Intellectual Property; Personal Information	18
	2.05	Litigation	19
	2.06	Compliance With Laws; Required Approvals; Recalls	20
	2.07	Contracts	21
	2.08	Customers and Suppliers	22
	2.09	Employees and Employee Benefits	23
	2.10	Financial Statements; Absence of Changes	25
	2.11	No Undisclosed Material Liabilities	26
	2.12	Inventories	26
	2.13	Taxes	27
	2.14	Broker’s or Finder’s Fee	27

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(cont’d)

	2.15	Title to Properties; Security Interests	27
	2.16	The AVS Assets	27
	2.17	Real Property	28
	2.18	Insurance	29
	2.19	Anti-Bribery and Corruption; Sanctions	29
	2.20	Environmental Matters	30
	2.21	No Other Representations or Warranties	31
III.	REPRESENTATIONS AND WARRANTIES OF ACQUIROR		31
	3.01	Due Organization, Good Standing and Corporate Power	31
	3.02	Authorization of Agreement	31
	3.03	Consents and Approvals; No Violations	31
	3.04	Broker’s or Finder’s Fee	32
	3.05	Financing	32
	3.06	Litigation	32
	3.07	No Other Representations or Warranties; Acknowledgement by Acquiror	33
IV.	COVENANTS		33
	4.01	Conduct of AVS Business Pending the Closing	33
	4.02	Efforts to Close; Further Assurances; Antitrust Clearance	36
	4.03	Public Announcements	38
	4.04	Notification of Certain Matters	38
	4.05	Access; Governmental Approvals	38
	4.06	Integration Planning	40
	4.07	Agreement for Exchange of Information	41
	4.08	Privileged Matters	43
	4.09	Acquiror Non-Solicitation	45
	4.10	Seller Non-Solicitation	45
	4.11	Non-Competition	46
	4.12	Intellectual Property Assignment/Recordation	47
	4.13	Use of Seller Name and Mark	47
	4.14	License of Other Business Intellectual Property	49
	4.15	Removal of Tangible Assets	49

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	4.16	Labor Representative Cooperation	50
	4.17	Insurance Matters	50
	4.18	Certain Employee Vehicles	51
	4.19	Confidentiality	51
	4.20	Tooling List	52
	4.21	No Shop	52
	4.22	Lab Service Agreement	53
V.	EMPLOYEE MATTERS		53
	5.01	Identification of Employees	53
	5.02	Continuity of Employment	53
	5.03	Terms of Employment	55
	5.04	Bonuses	56
	5.05	Credit for Service with Seller	57
	5.06	Welfare Benefit Plans	57
	5.07	Waiver of Conditions	57
	5.08	AVS Business Acquired Plans	57
	5.09	401(k) Plan for Non-Union US Continuing Employees	57
	5.10	COBRA Continuation Coverage	58
	5.11	Worker’s Compensation	58
	5.12	WARN Act	58
	5.13	Retiree Welfare Benefits	59
	5.14	Nonqualified Plans	59
	5.15	Accrued Personal, Sick or Vacation Time	59
	5.16	Participation in Seller Plans	59
	5.17	Miscellaneous	59
VI.	CONDITIONS		61
	6.01	Joint Conditions	61
	6.02	Conditions to the Obligation of Acquiror	61
	6.03	Conditions to the Obligation of Seller	62
	VII.	TERMINATION AND ABANDONMENT	63
	7.01	Basis for Termination	63

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	7.02	Notice of Termination; Return or Destruction of Documents; Continuing Confidentiality Obligation	64
	7.03	Effect of Termination	64
VIII.	INDEMNIFICATION		64
	8.01	Indemnification by Acquiror	64
	8.02	Indemnification by Seller	65
	8.03	Calculation and Other Provisions Relating to Indemnity Payments	65
	8.04	Procedures for Defense, Settlement and Indemnification of Claims	66
	8.05	Additional Matters	68
	8.06	Exclusive Remedy	69
	8.07	Limitations on Indemnification; Survival	69
	8.08	Tax Treatment of Indemnification	71
	8.09	Separate Indemnities for Taxes	71
IX.	TAX MATTERS		71
	9.01	Preparation and Filing of Tax Returns	71
	9.02	Refunds	72
	9.03	Tax Indemnification	73
	9.04	Allocation of Purchase Price	74
	9.05	Transfer Taxes	75
	9.06	Indirect Taxes	75
	9.07	GST	76
	9.08	Miscellaneous	77
X.	MISCELLANEOUS		77
	10.01	Expenses	77
	10.02	Entire Agreement	77
	10.03	Governing Law; Jurisdiction; Waiver of Jury Trial	78
	10.04	Notices	79
	10.05	Amendments and Waivers	80
	10.06	No Third-Party Beneficiaries	80
	10.07	Assignability	80
	10.08	Construction	80
	10.09	Severability	81

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	10.10	Counterparts	81
	10.11	Specific Performance	81
	10.12	Disclosure Letters	82
	10.13	Waiver	82
	10.14	Release	82
	10.15	Dispute Resolution	83
XI.	DEFINITIONS		83

EXHIBITS
Exhibit A:    Form of Transition Services Agreement
Exhibit B:    Form of Manufacturing Services Agreement – Kunshan
Exhibit C:     Form of Manufacturing Services Agreement – Czestochowa
Exhibit D:    Form of Supply Agreement – Auburn Mixing
Exhibit E:    Integration Roadmap
Exhibit F:    Proposed Allocation
Exhibit G:    Sample Working Capital Calculation

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ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated November 1, 2018, is between Cooper-Standard Automotive Inc., an Ohio corporation (“Seller”), and ContiTech USA, Inc., a Delaware corporation (“Acquiror”). Seller and Acquiror are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
RECITALS
1.    Seller is engaged, directly and indirectly through certain of its Subsidiaries, in the AVS Business;
2.    Seller has determined that it would be appropriate to divest the AVS Business in the manner contemplated hereby; and
3.    Acquiror desires to purchase from Seller, and Seller desires to Convey or cause to be Conveyed to Acquiror, the AVS Assets, and Acquiror desires to assume from Seller and its Affiliates, and Seller desires to assign or cause to be assigned to Acquiror, the Assumed AVS Liabilities, in each case, on the terms and subject to the conditions set forth herein.
Accordingly, the Parties agree as follows:
I.PURCHASE AND SALE
1.01    Sale of Assets. Except as provided in Section 1.07(b), effective as of the Closing, Seller will sell, assign, transfer, convey and deliver (“Convey”) (or will cause any applicable Subsidiary to Convey) to Acquiror (or one or more Affiliates of Acquiror), and Acquiror (or one or more Affiliates of Acquiror) will purchase from Seller, or a Subsidiary of Seller, all of Seller’s and its applicable Subsidiaries’ respective right, title and interest in and to all of the AVS Assets free and clear of any Security Interests other than Permitted Encumbrances.
1.02    Assumption of Liabilities. Effective as of the Closing, Seller will assign (or will cause any applicable Subsidiary to assign) to Acquiror (or one or more Affiliates of Acquiror), and Acquiror (or one or more Affiliates of Acquiror) will assume, perform and fulfill when due and, to the extent applicable, comply with, or will cause any of its Affiliates to assume, perform and fulfill when due and, to the extent applicable, comply with, all of the Assumed AVS Liabilities, in accordance with their respective terms.
1.03    Misallocated Transfers. In the event that, at any time from and after the Closing, either Party (or any member of the Seller Group or the Acquiror Group, as applicable) discovers that it or any of its Affiliates is the owner of, receives or otherwise comes to possess any Asset (including the receipt of payments made pursuant to Contracts and proceeds from Accounts Receivable) or is liable for any Liability that is attributable to any Person that is a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any acquisition of Assets

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or assumption of Liabilities from the other Party for value subsequent to the Closing), such Party will promptly Convey, or cause to be Conveyed, without further consideration, such Asset or assign, or cause to be assigned, such Liability to the Person so entitled thereto or responsible therefor (and the relevant Party will cause such entitled Person to accept such Asset or assume, perform and fulfill when due and, to the extent applicable, comply with, such Liability). Prior to any such transfer, such Asset will be held in accordance with Section 1.07.
1.04    AVS Assets.
(a)    For purposes of this Agreement, “AVS Assets” means, in each case to the extent existing immediately prior to the Closing and except as otherwise provided below, all right, title and interest of Seller and its Subsidiaries in, to and under the Assets held or used primarily in the conduct of the AVS Business, and including all right, title and interest of Seller and its Subsidiaries in, to and under:
(i)    (A) all personal property and interests therein, including all computers and other electronic data processing equipment, fixtures, machinery, molds, tools, equipment, manufacturing equipment, Store Room Inventory, furniture and office equipment, (B) except as set forth on Section 1.04(b)(i) of the Seller Disclosure Letter, all manufacturing equipment, dedicated test equipment and specifically required tooling primarily used to make products for the AVS Business located at the Czestochowa Facility and the Kunshan Facility (the “Non-AVS Facility Equipment”), (C) computers, smartphones and similar communications equipment provided by the Seller Group in connection with a Continuing Employee’s performance of services, (D) motor vehicles and other transportation equipment primarily used or held for primary use in the AVS Business or provided for the use of a Continuing Employee and (E) the IT assets set forth on Section 1.04(a)(i) of the Seller Disclosure Letter;
(ii)    the AVS Inventory;
(iii)    all Real Property Interests in the facilities listed on Section 1.04(a)(iii) of the Seller Disclosure Letter (the “AVS Facilities”);
(iv)    subject to Section 1.07(b), all interests, rights, claims and benefits of Seller and any of its Subsidiaries pursuant to and associated with all AVS Contracts to the extent arising from or relating to events or circumstances occurring on or after the Closing Date;
(v)    subject to Section 1.07(b), all of the Governmental Approvals issued or granted to Seller or any of its Subsidiaries relating exclusively to the AVS Business or the AVS Assets (the “AVS Governmental Approvals”);
(vi)    all Intellectual Property exclusively used or held for use in the AVS Business, including (A) the Registered Intellectual Property listed on Section 1.04(a)(vi) of the Seller Disclosure Letter, and goodwill related thereto, (B) all unregistered Copyrights and Trade Secrets exclusively used or held for

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exclusive use in the AVS Business, including all recipes and formulations, to the extent exclusively relating to the products of the AVS Business and the specifications of the products of the AVS Business, and (C) all rights to sue or recover and retain damages and costs and attorneys’ fees for infringement, misappropriation or other violation of any of the foregoing (the “Included IP Assets”);
(vii)    subject to Section 1.07(b), copies of (A) all personnel and employment records to the extent related to the Continuing Employees, (B) all of the financial and Tax records relating exclusively to the AVS Business and the AVS Assets that do not form part of the general ledger of Seller or any of its Affiliates, and (C) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature (including historical), advertising and promotional materials, distribution lists, customer lists, supplier lists, product and marketing reports, market and market share data owned by Seller, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, and accounting and business books, records, files, documentation and materials, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form to the extent related to the AVS Business (collectively, the “AVS Books and Records”); provided, however, that (1) Seller will be entitled to retain a copy of the AVS Books and Records, which will be subject to the provisions of Section 4.08(a), and (2) neither clause (A) nor (C) will be deemed to include any books, records or other items or portions thereof (x) that are subject to non-waivable restrictions on transfer pursuant to applicable Laws regarding personally identifiable information or Seller’s privacy policies regarding personally identifiable information or with respect to which transfer would require any Governmental Approval under applicable Law to the extent such approval has not been obtained, or (y) that relate to performance ratings or assessments of employees of Seller or its Affiliates (including performance history, reports prepared in connection with bonus plan participation and related data (other than individual bonus opportunities based on target bonus as a percentage of base salary)), unless such records are required to be transferred to Acquiror under applicable Law and, provided further, that, in the case of clause (C), Acquiror will be entitled to a copy of any such materials to the extent not exclusively related to the AVS Business;
(viii)    all rights, claims, credits and causes of action of Seller and any of its Subsidiaries to the extent relating to the AVS Business, the AVS Assets or the Assumed AVS Liabilities (including accounts, notes and other receivables, rights to indemnification or contribution, prepaid expenses, including ad valorem taxes, leases and rentals, rights of set-off, rights to refunds and rights of recoupment from and against any Person) in each case to the extent arising from events or circumstances occurring on or after the Closing;
(ix)    all goodwill of the AVS Business, together with the right to represent to third parties that Acquiror is the successor to the AVS Business;

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(x)    Assets in respect of the AVS Business Acquired Plans (the “AVS Business Acquired Plan Assets”);
(xi)    the right to enforce the confidentiality provisions of any confidentiality, non-disclosure or other similar Contracts to the extent primarily related to confidential information of the AVS Business and rights to enforce any Intellectual Property assignment or other provisions of any invention assignment Contract to the extent related to the Included IP Assets;
(xii)    all Accounts Receivable and Goods in Transit of the AVS Business;
(xiii)    all refunds and Refund Equivalents for Taxes imposed with respect to the AVS Assets or the AVS Business, in each case, for any Post-Closing Tax Period as determined pursuant to Section 9.03(c), other than any such refund or Refund Equivalent that is attributable to Taxes paid by Seller pursuant to this Agreement; and
(xiv)    all other assets reflected on the Final Closing Adjustment Statement.
A single Asset may fall within more than one of clauses (i)-(xiv) in this Section 1.04(a); such fact does not imply that (x) such Asset must be Conveyed more than once or (y) that any duplication of such Asset is required. The fact that an Asset may be excluded under one clause does not imply that it is not intended to be included under another.
(b)    Notwithstanding Section 1.04(a) or any other provision hereof, the AVS Assets will not in any event include any of the following Assets (the “Excluded Assets”):
(i)    the Assets listed or described on Section 1.04(b)(i) of the Seller Disclosure Letter;
(ii)    the Excluded IP Assets;
(iii)    Assets in respect of any and all Compensation and Benefit Plans corresponding to any Liabilities allocated to Seller or any of its Affiliates or for which Seller is expressly liable pursuant to Article V (including any schedule thereto) and Assets in respect of all other compensation and benefit plans sponsored by the Seller Group, other than the AVS Business Acquired Plan Assets;
(iv)    all cash and cash equivalents (including investments and securities) and all bank or other deposit accounts of Seller and its Affiliates (including cash and cash equivalents therein);

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(v)    any tangible personal property, furniture or office equipment other than tangible personal property, furniture or office equipment transferred pursuant to Section 1.04(a)(i);
(vi)    all rights, claims, credits and causes of action of Seller and any of its Subsidiaries to the extent relating to (A) any Non-AVS Business arising at any time or (B) the AVS Business (including rights to indemnification or contribution, prepaid expenses, including ad valorem taxes, leases and rentals, rights of set-off, rights to refunds and rights of recoupment from and against any Person, but excluding any Accounts Receivable and Goods in Transit transferred pursuant to Section 1.04(a)(xii)), in each case in this subsection (B), to the extent arising from events or circumstances occurring before the Closing Date;
(vii)    all financial and Tax records (including accounting records) of Seller or any of its Affiliates (other than the AVS Books and Records), including all financial and Tax records relating to the AVS Business that form part of the general ledger of Seller or any of its Affiliates; provided, that Seller will provide to Acquiror upon written request from Acquiror copies of any such financial and Tax records that relate exclusively to the AVS Assets or the AVS Business;
(viii)    subject to Section 4.17, all rights to insurance policies or practices of Seller and its Affiliates (including any fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever), any refunds paid or payable in connection with the cancellation or discontinuance of any such policies or practices and any claims made under such policies;
(ix)    other than rights to enforce the provisions of any confidentiality, non-disclosure or other similar Contracts to the extent related to the AVS Business, all records relating to the negotiation of the transactions contemplated by this Agreement and all records prepared exclusively in connection with the potential divestiture of all or a part of the AVS Business, including (A) proposals received from third parties and analyses relating to such transactions and (B) communications with legal counsel representing Seller or its Affiliates and the right to assert the attorney-client privilege with respect thereto;
(x)    all rights of Seller or its Affiliates under this Agreement or any Ancillary Agreement and the certificates, instruments and Transfer Documents delivered in connection therewith;
(xi)    all Tax refunds and Refund Equivalents relating to Excluded Taxes;
(xii)    subject to Section 4.14, all Software owned or used by Seller and its Affiliates (other than any Software exclusively used or held for use in the AVS Business and any software licensed under the AVS Contracts);

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(xiii)    except as provided in Section 1.06, all Assets related to Intercompany Accounts;
(xiv)    any Real Estate Interest in Building 18 and any facility or real property other than the AVS Facilities; and
(xv)    any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by Seller or any other member of the Seller Group.
The Parties acknowledge and agree that, except for such rights as are otherwise expressly provided in this Agreement or any Ancillary Agreement, neither Acquiror nor any of its Subsidiaries will acquire or be permitted to retain any right, title or interest in any Excluded Assets, and that if any such Excluded Assets are inadvertently Conveyed to Acquiror, such Excluded Assets will be Conveyed to Seller as contemplated by Section 1.03.
(c)    Notwithstanding any other provision hereof, any Assets of any member of the Seller Group not included in any of the clauses in Section 1.04(a) above are Excluded Assets and no Excluded Assets will be AVS Assets. For the avoidance of doubt, subject to the Ancillary Agreements, all right, title and interest in and to the Excluded IP Assets are expressly retained by the Seller Group in all respects.
1.05    AVS Liabilities.
(a)    For the purposes of this Agreement, and subject to Section 1.05(b), “Assumed AVS Liabilities” will mean the following Liabilities of Seller and its Subsidiaries:
(i)    all Liabilities that are reflected in the Final Closing Adjustment Statement pursuant to Section 1.11(d), including all Accounts Payable;
(ii)    all Liabilities for Taxes relating to, resulting from or arising out of the AVS Assets or the AVS Business with respect to a Post-Closing Tax Period;
(iii)    all Liabilities listed on Section 1.05(a)(iii) of the Seller Disclosure Letter;
(iv)    all Liabilities arising in connection with or in any way relating to the AVS Assets or any activities or operations occurring or conducted at the Real Property (including offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise which (A) arise under or relate to any Environmental Law and (B) relate to, result from or arise out of events, circumstances or conditions that first occur or are created after the Closing Date, including any increase, worsening or exacerbation of the amount of Excluded Environmental Liabilities to the extent such increase, worsening or exacerbation

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results from the operation of the AVS Business or the AVS Assets after the Closing Date in a negligent manner;
(v)    all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed by Acquiror or any other member of the Acquiror Group and all Liabilities of Acquiror or any other member of the Acquiror Group under this Agreement or any Ancillary Agreement, including (A) Liabilities in respect of the AVS Business Acquired Plans and (B) all Liabilities allocated to or expressly assumed by any member of the Acquiror Group pursuant to Article V (including any schedule thereto);
(vi)    subject to Section 1.07, all Liabilities relating to, resulting from or arising out of any AVS Contract to the extent arising from or relating to events or circumstances occurring on or after the Closing Date;
(vii)    all Liabilities (A) not otherwise constituting Excluded Liabilities and (B) relating to, resulting from or arising out of the conduct of the AVS Business prior to the Closing and all Liabilities arising out of or relating to the AVS Assets (including the AVS Contracts) to the extent (1) arising from events or circumstances existing or occurring before the Closing Date, (2) the Liability arising from such events or circumstances is discovered on or after the Closing Date and neither Seller nor any member of the Seller Group has Knowledge of the Liability or that such events or circumstances would reasonably be expected to result in Liability, in each case, prior to the Closing Date, and (3) Acquiror did not deliver written notice of such Liability to the Seller on or prior to the fifth anniversary of the Closing Date; and
(viii)    all other Liabilities relating to, resulting from or arising out of the AVS Assets or the operation or conduct of the AVS Business from and after the Closing to the extent such Liabilities do not constitute Excluded Liabilities.
A single Liability may fall within more than one of clauses (i)-(viii) in this Section 1.05(a); such fact does not imply that (x) such Liability must be Conveyed more than once or (y) any duplication of such Liability is required. The fact that a Liability may be excluded under one clause does not imply that it is not intended to be included under another.
(b)    Notwithstanding any provision in this Agreement to the contrary, Acquiror is assuming only the Assumed AVS Liabilities and is not assuming any other Liability or obligation of Seller or any of its Affiliates (or any predecessor of Seller or any of its Affiliates or any prior owner of all or part of its businesses or assets) of whatever nature, whether presently in existence or arising hereafter. All such other Liabilities and obligations will be retained by and remain Liabilities and obligations of Seller or its Affiliates (all such Liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”). Excluded Liabilities include:
(i)    all Liabilities (A) not otherwise constituting Excluded Liabilities and (B) relating to, resulting from or arising out of the conduct of the

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AVS Business prior to the Closing and all Liabilities arising out of or relating to the AVS Assets (including the AVS Contracts, except as reflected in the Final Closing Adjustment Statement) to the extent (1) arising from events or circumstances existing or occurring before the Closing Date and (2) discovered by Seller or any member of the Seller Group, or of which Seller or any member of the Seller Group had Knowledge, on or prior to the Closing Date;
(ii)    all Liabilities (A) not otherwise constituting Excluded Liabilities and (B) relating to, resulting from or arising out of the conduct of the AVS Business prior to the Closing and all Liabilities arising out of or relating to the AVS Assets (including the AVS Contracts) to the extent (1) arising from events or circumstances existing or occurring before the Closing Date, (2) the Liability for such events or circumstances is discovered on or after the Closing Date and for which neither Seller nor any member of the Seller Group had Knowledge prior to the Closing Date and (3) written notice of such Liability is delivered by Acquiror to Seller on or prior to the fifth anniversary of the Closing Date (the “Unknown Liabilities”);
(iii)    all Excluded Environmental Liabilities other than any increase, worsening or exacerbation of the amount of Excluded Environmental Liabilities to the extent such increase, worsening or exacerbation results from the operation of the AVS Business or the AVS Assets after the Closing Date in a negligent manner;
(iv)    all employment-related Liabilities relating to In-Scope Employees prior to the Closing Date and all Liabilities under Compensation and Benefit Plans, including, without limitation, the Defined Benefit Plans and all other post-employment and post-retirement welfare benefit obligations with respect to any employees (including, without limitation, any former employees and their respective spouses and dependents) and all Liabilities in respect of all other compensation and benefit plans sponsored by the Seller Group, including, for the avoidance of doubt, those offered to employees of the Non-AVS Business, other than (A) Liabilities in respect of the AVS Business Acquired Plans, and (B) Liabilities allocated to or expressly assumed by any member of the Acquiror Group pursuant to Article V (including any schedule thereto);
(v)    all Indebtedness of Seller or any of its Subsidiaries;
(vi)    all Liabilities relating to, resulting from or arising out of any violation of Law in connection with (A) the operation of the AVS Business or (B) the use of the AVS Assets to the extent occurring prior to the Closing;
(vii)    all Liabilities for allowances, replacements, repairs, exchanges, returns, warranties (whether express or implied) or similar claims related to products of the AVS Business manufactured, marketed, distributed, delivered, leased, licensed, installed or sold by Seller or its Subsidiaries prior to the Closing Date;

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(viii)    all Liabilities (including those relating to personal injury or property damage) arising from any defect, hazard or failure in the design, materials, development, manufacture, service or workmanship associated with the products of the AVS Business, to the extent arising from events or circumstances existing or occurring prior to the Closing Date;
(ix)    any Liabilities to the extent arising out of or relating to Excluded Assets, whether arising prior or subsequent to the Closing Date; and
(x)    all Liabilities for Excluded Taxes.
The Parties acknowledge and agree that neither Acquiror nor any other member of the Acquiror Group will be required to assume or retain any Excluded Liabilities, and if any Excluded Liabilities are inadvertently Conveyed to Acquiror, such Excluded Liabilities will be assumed by Seller or a member of the Seller Group as contemplated by Section 1.03; provided, however, that, for the avoidance of doubt, nothing herein will be construed as eliminating, reducing or otherwise altering any of the Acquiror’s or its Affiliates’ respective obligations under Article V (including any schedule thereto).
1.06    Settlement of Intercompany Accounts. All of the intercompany receivables, payables, loans and other accounts, rights and Liabilities between Seller or any of its Subsidiaries with respect to the AVS Business in existence as of immediately prior to the Closing (collectively, the “Intercompany Accounts”) will be netted against each other, and the balance will be, without further action, contributed to the equity of such Subsidiary or distributed to Seller (as the case may be), following which, each Intercompany Account will be extinguished. Seller will be permitted, directly and through its Subsidiaries, to settle or otherwise minimize the amount of Intercompany Accounts prior to the Closing.
1.07    Governmental Approvals and Third-Party Consents.
(a)    Obtaining Consents. The required efforts and responsibilities of the Parties (i) to seek the Consents necessary to provide services under the TSA will be as provided in the TSA and (ii) to seek Governmental Approvals pursuant to the HSR Act and any other Antitrust Laws will be governed by Section 4.02. To the extent that the consummation of any of the transactions or Conveyances contemplated hereby requires any other Consents (including any other Governmental Approvals), the Parties will, prior to the Closing and for a period not to exceed one year thereafter, use Commercially Reasonable Efforts to obtain such Consents or Governmental Approvals, subject to the limitations set forth in this Section 1.07.
(b)    Transfer in Violation of Laws or Requiring Consent or Governmental Approval. If and to the extent that the valid, complete and perfected Conveyance to Acquiror of any AVS Asset would be a violation of applicable Laws or require any Consent or Governmental Approval in connection with the transactions contemplated hereby that has not been obtained at the Closing, then, notwithstanding any other provision hereof, the Conveyance to Acquiror of such AVS Asset will

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automatically be deferred and no Conveyance will occur until all legal impediments are removed or such Consents or Governmental Approvals have been obtained (except that Acquiror may elect to require the immediate Conveyance of any AVS Asset notwithstanding any requirement that an immaterial Consent or immaterial Governmental Approval be obtained, but only if no criminal, civil or administrative Liabilities or other material consequences for which indemnification would be insufficient would or would reasonably be expected to arise from such Conveyance); provided, however, that (i) if Acquiror so elects to require the immediate Conveyance of any such AVS Asset, any Liabilities arising from such Conveyance will be deemed to be Assumed AVS Liabilities, and (ii) if Acquiror and Seller jointly agree to immediately Convey such AVS Asset, any Liabilities arising from such Conveyance will be shared evenly between Acquiror and Seller and, notwithstanding any provision in Section 8.04 to the contrary, the defense of any Third-Party Claim relating thereto will be jointly managed by Acquiror and Seller). Notwithstanding the foregoing, any such Asset will still be considered an AVS Asset, and the applicable member of Seller Group will thereafter hold such Asset in trust for the benefit of Acquiror and the Parties will cooperate in developing and implementing a mutually agreeable arrangement under which Acquiror would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Acquiror, or under which Seller would enforce for the benefit of Acquiror, with Acquiror assuming Seller’s obligations, any and all rights of Seller against a third party thereto.  Seller will promptly pay to Acquiror when received all monies received by Seller or any of its Affiliates under any AVS Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset. If and when the legal or contractual impediments the presence of which caused the deferral of transfer of any Asset pursuant to this Section 1.07(b) are removed or any Consents and/or Governmental Approvals the absence of which caused the deferral of transfer of any Asset pursuant to this Section 1.07(b) are obtained, the Conveyance of the applicable Asset will be effected, without further consideration, in accordance with the terms of this Agreement and/or such applicable Ancillary Agreement. The obligations set forth in this Section 1.07(b) will terminate on the one-year anniversary of the Closing Date, except for the obligations set forth in the sentence preceding the immediately preceding sentence, which will survive indefinitely or until the latest date permitted by applicable Law.
1.08    Waiver of Bulk-Sales Laws. Each of Seller and Acquiror hereby waives compliance by each member of the Seller Group or Acquiror Group, as applicable, with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the assets to any member of the Seller Group or Acquiror Group, as applicable.
1.09    Closing. On the terms and subject to the conditions set forth in this Agreement, the consummation of the purchase and Conveyance of the AVS Assets and the assumption of the Assumed AVS Liabilities (the “Closing”) will take place at Jones Day, 150 West Jefferson, Suite 2100, Detroit, Michigan, at 10:00 a.m., local time, on the first Business Day of the calendar month immediately following the calendar month in which the satisfaction or waiver of the conditions set forth in Article VI occurs (other than those conditions that by their nature or pursuant to the terms of this Agreement are to

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be satisfied at or immediately prior to the Closing (which will be deemed to include Section 6.01(d)), but subject to the satisfaction or, where permitted, the waiver of those conditions); (the first date on which such conditions are satisfied or waived, the “Closing Trigger Date”); provided, that (i) if, on the Closing Trigger Date, there are less than three Business Days remaining in the calendar month in which the Closing Trigger Date occurs, the Closing will take place on the third Business Day following the Closing Trigger Date, so long as all of the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature or pursuant to the terms of this Agreement are to be satisfied at or immediately prior to the Closing (which will be deemed to include Section 6.01(d)), but subject to the satisfaction or, where permitted, the waiver of those conditions) on such date, and (ii) notwithstanding that if the Closing Trigger Date falls in the first four months following the date of this Agreement, the Closing will not take place before the date falling four months following the date of this Agreement, unless Acquiror consents in writing. The date on which the Closing occurs is referred to as the “Closing Date”.
1.10    Purchase Price.
(a)    The aggregate purchase price to be paid to Seller in full consideration of the AVS Assets will consist of (i) $199,038,000 in cash (the “Base Amount”), minus (ii) the amount (if any) of the Estimated Closing Indebtedness, minus (iii) the amount (if any) of the Estimated Closing Transaction Expenses, minus (iv) the amount (if any) of the Estimated Closing Working Capital Deficiency, plus (v) the amount (if any) of the Estimated Closing Working Capital Surplus (the “Closing Purchase Price”), as adjusted pursuant to Section 1.11(e), and the assumption by Acquiror or one or more of its Affiliates of the Assumed AVS Liabilities.
(b)    Not later than five Business Days prior to the Closing Date, Seller will provide to Acquiror a written statement setting forth its good faith estimates of (i) the amount of any Closing Indebtedness (such estimate, the “Estimated Closing Indebtedness”), (ii) the amount of any Closing Transaction Expenses (such estimate, the “Estimated Closing Transaction Expenses”), (iii) the Closing Working Capital (such estimate, the “Estimated Closing Working Capital”) and (iv) the amount of any Estimated Closing Working Capital Surplus or Estimated Closing Working Capital Deficiency, and reasonable supporting detail thereof in respect of items (i) through (iv) (the “Closing Statement”). The amount, if any, by which the Estimated Closing Working Capital exceeds the Target Closing Working Capital is referred to herein as the “Estimated Closing Working Capital Surplus”. The amount, if any, by which the Estimated Closing Working Capital is less than the Target Closing Working Capital is referred to herein as the “Estimated Closing Working Capital Deficiency”. Acquiror will review the Closing Statement and if Acquiror disagrees with any of the estimates provided therein, it will provide written notice to Seller, and Seller and Acquiror will attempt to resolve in good faith any such disagreements prior to the Closing. The Estimated Closing Indebtedness, Estimated Closing Transaction Expenses, and Estimated Closing Working Capital Surplus or Estimated Closing Working Capital Deficiency (as applicable), as so agreed will be utilized for the cash payment made at the Closing as contemplated by Section 1.10(c). If Seller and Acquiror are unable so to

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agree on any of the Estimated Closing Indebtedness, Estimated Closing Transaction Expenses or Estimated Closing Working Capital, the relevant value proposed by Seller pursuant to the first sentence of this sub-paragraph will be utilized for purposes of determining the cash payment made at the Closing as contemplated by Section 1.10(c). In no case will the determination of the Estimated Closing Indebtedness, Estimated Closing Transaction Expenses or Estimated Closing Working Capital prejudice either Party’s rights under Section 1.11.
(c)    At the Closing and upon the terms and subject to the conditions set forth in this Agreement, in consideration of the Conveyance of the AVS Assets, Acquiror and/or its designated Affiliates will assume the Assumed AVS Liabilities and pay to Seller and/or its designated Affiliates in cash an amount equal to the Closing Purchase Price by wire transfer of immediately available funds to an account designated by Seller in writing not less than two days prior to the Closing Date.
1.11    Purchase Price Adjustment.
(a)    Within 90 calendar days following the Closing Date, Acquiror will prepare and deliver to Seller a written statement setting forth Acquiror’s calculation of (i) the Closing Indebtedness, (ii) the Closing Transaction Expenses and (iii) the Closing Working Capital (the “Closing Adjustment Statement”). Upon the request of Acquiror, Seller will provide to Acquiror and its Representatives reasonable access during normal business hours to the books and records, any other information, and to any employees or advisors of Seller or any other member of the Seller Group necessary for Acquiror to prepare the Closing Adjustment Statement, to respond to any Seller Objection and to prepare materials for presentation to the Accounting Firm contemplated by this Section 1.11, and Seller will otherwise cooperate with and assist Acquiror as may be reasonably necessary to carry out the purposes of this Section 1.11; provided, that such review will not unreasonably disrupt Seller’s business and subject to the execution by Acquiror of a customary access agreement if required by Seller’s outside accountants or other advisors.
(b)    For a period of 45 calendar days after delivery of the Closing Adjustment Statement, Acquiror will make available to Seller during normal business hours all books, records, work papers, personnel (including their advisors and employees) and other materials and sources to the extent used by Acquiror to prepare the Closing Adjustment Statement and not already in the possession or under the control of Seller for the purpose of reviewing the Closing Adjustment Statement; provided, that such review will not unreasonably disrupt Acquiror’s business and subject to the execution by Seller of a customary access agreement if required by Acquiror’s outside accountants or other advisors. The Closing Adjustment Statement will be binding and conclusive upon, and deemed accepted by, Seller unless Seller notifies Acquiror in writing within 45 calendar days after delivery of the Closing Adjustment Statement of any good faith objection thereto (the “Seller Objection”). Any Seller Objection will set forth a description in reasonable detail of the basis of the Seller Objection and the specific adjustments to the calculation of the Closing Indebtedness, Closing Transaction Expenses and/or Closing Working Capital reflected in the Closing

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Adjustment Statement prepared by Acquiror, which Seller believes should be made. Any items not disputed during the foregoing 45-day period will be deemed to have been accepted by Seller.
(c)    If Seller and Acquiror are unable to resolve any of their disputes with respect to the Closing Adjustment Statement within 45 calendar days following Acquiror’s receipt of the Seller Objection pursuant to Section 1.11(b), they will refer their remaining differences to KPMG US, LLP, or if KPMG US, LLP is unable or unwilling to be engaged as such, then a nationally recognized firm of independent public accountants as to which Seller and Acquiror mutually agree (the “Accounting Firm”) for a decision, which decision, absent manifest error, will be final and binding on the Parties. The Accounting Firm will act as an arbitrator and not an expert, and the Parties will instruct the Accounting Firm to promptly (and in any event within 45 calendar days), in accordance with such procedures as it deems fair and equitable (provided, that each Party will be afforded an opportunity to submit a written statement in favor of its position and to advocate for its position orally before the Accounting Firm), address only those items that are in dispute and make a binding determination with respect thereto. With respect to any disputed item for which a determination is to be made by the Accounting Firm, the Accounting Firm may only assign a value that is equal to the value for such item claimed by either Party. Any expenses relating to the engagement of the Accounting Firm will be shared equally by Seller and Acquiror.
(d)    The Closing Adjustment Statement will become final and binding on the Parties upon the earliest of: (i) if no Seller Objection has been given, the expiration of the 45-day period within which Seller must make its objection pursuant to Section 1.11(b), (ii) delivery of an agreement in writing by Seller and Acquiror that the Closing Adjustment Statement, together with any modifications thereto agreed by Seller and Acquiror, is final and binding, and (iii) the date on which the Accounting Firm issues its written determination with respect to any dispute relating to such Closing Adjustment Statement. The Closing Adjustment Statement, as submitted by Acquiror if no timely Seller Objection has been given, as adjusted pursuant to any agreement between the Parties or as determined pursuant to the decision of the Accounting Firm, when final and binding on all Parties and upon which a judgment may be entered by a court of competent jurisdiction, is herein referred to as the “Final Closing Adjustment Statement”.
(e)    If the Closing Indebtedness, the Closing Transaction Expenses or the Closing Working Capital as set forth in the Final Closing Adjustment Statement, differs from the corresponding estimated figures set forth in the Closing Adjustment Statement and used in the calculation of the Closing Purchase Price paid at the Closing, then the Closing Purchase Price will be recalculated using such final figures in lieu of such estimated figures and the following adjustment (the “Post-Closing Adjustment”) to the Closing Purchase Price will be made:
(i)    If the Closing Purchase Price as recalculated pursuant to this Section 1.11(e) is greater than the Closing Purchase Price paid at Closing, Acquiror will pay, or cause to be paid, to Seller the amount of such excess.

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(ii)    If the Closing Purchase Price as recalculated pursuant to this Section 1.11(e) is less than the Closing Purchase Price paid at Closing, Seller will pay, or cause to be paid, to Acquiror the amount of such shortfall.
(iii)    Acquiror or Seller, as the case may be, will, within five Business Days after the final determination of the Post-Closing Adjustment in accordance with this Section 1.11(e), make payment to the other by wire transfer in immediately available funds of the amount of the Post-Closing Adjustment as determined pursuant to the preceding subsections.
1.12    Closing Deliveries.
(a)    Deliveries by Seller. On the Closing Date, Seller will deliver, or will cause its applicable Subsidiaries to deliver, to Acquiror all of the following:
(i)    A Transition Services Agreement in substantially the form attached hereto as Exhibit A (the “TSA”), duly executed by Seller and the other members of the Seller Group party thereto;
(ii)    A Manufacturing Services Agreement in substantially the form attached hereto as Exhibit B (the “Kunshan MSA”), duly executed by Seller and the other members of the Seller Group party thereto;
(iii)    A Manufacturing Services Agreement in substantially the form attached hereto as Exhibit C (the “Czestochowa MSA”), duly executed by Seller and the other members of the Seller Group party thereto;
(iv)    A Supply Agreement in substantially the form attached hereto as Exhibit D (the “Auburn Supply Agreement”), duly executed by Seller and the other members of the Seller Group party thereto;
(v)    A duly executed certificate of non-foreign status of the type described in Treasury Regulation Section 1.1445-2(b)(2), from Seller;
(vi)    Evidence, in form and substance reasonably satisfactory to Acquiror, that any Security Interests (other than Permitted Encumbrances) affecting the AVS Assets have been released; and
(vii)    An electronic copy of the Data Room.
(b)    Agreements to be Delivered by Acquiror. On the Closing Date, Acquiror will deliver, or will cause its applicable Affiliates to deliver, to Seller each Ancillary Agreement and, if applicable, each Transfer Document and countersigned document contemplated to be executed and delivered by Seller or its Affiliates, pursuant to Section 1.12(a), each duly executed by Acquiror or such Affiliate party thereto.
1.13    Conveyance of AVS Assets and Assumption of Assumed AVS Liabilities. In furtherance of the Conveyance of AVS Assets and Assumed AVS

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Liabilities provided in Sections 1.01 and 1.02, on the Closing Date, (a) Seller will execute and deliver, and will cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of Contracts and other instruments of Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Assets are located), as and to the extent reasonably necessary and in form reasonably acceptable to Acquiror, to evidence the valid and effective Conveyance of all of Seller’s and its Subsidiaries’ right, title and interest in and to the AVS Assets to Acquiror (or one or more of its Affiliates) (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment or other instrument of Conveyance will require Seller or any of its Subsidiaries to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement except to the extent required to comply with applicable local Law), and (b) Acquiror (or one or more of its Affiliates) will execute and deliver such assumptions of Assumed AVS Liabilities and other instruments of assumption (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Liabilities are located) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Assumed AVS Liabilities by Acquiror or its applicable Affiliate(s). All of the foregoing documents contemplated by this Section 1.13 will be referred to collectively herein as the “Transfer Documents.”
1.14    Withholding. Acquiror, Seller or any applicable Affiliate of either, as the case may be, will be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to such payment under all applicable Tax laws; provided, however, that to the extent practicable, the relevant payor will notify the relevant payee in writing of any required withholding at least 20 Business Days before the date of the relevant payment and will reasonably cooperate with such payee and its Affiliates (at such payee’s sole expense) in obtaining any available exemption or reduction of, or otherwise minimizing, such withholding; provided, further, that such payor will provide such payee with receipts (to the extent available) from the relevant Governmental Authority evidencing the payment of such Taxes. To the extent that amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
1.15    Potential French Valuation Adjustment. In the event that (a) the US dollar equivalent of the Estimated Contribution Value (as defined in Section 6 of Section 4.22 of the Seller Disclosure Letter of the French SPA), based on the exchange rate published by Bloomberg Professional, a service of Bloomberg L.P. or in the event Bloomberg Professional is not available then The Wall Street Journal United States Edition, as of the date of determination, plus (b) all outstanding Indebtedness of the French AVS Business (as defined in the French SPA), plus (c) all AVS Transaction Expenses (as defined in the French SPA), plus (d) the amount, if any, of the French Working Capital Deficiency, minus (e) the amount, if any, of the French Working Capital Surplus, in each case, calculated as of the date of the Reference Accounts Statement, as defined in Section 4.22 of the Seller Disclosure Letter of the French SPA (the

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“Reference Contribution Value”) is less than or, as the case may be, is more than the Base Amount set out in clause 1.05 of the French SPA in consideration for the Newco Shares (the “French Base Amount”) by more than 7 percent, the Parties undertake (i) to change the French Base Amount to make it equal to the Reference Contribution Value, (ii) to change the Base Amount in this Agreement by (1) increasing it by the difference between $66,462,000 and the Reference Contribution Value if $66,462,000 is greater than the Reference Contribution Value, or (2) decreasing it by the difference between the Reference Contribution Value and $66,462,000 if the Reference Contribution Value is greater than $66,462,000, (iii) allocating the amount of the increase or decrease described in clause (ii) above among the different jurisdictions set forth in Exhibit F (except India) on a pro rata basis with the allocation set forth in Exhibit F, and (iv) to enter into or, as the case may be, procure that their relevant Affiliates enter into, amendments to the French SPA and this Agreement (including Exhibit F) prior to Closing to reflect the agreements set forth in clauses (i), (ii) and (iii) of this Section 1.15. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement or the French SPA, the sum of the Base Amount and the French Base Amount will always equal $265,500,000. The “French Working Capital Deficiency” means the amount, if any, by which $6,000,000 exceeds the French Working Capital. The “French Working Capital Surplus” means the amount, if any, by which the French Working Capital exceeds $6,000,000. “French Working Capital” means (A) the French AVS Inventory (as defined in the French SPA), plus (B) the Accounts Receivable (as defined in the French SPA), minus (C) the Accounts Payable (as defined in the French SPA), in each case as of the date of the Reference Accounts Statement, as defined in Section 4.22 of the Seller Disclosure Letter of the French SPA.
II.    REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Acquiror as of the date hereof and as of the Closing Date that, except as set forth in writing on the corresponding section or subsection of the Seller Disclosure Letter and each other section or subsection to the extent the relevance of any such disclosure is reasonably apparent on its face:
2.01    Due Organization, Good Standing and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Seller and its Subsidiaries each have all requisite corporate power and authority to own, lease and operate their properties that will be Conveyed to Acquiror, to carry on the AVS Business as it is now being conducted and to enter into and carry out its obligations under this Agreement and/or the Ancillary Agreements to which it is, or will be at Closing, a party and to consummate the transactions contemplated hereby and thereby. Seller and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by the AVS Business that will be Conveyed to Acquiror or the nature of the AVS Business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing is not and would not, individually or in the aggregate, reasonably be expected to be material to the AVS Business or the AVS Assets, taken as a whole.

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2.02    Authorization of Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and, if applicable, its Subsidiaries, and the consummation by it and, as of the Closing, its Subsidiaries of the transactions contemplated hereby and thereby, have been or will be duly authorized and approved and no other corporate or shareholder action on the part of Seller or its Subsidiaries is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements, when executed, will be duly executed and delivered by Seller, and its Subsidiaries (to the extent it is a party thereto), and each is (or when executed will be) a valid and binding obligation of Seller and its Subsidiaries (to the extent it is a party thereto) and enforceable against Seller and its Subsidiaries (to the extent it is a party thereto) in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Law affecting the enforcement of creditors’ rights generally and by general equitable principles (such exception, the “Enforceability Exception”).
2.03    Consents and Approvals; No Violations. Assuming (a) the filings required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), are made and the waiting periods thereunder (if applicable) have been terminated or expired and (b) the Governmental Approvals set forth on Section 2.03(b) of the Seller Disclosure Letter have been obtained, the execution and delivery of this Agreement and the Ancillary Agreements by Seller and, if applicable, its Subsidiaries, and the consummation by Seller and, if applicable, its Subsidiaries of the transactions contemplated hereby and thereby do not and will not: (i) violate or conflict with any provision of their respective certificates or articles of incorporation, bylaws or code of regulations (or the comparable governing documents); (ii) violate or conflict in any material respect with any Law or Order of any Governmental Authority applicable to Seller or any of its Subsidiaries or by which any of their respective properties or assets that will be Conveyed to Acquiror as of the Closing may be bound; (iii) require any Governmental Approval; or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Security Interest upon any of the properties or assets of Seller or its Subsidiaries that will be Conveyed to Acquiror as of the Closing, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a benefit under, any of the terms, conditions or provisions of any Contract or other instrument binding upon Seller or by which any AVS Asset is or may be bound, excluding, in the case of clause (iv) above, conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Security Interests which do not or would not, individually or in the aggregate, reasonably be expected to be material to the AVS Business or the AVS Assets, taken as a whole.

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2.04    Intellectual Property; Personal Information.
(a)    Subject to the next sentence, Seller or its Subsidiary is the sole and exclusive owner of the Registered Intellectual Property being Conveyed pursuant to Section 1.04 free and clear of any Security Interests other than Permitted Encumbrances and except for such Security Interests that are not material to the AVS Business or the AVS Assets, taken as a whole, and such owner owns or has valid license to use all Registered Intellectual Property in the operation of the AVS Business as operated by Seller prior to Closing. No Included IP Asset that constitutes Intellectual Property that is registered or the patentable subject of a pending application for registration in any jurisdiction (the “Registered Intellectual Property”) is owned by more than one Person, is licensed to any third party or is subject to any material restrictions on its disclosure, ownership, license or transfer. To the Knowledge of Seller, the Contract under which any material item of Licensed Intellectual Property within the Included IP Assets is in-licensed (the “Licensed Intellectual Property”) is in full force and effect and is valid and enforceable, and none of Seller or its Subsidiaries is in material breach, violation or default under any such agreement and no event has occurred that, with notice or lapse of time or both, would constitute such a material breach, violation or default by Seller or its Subsidiaries or the other parties thereto. Seller or its Subsidiary has a valid license to use each material item of Licensed Intellectual Property in accordance with the terms of the applicable license Contract in the operation of the AVS Business as conducted by Seller prior to Closing. For each item of Registered Intellectual Property, Seller and its Subsidiaries have paid in full all annuity, maintenance and renewal payments (as applicable) related thereto, that are due prior to the Closing Date.
(b)    To the knowledge of Seller (after reasonable inquiry), the AVS Business as currently conducted by Seller and its Subsidiaries does not infringe, misappropriate or otherwise violate any Registered Intellectual Property right or other Intellectual Property right of any third party. During the past three years, no third party has made any written claim or demand or instituted any litigation against Seller or any of its Subsidiaries, or to the Knowledge of Seller, threatened the same in writing, and neither Seller nor any of its Subsidiaries has received any written notice of such a claim, demand or litigation, that (i) challenges the rights of Seller and its Subsidiaries in respect of any of the Intellectual Property utilized in the AVS Business or (ii) asserts that the operation of the AVS Business is or was infringing, misappropriating or otherwise violating the Intellectual Property rights of any third party. None of the Intellectual Property utilized in the AVS Business is subject to any outstanding Order that limits or could limit the use of such Intellectual Property in the AVS Business as currently conducted and as planned to be conducted by Seller and its Subsidiaries. To the Knowledge of Seller, no Person is engaging in any activity that infringes, misappropriates or otherwise violates any of the Included IP Assets.
(c)    All Software owned or licensed by Seller or its Subsidiaries that is material to the AVS Business (i) has not materially malfunctioned or failed within the preceding three years, and (ii) does not include any “open source” code, shareware or other Software that requires disclosure or licensing of such Software or any other

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Included IP Assets. Seller and its Subsidiaries have used commercially reasonable efforts in accordance with industry practices to ensure that all Software owned or licensed by Seller or its Subsidiaries that is material to the AVS Business does not contain any virus, routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or Software.
(d)    Seller and its Subsidiaries have used commercially reasonable efforts in accordance with industry practices to safeguard and maintain the confidentiality of the Trade Secrets and other confidential information owned by or in the possession of Seller and used or held for use in connection with the AVS Business. Seller and its Subsidiaries have used applicable industry standards to maintain all personal information in a manner consistent with its privacy policies and applicable Law.
(e)    To the knowledge of Seller (after reasonable inquiry), there has been no unauthorized access, use, intrusion, or breach of security, or material failure, breakdown, performance reduction, or other adverse event affecting the Seller’s and its Subsidiaries’ IT Systems used or held for use in connection with the AVS Business. Seller and its Subsidiaries have taken commercially reasonable actions, consistent with applicable industry practices, to protect the integrity and security of the Seller’s and its Subsidiary’s IT Systems and the data and other information stored or process thereon.
(f)    Seller and its Subsidiaries have entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property material to the AVS Business during the course of employment or engagement with Seller or its Subsidiaries whereby such employee or independent contractor (i) acknowledges Seller’s or its Subsidiary’s exclusive ownership of all Included IP Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Seller or its Subsidiary, and (ii) grants to Seller or its Subsidiaries a present, assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property in the Included IP Assets.
2.05    Litigation. There are no Actions in respect of which Seller has been duly served with a complaint or otherwise given written notice (or to the Knowledge of Seller, oral notice) that is pending against or affecting Seller or any of its Subsidiaries or, to the Knowledge of Seller, threatened against Seller or any of its Subsidiaries (or any of their respective properties, rights or franchises), at Law or in equity, or before or by any Governmental Authority or any arbitrator or arbitration tribunal that are or would reasonably be expected to be, individually or in the aggregate, material to the AVS Business or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby. Neither Seller nor any of its Subsidiaries is subject to any Order applicable to the AVS Business, other than any Order generally applicable to the businesses in which the AVS Business operates, that would reasonably be expected to affect, in any material respect, individually or in the aggregate, the AVS Business.

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2.06    Compliance With Laws; Required Approvals; Recalls.
(a)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the AVS Business or the AVS Assets, taken as a whole, Seller is not in violation of, has not since, January 1, 2015, violated, and to the Knowledge of Seller, is not under investigation with respect to and has not been threatened in writing to be charged with or given written notice of any violation of, any applicable Law relating to the AVS Assets or the conduct of the AVS Business.
(b)    Seller and its Subsidiaries hold all Government Approvals required for the operation of the AVS Business as such business is currently being conducted (collectively, the “Required Approvals”), except where the failure to possess such Required Approvals would not be, individually or in the aggregate, material to the AVS Business or the AVS Assets, taken as a whole. Section 2.06(b) of the Seller Disclosure Letter contains a list of all material Required Approvals, together with the name of the Governmental Authority issuing such Required Approval. The Required Approvals are in full force and effect, and transferable. Seller and its Subsidiaries are not in default in any material respect under, and, to the Knowledge of Seller, no condition exists that with notice or lapse of time or both would constitute a default in any material respect under, the Required Approvals. Except as set forth on Section 2.06(b) of the Seller Disclosure Letter, none of the Required Approvals will lapse, terminate, expire or otherwise be impaired as a result of the consummation of the transactions contemplated hereby or by the Ancillary Agreements.
(c)    There has not been, during the past five years, (i) any recall or post-sale warning applicable in general to any product sold by the AVS Business (and not to product returns on a case-by-case basis) conducted by or on behalf of the AVS Business, (ii) any claim of personal injury, economic damages or for injunctive relief in connection with any product sold by the AVS Business or (iii) any notice or allegation in writing (or, to the Knowledge of Seller, oral allegation) from any Person that there is any hazard or defect in design, materials, manufacture or workmanship relating to any product manufactured, distributed or sold by the AVS Business that would, individually or in the aggregate, reasonably be expected to be material to the AVS Business or the AVS Assets, taken as a whole.
(d)    Except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the AVS Business or the AVS Assets, taken as a whole, all products and goods developed, manufactured, sold, licensed or delivered by the AVS Business and all services rendered by the AVS Business during the past five years have been in conformity with all applicable commitments under the AVS Contracts, all applicable express and implied warranties, and all applicable safety standards. To the Knowledge of Seller, there is no design defect with respect to any such product.

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2.07    Contracts.
(a)    Section 2.07 of the Seller Disclosure Letter contains a list of each AVS Contract as of the date of this Agreement, in each case that is (collectively, whether or not scheduled, the “AVS Material Contracts”):
(i)    a lease, sublease or similar Contract with any Person under which Seller or any of its Subsidiaries is a lessor or sublessor of, or makes available for use to any Person, any AVS Facility;
(ii)    a lease, sublease or similar Contract with any Person under which (A) Seller or any of its Subsidiaries is a lessee of or uses any material machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) Seller or any of its Subsidiaries is a lessor or sublessor of, or makes available for use by any Person, any material tangible personal property owned or leased by Seller or its Subsidiaries, in any such case which has an aggregate future liability or receivable, as the case may be, in excess of $500,000 in any calendar year and is not terminable by Seller or such Subsidiary by notice of not more than 60 calendar days without penalty;
(iii)    a license or sublicense agreement under which Seller or any of its Subsidiaries is licensee or licensor, or sub-licensee or sub-licensor of any material Intellectual Property used in the AVS Business (other than any shrink wrap or other Software that is generally commercially available and not customized);
(iv)    a Contract, other than between or among members of the Seller Group, for the sale of any material AVS Asset or collection of AVS Assets that are material in the aggregate, other than Contracts entered into in the Ordinary Course that provide for the sale of inventory (including any finished goods or work-in-process) or obsolete equipment;
(v)    (A) a Contract involving the payment of more than $1,000,000 relating primarily to the AVS Business for the purchase of materials, supplies, goods, services, equipment or other assets and that is not terminable at will by Seller or any of its Subsidiaries (or a purchaser of the AVS Business following the Closing) on less than 60 calendar days’ notice without penalty, or (B) a Contract relating to a program or project with a customer where the relevant program or project involves the payment of more than $2,000,000 to or from such customer;
(vi)    a Contract relating to any Indebtedness to a third party (whether incurred, assumed, guaranteed or secured by an Asset) that individually is in excess of $1,000,000;
(vii)    a settlement or compromise of any suit, claim, proceeding or dispute relating to the AVS Business that would materially and adversely impact the AVS Business at or following the Closing;

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(viii)    a Contract establishing or providing for any partnership, strategic alliance, joint venture or material collaboration with respect to the AVS Business;
(ix)    any agency, dealer, sales representative, marketing or other similar Contract with respect to the AVS Business;
(x)    any option, license, franchise or similar Contract with respect to the AVS Business;
(xi)    any AVS Contract that limits the freedom of Seller to compete in the AVS Business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any AVS Asset or which would so limit the freedom of a purchaser of the AVS Business or any of its Affiliates;
(xii)    any agreement with or for the benefit of any Affiliate of Seller (other than any AVS Business Employee); and
(xiii)    any other Contract not made in the Ordinary Course that is material to the AVS Business.
(b)    Each AVS Material Contract is valid, binding and in full force and effect and is enforceable by and against Seller or one of its Subsidiaries in accordance with its terms. Each of Seller and its Subsidiaries has performed all obligations required to be performed by it to date under the AVS Material Contracts to which it is a party and is not (with or without the lapse of time or the giving of notice, or both) in breach of or default thereunder in any material respect and, to the Knowledge of Seller, no other party to any AVS Material Contract is in breach of or default thereunder in any material respect.
(c)    Seller has made available to Acquiror a true and correct copy of each AVS Material Contract.
2.08    Customers and Suppliers. Section 2.08 of the Seller Disclosure Letter sets forth a complete and accurate list of (i) the names of the three largest customers of the AVS Business (measured by aggregate billings) during the fiscal year ended on December 31, 2017, and (ii) the names of the 10 largest suppliers of materials, products or services to the AVS Business (measured by the aggregate amount purchased by the AVS Business) during the fiscal year ended on December 31, 2017. Each of the material suppliers set forth on Section 2.08 of the Seller Disclosure Letter are single-source suppliers. Except as set forth on Section 2.08 of the Seller Disclosure Letter, as of the date hereof, neither Seller nor any of its Subsidiaries has received any notification from any customer or supplier whose name appears on Section 2.08 of the Seller Disclosure Letter that such customer or supplier has terminated or intends to terminate its business relationship with the AVS Business.

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2.09    Employees and Employee Benefits.
(a)    Section 5.01 of the Seller Disclosure Letter indicates, as of the date of this Agreement, (i) a list of each In-Scope Employee and (ii) with respect to each In-Scope Employee, each such employee’s employee identification number, full- or part-time status, exempt or non-exempt status under the Fair Labor Standards Act (if applicable), title, current base salary or hourly wage rate, target bonus percentage of annual base salary, employment site, credited service date, and employment status (active or contingent); provided, that such information will only be provided with respect to an In-Scope Employee to the extent such information may be provided without violating any Laws, rules, or regulations, whether relating to the transfer or disclosure of personally identifiable information, data privacy or otherwise.
(b)    Seller has made available to Acquiror, in each case, to the extent the In-Scope Employees participate in such Compensation and Benefit Plans: (i) copies or summaries of all material Compensation and Benefit Plans (including any material amendments thereto), (ii) the most recent summary plan description, if any, required under ERISA with respect to each material Compensation and Benefit Plan; and (iii) the most recent IRS determination or opinion letter issued with respect to each Compensation and Benefit Plan. None of the Compensation and Benefit Plans are a “registered pension plan” (as defined in the Income Tax Act (Canada)) or a “retirement compensation arrangement” (as defined in the Income Tax Act (Canada)) and neither Seller, nor any of its Affiliates or Subsidiaries has contributed to or assumed an obligation to contribute to any pension scheme in Canada that contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada).
(c)    Except as set forth on Section 2.09(c) of the Seller Disclosure Letter, (i) there has not been any labor strike, work stoppage or lockout with respect to the AVS Business, or, to the Knowledge of the Seller, has any labor strike, work stoppage or lockout been threatened with respect to the AVS Business, (ii) Seller has not received written notice of any unfair labor practice charges against the AVS Business that are pending before the National Labor Relations Board or any similar state, local or foreign Governmental Authority, or, to the Knowledge of the Seller, has any unfair labor practice charges against the AVS Business been threatened and (iii) Seller has not received written notice of any suits, actions or other proceedings in connection with the AVS Business that are pending before the Equal Employment Opportunity Commission or any similar state, local or foreign Governmental Authority responsible for the prevention of unlawful employment practices, including under applicable employment standards occupational health and safety, pay equity, employment equity, labor relations, workers compensation, and human rights Laws, or, to the Knowledge of the Seller, have any suits, actions or other proceedings in connection with the AVS Business been threatened, except, in the case of each of clauses (i), (ii) and (iii) above, for any such matters that have not been and would not reasonably be expected to be, individually or in the aggregate, material to the AVS Business or the AVS Assets, taken as a whole.

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(d)    With respect to the AVS Business, Seller is in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, human rights, occupational health and safety, employment standards, pay equity, employment equity, labor relations, worker classification, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining, and the WARN Act.
(e)    To the Knowledge of the Seller, the services provided by the In-Scope Employees as of the date hereof are reasonably sufficient to conduct and operate the AVS Business in all material respects in the same manner as conducted by Seller as of the date hereof. To the Knowledge of the Seller, no officer or other key employee of the AVS Business has announced the existence of any contract, agreement or covenant purporting to restrict or prohibit their performance of duties within the AVS Business or a current intention to terminate such officer’s or key employee’s employment with the AVS Business in connection with the transactions contemplated by this Agreement or otherwise.
(f)    Neither Seller nor any of its ERISA Affiliates or, solely with respect to (iii), Affiliates, nor any of their respective predecessors, contributes to, has ever contributed to, has ever been required to contribute to, or otherwise participates in or has participated in, or in any way, directly or indirectly, has any material Liability with respect to (i) any multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code, (ii) any multiple employer plan within the meaning of Section 4063 or Section 4064 of ERISA or Section 413(c) of the Code, (iii) a Canadian multi-employer plan to which Seller or any of its Affiliates is required to contribute pursuant to a collective agreement, participation agreement, any other agreement or statute or municipal by-law and which are not maintained or administered by Seller or any of its Affiliates or (iv) any employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, in each case that could result in any Liability to Acquiror.
(g)    Section 2.09(g) of the Seller Disclosure Letter identifies each collective bargaining agreement, side agreement (published or unpublished) or other Contract with any labor organization, union or works council that applies to any In-Scope Employees. Seller has made available to Acquiror a copy of each item set forth on Section 2.09(g) of the Seller Disclosure Letter. The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, constitute or result in a breach or violation, in each case in any material respect, of a termination (or right of termination) or a default under, or the creation, increase, triggering or acceleration of any obligations or rights of any kind or result in any material changes under, or increase in compensation paid under, any Contract identified in Section 2.09(g) of the Seller Disclosure Letter.
(h)    With respect to each AVS Business Acquired Plan, (i) all contributions due from Seller or any of its Subsidiaries through the date of this Agreement have been made on or before their due date and all amounts and Liabilities have been properly accrued in accordance with the provisions of each of the AVS

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Business Acquired Plans and applicable Law as of the date of this Agreement, (ii) there are no actions, suits or claims pending (other than non-material routine claims for benefits) or, to the Knowledge of Seller, threatened with respect to such AVS Business Acquired Plan, and (iii) it complies in form and has been operated, administered, funded and invested in compliance in all material respects with its terms and all applicable Laws, in the case of each of clauses (i), (ii) and (iii) above, for which Acquiror or any of its Affiliates would have any material liability.
(i)    With respect to each AVS Business Acquired Plan, Seller has provided to Acquiror, to the extent applicable: (i) true and complete copies of all AVS Business Acquired Plans (including any material amendments thereto), (ii) the most recent summary plan description, if any, required under ERISA with respect to each AVS Business Acquired Plan; (iii) the most recent IRS determination or opinion letter issued with respect to each AVS Business Acquired Plan and (iv) true and complete copies of the most recent actuarial valuation, if applicable, and any other financial statements in respect of the AVS Business Acquired Plans. All data used by Seller to administer each AVS Business Acquired Plan has or will be provided to Acquiror in a complete and correct form. Except as set forth on Section 2.09(i) of the Seller Disclosure Letter, none of Seller or any Affiliate has any formal plan and has made no promise or commitment to create any additional benefit plans which would be considered to be a AVS Business Acquired Plan once created or to improve or change the benefits provided under any AVS Business Acquired Plan.
(j)    No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement by any AVS Business Employee, director or other service provider of the AVS Business under any Compensation and Benefit Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.
(k)    The consummation of the transactions contemplated by this Agreement alone (i) will not give rise to any liability of Acquiror under any AVS Business Acquired Plan, (ii) accelerate the time of payment or vesting or increase the amount, or require the funding, of compensation or benefits due to any In-Scope Employee or their beneficiaries or (iii) restrict the ability of Acquiror or its Affiliates to amend or terminate any AVS Business Acquired Plan at any time.
2.10    Financial Statements; Absence of Changes.
(a)    Section 2.10 of the Seller Disclosure Letter sets forth complete and correct copies of (i) the unaudited combined financial statements of the AVS Global Business (other than with respect to Sujan Cooper-Standard AVS Private Limited), including the statements of selected assets of the AVS Global Business to be sold (other than with respect to Sujan Cooper-Standard AVS Private Limited) for each of the fiscal years ending December 31, 2016 and December 31, 2017, (ii) the statements of revenues and expenses of the AVS Global Business (other than with respect to Sujan Cooper-Standard AVS Private Limited) for each of the fiscal years ending December 31,

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2016 and December 31, 2017, (iii) the unaudited combined financial statements of the AVS Global Business (other than with respect to Sujan Cooper-Standard AVS Private Limited), including the statements of selected assets of the AVS Business to be sold (other than with respect to Sujan Cooper-Standard AVS Private Limited) for the six month period ended June 30, 2018 and (iv) the statements of revenues and expenses of the AVS Business for the six month period ended June 30, 2018 (collectively, the “Financial Information”). The Financial Information has been prepared to present selected assets to be sold and to present certain income statement line items. Subject to the foregoing, the Financial Information has been prepared from, and is in accordance with, the accounting policies and procedures of Seller in all material respects (subject to the application of estimates and assumptions required to present the AVS Global Business (other than with respect to Sujan Cooper-Standard AVS Private Limited) on a stand-alone basis) which accounting policies and procedures of Seller are prepared in accordance with GAAP. All accounts, notes receivable and other receivables (other than receivables collected since December 31, 2017) reflected in the Financial Information are, and all accounts and notes receivable arising from or otherwise related to the AVS Global Business (other than with respect to Sujan Cooper-Standard AVS Private Limited) at the Closing Date will be, valid, genuine and collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful debts recorded in the Financial Information.
(b)    Since December 31, 2017, the AVS Business has been conducted in the Ordinary Course and there has not occurred any event, occurrence or condition which has been or would reasonably be expected to be, individually or in the aggregate, material to the AVS Business or the AVS Assets, taken as a whole. From December 31, 2017 until the date of this Agreement, there has not been any action taken by Seller or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Closing Date, without Acquiror’s consent, would constitute a breach of Section 4.01.
2.11    No Undisclosed Material Liabilities. There are no Liabilities of the AVS Business other than Liabilities (i) provided for in the Financial Information, (ii) disclosed on Section 2.11 of the Seller Disclosure Letter, (iii) incurred under this Agreement or the transactions contemplated hereby, (iv) incurred after June 30, 2018 in the Ordinary Course, and (v) that would not reasonably be expected to, individually or in the aggregate, be material to the AVS Business or the AVS Assets, taken as a whole.
2.12    Inventories. The inventories set forth in the Financial Information were properly stated therein at the lesser of cost or fair market value determined in accordance with GAAP, subject to any reserves recorded in the Financial Information. Since December 31, 2017, the inventories related to the AVS Business have been maintained in the Ordinary Course. All such inventories are owned free and clear of Security Interests (other than Permitted Encumbrances). All of the inventories recorded in the Financial Information consist of, and all inventories related to the AVS Business consist of, items of a quality usable or saleable in the Ordinary Course and in quantities sufficient for the normal operation of the AVS Business.

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2.13    Taxes. (a) There are no material Security Interests for Taxes on any of the AVS Assets, other than Permitted Encumbrances, (b) all material Tax Returns required to be filed (taking into account any applicable extensions) with respect to the AVS Assets or the AVS Business have been duly and timely filed, and all such Tax Returns are true and correct in all material respects, (c) all material amounts of Taxes required to be paid with respect to the AVS Assets or the AVS Business have been timely paid in full, (d) Seller and its Subsidiaries have complied in all material respects with all applicable Laws regarding the collection, withholding and remittance to the appropriate Taxing Authority of amounts required to be collected or withheld by any of them with respect to the AVS Assets, the AVS Business and the Assumed AVS Liabilities, and (e) there is no material action, suit, proceeding, investigation, audit or claim with respect to a material amount of Taxes (“Tax Proceeding”) pending or asserted in writing with respect to the AVS Assets or the AVS Business. Except for the Canadian AVS Assets, none of the AVS Assets constitute “taxable Canadian property” within the meaning of the Income Tax Act (Canada). Cooper-Standard Automotive Canada Limited is or is deemed to be a resident of Canada within the meaning of the Income Tax Act (Canada).
2.14    Broker’s or Finder’s Fee. Other than the fees of Goldman Sachs & Co. LLC, payment of which is Seller’s obligation, Seller and its Subsidiaries do not have any liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the transactions contemplated by this Agreement for which Acquiror or any of its Affiliates could become liable or obligated.
2.15    Title to Properties; Security Interests. Seller and its Subsidiaries have good and valid title to, or, if applicable, valid leasehold interests in or valid right to use, all AVS Assets, in each case, as such property is currently being used, subject to no Security Interests, except for Permitted Encumbrances.
2.16    The AVS Assets.
(a)    Except for (1) the Assets for which provision for access thereto is otherwise made in this Agreement or in the TSA, (2) the Assets that are identified in Section 2.16 of the Seller Disclosure Letter (including those Assets that are used to provide the services that are identified in Section 2.16 of the Seller Disclosure Letter), and (3) the Other Business Intellectual Property licensed to Acquiror and its Affiliates pursuant to Section 4.14, the AVS Assets constitute all of the property (including Intellectual Property) and assets owned, used or held for use by Seller or its Subsidiaries primarily in the AVS Business and are adequate to conduct the AVS Business as currently conducted; provided, however, the foregoing is subject to the limitation that the transfer, assignment, license or sublicenses, as the case may be, of certain AVS Assets, and any claim or right or benefit arising thereunder or resulting therefrom, may require consent of a Person or Governmental Authority.
(b)    The tangible AVS Assets are in good condition in all material respects, reasonable wear and tear excepted, except as would not materially adversely affect the continued production of the products of the AVS Business in the quality and

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quantity as such products are being manufactured and sold by the AVS Business as of the date of this Agreement.
(c)    There are no servers or other IT assets that are owned, used or held for use by Seller or its Subsidiaries primarily in the AVS Business that do not constitute AVS Assets.
2.17    Real Property.
(a)    Section 2.17 of the Seller Disclosure Letter sets forth a true and complete list of (i) all real property and interests in real property owned in fee by Seller or any of its Subsidiaries that is primarily used in connection with the AVS Business (the “Owned Real Property”), (ii) any real property leases or subleases to which the Seller or any of its Subsidiaries is a lessee or sublessee, and with respect to which the real property leased or subleased thereunder is used primarily in connection with the AVS Business (the “Real Property Leases” and such real property, the “Leased Real Property”) and (iii) any title insurance policies and surveys with respect to the Owned Real Property and Leased Real Property (together, the “Real Property”).
(b)    True and complete copies of all Real Property Leases have been made available to Acquiror. Each Real Property Lease is a valid and binding agreement of Seller or its Subsidiary that is a party thereto and, to the Knowledge of Seller, is in full force and effect and enforceable by Seller or such Subsidiary in accordance with its terms, except as is not, individually or in the aggregate, material to the AVS Business or the AVS Assets, taken as a whole. Seller and each of its Subsidiaries has performed, in all material respects, all obligations required to be performed by it to date under the Real Property Leases to which it is a party and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder in any material respect and, to the Knowledge of Seller, no other party is in breach or default under any such Real Property Lease in any material respect.
(c)    Seller or a Subsidiary of Seller has good, marketable fee simple title to all Owned Real Property, and such valid fee title is not subject to any Security Interests except for Permitted Encumbrances.
(d)    No parcel of Owned Real Property or Leased Real Property is subject to any Order to be sold or being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor nor, to the Knowledge of Seller, has any condemnation, expropriation or taking been proposed, except as would not be material to the AVS Business. There is no pending or, to the Knowledge of Seller, threatened, Action that would interfere with the quiet enjoyment of the Owned Real Property or the Leased Real Property.
(e)    The Real Property, and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under any applicable Law relating to the building, zoning, subdivision and other land use, except as such nonconforming use would not, individually or in the aggregate,

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reasonably be expected to be material to the AVS Business or the AVS Assets, taken as a whole.
(f)    The plants, buildings and structures included in the AVS Assets are structurally sound in all material respects and currently have access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from all such plants, buildings and structures and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case of clauses (i) and (ii) as necessary to permit the use of such plants, buildings and structures in the conduct of the AVS Business in all material respects as currently conducted. None of the plants, buildings or structures on the Real Property substantially encroaches upon real property of another Person, and no plant, building or structure of any other Person substantially encroaches upon any Real Property.
2.18    Insurance. Seller has furnished to Acquiror a list of all material insurance policies relating to the AVS Assets, the business and operations of the AVS Business and its officers and employees, in each case that are maintained on an occurrence basis. As of the date of this Agreement, there is no claim by Seller pending under any of such policies as to which coverage has been denied by the underwriters of such policies. Seller has complied in all material respects with the terms and conditions of such policies. Such policies of insurance (or other policies providing similar insurance coverage) have been in effect since January 1, 2013 and remain in full force and effect. To the Knowledge of Seller, there is no threatened termination of, or material alteration of coverage under, any of such policies. Except as set forth on Section 2.18 of the Seller Disclosure Letter, at the Closing, Seller will continue to have coverage under such policies with respect to events occurring prior to the Closing.
2.19    Anti-Bribery and Corruption; Sanctions.
(a)    Seller has conducted the AVS Business in compliance in all material respects with any Anti-Bribery Law to which it is subject, and maintains policies and procedures designed to achieve compliance therewith. None of Seller, its Subsidiaries nor, to the Knowledge of Seller, any of their respective directors, officers, employees or agents (acting in such capacity), has (i) directly or indirectly, made, authorized, offered or promised to make any unlawful payment, gift or transfer of anything of value, to or for the use or benefit of any Official, or (ii) made, authorized, offered or promised to make any unlawful bribe, rebate, payoff, influence payment, kickback or similar benefit that would violate any Anti-Bribery Law in any material respect binding on such Person or in effect in any jurisdiction in which such action is taken.
(b)    Seller has not, during the past five years, been (i) a Sanctioned Person or owned or controlled by a Sanctioned Person, or a holder of more than 10% of the equity of a Sanctioned Person, and none of its or their officers or directors are or have, during the past five years, been Sanctioned Persons, (ii) party to or facilitated any Contract, transaction, dealing or relationship (a) with or for the benefit of, or otherwise

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made available any funds or economic resources to, any Sanctioned Person, (b) involving any property of a Sanctioned Person or (c) relating to any Sanctioned Territory, in each case in relation to the AVS Business or (iii) in breach in any material respect of, or subject to any penalties under, any Economic Sanctions Law.
2.20    Environmental Matters. Except as is not, or would not reasonably be expected to be, material to the AVS Business or the AVS Assets, taken as a whole:
(a)    Insofar as it relates to the AVS Business (including Real Property), Seller and each of its Subsidiaries is in compliance with, and has met all obligations under, all Environmental Laws and any Governmental Approvals required pursuant to Environmental Law and any enforcement for past violations, non-compliance or obligations has been resolved without any ongoing or pending costs or expenses.
(b)    Since January 1, 2013, neither Seller nor any of its Subsidiaries has received any pending written Environmental Claim, no complaint has been filed, no material penalty has been assessed and no Order is pending or, to the Knowledge of Seller, threatened in writing by any Person with respect to any matters relating to the AVS Assets and/or the AVS Business and relating to or arising out of any Environmental Law.
(c)    Neither Seller nor any of its Subsidiaries has entered into or is subject to any outstanding Order under any Environmental Law regarding either the AVS Business or any Real Property.
(d)    No polychlorinated biphenyls, radioactive material, lead, asbestos-containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system is or has, in the past five years, been present at, on or under any Real Property on in any AVS Asset that requires reporting, investigation or remediation under Environmental Law.
(e)    No underground storage tank (active or inactive) is present at, on or under any Real Property on in any AVS Asset.
(f)    Since January 1, 2013, neither Seller nor any of its Subsidiaries has Released any Hazardous Materials at, on or under any Real Property that require reporting, investigation or remediation under Environmental Law.
(g)    Seller has obtained and is in compliance with all Governmental Approvals required under Environmental Laws for the AVS Assets and the AVS Business.
(h)    To the Knowledge of Seller, there has been no material environmental investigation, study, audit, test, review or other analysis conducted in relation to any AVS Asset since January 1, 2013, which has not been delivered or made available to Acquiror prior to the date of this Agreement.

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2.21    No Other Representations or Warranties. Except for the representations and warranties of Seller expressly set forth in Article II and the Ancillary Agreements, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller or any of its Subsidiaries with respect to the AVS Assets, the AVS Business, the transactions contemplated by this Agreement and the Ancillary Agreements or the accuracy or completeness of the information concerning the AVS Business provided by Seller or any of its Subsidiaries.
III.    REPRESENTATIONS AND WARRANTIES OF ACQUIROR
Acquiror hereby represents and warrants to Seller as of the date hereof and as of the Closing Date that, except as set forth in writing on the corresponding section or subsection of the Acquiror Disclosure Letter and each other section or subsection to the extent the relevance of any such disclosure is reasonably apparent on its face:
3.01    Due Organization, Good Standing and Corporate Power.
(a)    Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE.
(b)    Acquiror is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE.
3.02    Authorization of Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Acquiror, and the consummation by Acquiror of the transactions contemplated hereby and thereby, have been duly authorized and approved by its board of directors, and no other corporate or stockholder action on the part of Acquiror is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and the Ancillary Agreements, when executed, will be, duly executed and delivered by Acquiror and, to the extent it is a party thereto, each is (or when executed will be) a valid and binding obligation of Acquiror enforceable against Acquiror in accordance with its terms, subject to the Enforceability Exception.
3.03    Consents and Approvals; No Violations. Assuming that (a) the filings required under the HSR Act are made and all applicable waiting periods thereunder have been terminated or expired and (b) the Governmental Approvals set forth on Section 2.03(b) of the Seller Disclosure Letter have been obtained, the execution and delivery of this Agreement and the Ancillary Agreements by Acquiror and the

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consummation by Acquiror of the transactions contemplated hereby and thereby do not and will not: (i) violate or conflict with any provision of its certificate of incorporation or bylaws (or the comparable governing documents); (ii) violate or conflict with any Law or Order of any Governmental Authority applicable to Acquiror or by which any of its properties or assets may be bound; (iii) require any Governmental Approval; or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Security Interest upon any of the properties or assets of Acquiror or its Subsidiaries, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a benefit under, any of the terms, conditions or provisions of any Contract or other instrument binding upon Acquiror, excluding, in the case of clause (iv) above, conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Security Interests which do not or would not, individually or in the aggregate, reasonably be expected to be material to the business of Acquiror.
3.04    Broker’s or Finder’s Fee. Neither Acquiror nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements for which Seller or any of its Subsidiaries could become liable or obligated.
3.05    Financing.
(a)    Acquiror will have as of the Closing funds available sufficient to enable it to consummate the transactions contemplated hereby including sufficient funds for the satisfaction of the payment of the Purchase Price, and all fees and expenses reasonably expected to be incurred by Acquiror in connection herewith.
(b)    As of the Closing and immediately after consummating the transactions contemplated by this Agreement, Acquiror and its consolidated Subsidiaries taken as a whole will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured) or (ii) have incurred or plan to incur debts beyond its ability to repay such debts as they become absolute and matured.
(c)    For the avoidance of doubt, Acquiror hereby expressly acknowledges that its obligations hereunder are not subject to the availability of any financing.
3.06    Litigation. There are no Actions pending against or affecting Acquiror or any of its Subsidiaries or, to the Knowledge of Acquiror, threatened against Acquiror or any of its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any Governmental Authority or any arbitrator or arbitration

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tribunal, that have had or would reasonably be expected to have, individually or in the aggregate, an Acquiror MAE. Neither Acquiror nor any of its Subsidiaries is subject to any Order that has had or would reasonably be expected to have, individually or in the aggregate, an Acquiror MAE.
3.07    No Other Representations or Warranties; Acknowledgement by Acquiror.
(a)    Except for the representations and warranties of Acquiror expressly set forth in Article III and the Ancillary Agreements, neither Acquiror nor any other Person makes any other express or implied representation or warranty on behalf of Acquiror or any of its Subsidiaries with respect to Acquiror or the transactions contemplated by this Agreement and the Ancillary Agreements.
(b)    Acquiror acknowledges that, except as provided herein, neither Seller nor any of its Subsidiaries nor any other Person acting on their behalf will have or be subject to any Liability or indemnification obligation to Acquiror or any other Person acting on its behalf resulting from the distribution in written or oral communication to Acquiror, or use by Acquiror of, any information, documents, projections, forecasts or other material made available to Acquiror, confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement and the Ancillary Agreements.
IV.    COVENANTS
4.01    Conduct of AVS Business Pending the Closing.
(a)    Except as expressly provided by this Agreement or any Ancillary Agreement, as set forth on Section 4.01 of the Seller Disclosure Letter or as expressly consented to in writing by Acquiror, between the date of this Agreement and the Closing, Seller will, and will cause each of its Subsidiaries to, conduct the AVS Business in the Ordinary Course and use Commercially Reasonable Efforts to (i) preserve intact the present business organization of the AVS Business, (ii) maintain in effect all of foreign, federal, state and local licenses, permits, Consents, franchises, approvals, authorizations and other Governmental Approvals relating to the AVS Business, (iii) keep available the services of the directors, officers and key employees of the AVS Business (provided, that directors, officers and key employees will be deemed to be third-parties for purposes of this Section 4.01), (iv) maintain the material business relationships of the AVS Business with customers, suppliers, manufacturers and others with whom the AVS Business deals in the Ordinary Course and (v) maintain the goodwill and reputation of the AVS Business, including through advertising, marketing and promoting the products of the AVS Business in the Ordinary Course.
(b)    Without limiting the generality of Section 4.01(a), and except as otherwise expressly provided in this Agreement, as set forth on Section 4.01 of the Seller Disclosure Letter or as expressly consented to in writing by Acquiror, Seller will not, nor will it permit any of its Subsidiaries to:

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(i)    (A) sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or authorize the sale, pledge, disposition, grant, transfer, lease, guarantee or encumbrance of or Security Interest on any Assets that are (or would otherwise be) AVS Assets, other than any sale of inventory (including any finished goods or work-in-process) or obsolete equipment in the Ordinary Course or (B) move any material Assets located at the AVS Facilities out of the AVS Facilities (provided, that such move will not affect whether or not an Asset is an AVS Asset) or otherwise make material changes to the operation of the AVS Business, other than in the Ordinary Course;
(ii)    (A) acquire (including by merger, consolidation or acquisition of stock or assets), directly or indirectly, any interest in any Person or any division thereof or any material assets, securities, properties or interests that would be AVS Assets, in a single transaction or a series of related transactions, other than in the Ordinary Course or (B) other than Liabilities that would not be included in the Assumed AVS Liabilities, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money;
(iii)    make any loans, advances to, or investments in, any other Person with respect to the AVS Business, other than in the Ordinary Couse;
(iv)    commit to any capital expenditures with respect to the AVS Business, except for (A) those contemplated by the capital expenditure budget made available to Acquiror prior to the date of this Agreement or (B) unbudgeted capital expenditures not exceeding $100,000 individually or $500,000 in the aggregate;
(v)    in the case of each of the following to the extent it relates solely to the AVS Assets or the AVS Business, (A) make any material change in financial accounting or Tax reporting or accounting principles, methods or policies, except as required by a change in GAAP, (B) make, change or revoke any Tax election or method of accounting on which Tax reporting is based, (C) amend any Tax Return, (D) settle any Tax Proceeding, or (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) or file any request for rulings or special Tax incentives with any Taxing Authority if, in any such case, such action or actions, individually or in the aggregate, would reasonably be expected to materially increase the Tax obligations of Acquiror or any of its Affiliates following the Closing;
(vi)    (A) adopt, amend or terminate any collective bargaining agreement or Compensation and Benefit Plan to the extent relating to any AVS Business Employee, except as may be required by applicable Law or pursuant to the terms of any Compensation and Benefit Plan in effect on the date hereof, (B) materially increase the salaries, wage rates, target bonus opportunities or equity

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based compensation of AVS Business Employees, except in the Ordinary Course as applicable generally to Seller Group employees in the relevant jurisdictions, in connection with promotions or the annual merit review process or as required to comply with applicable Law or the terms of any Compensation and Benefit Plan in effect on the date hereof, (C) hire any new, or terminate (other than for cause) any existing, AVS Business Employees, except in the Ordinary Course and to the extent relating to AVS Business Employees holding a title of “Manager” or below, (D) transfer any AVS Business Employee outside the AVS Business, or, except in the Ordinary Course to the extent required to fill a vacancy for the position of “Manager” or below for the AVS Business, transfer any employees into the AVS Business such that they would become AVS Business Employees, or (E) adopt, amend or terminate any third party vendor service agreements related to any and all Compensation and Benefit Plans to the extent that it relates to AVS Business Employees and so far as it relates to Acquiror’s continuation obligations under Article V hereof;
(vii)    amend, modify, assign, terminate (partially or completely), grant any waiver or release under or give any consent with respect to, or enter into any agreement to amend, modify, assign, terminate (partially or completely), grant any waiver or release under or give any consent with respect to, any of the AVS Material Contracts or enter into any Contract that if in effect on the date hereof would be an AVS Material Contract other than in the Ordinary Course;
(viii)    enter into any agreement or arrangement that (i) limits or otherwise restricts in any material respect the conduct of the AVS Business or that would reasonably be expected to, after the Closing, limit or restrict in any material respect the AVS Business, or Acquiror or any of its Affiliates, from engaging in or competing in any line of business, in any location or with any Person or (ii) imposes any material “most favored nation”, exclusivity, take or pay or other similar clauses on the AVS Business, or a purchaser of the AVS Business or any of its Affiliates;
(ix)    enter into any agreement that would require the consent of any counterparty thereto to the assignment thereof in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, other than in the Ordinary Course;
(x)    incur, assume, guarantee or become responsible for any Indebtedness or make or forgive any loans or advances, or capital contributions to or investments in, any other Person, except as would not affect Acquiror’s conduct of the AVS Business following the Closing;
(xi)    license, grant any rights to or transfer any of the Included IP Assets, other than grants of non-exclusive licenses to customers of the AVS Business in the Ordinary Course;

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(xii)    fail to maintain in full force and effect any material insurance policy with respect to the AVS Business maintained on an occurrence basis, except in connection with the replacement thereof with a substantially similar policy, or materially reduce or permit to be materially reduced the amount of any insurance coverage provided thereunder;
(xiii)    enter into any settlement, or offer or propose to enter into any settlement with respect to (A) any material litigation, investigation, arbitration, proceeding or other claim involving the AVS Business or (B) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby other than any litigation or proceeding that is settled by a payment made solely by Seller or a member of the Seller Group; or
(xiv)    agree, resolve or commit, in writing or otherwise, to take any of the foregoing actions.
(c)    Except as expressly consented to in writing by Acquiror and subject to Section 4.01(b)(iv), Seller will, and will cause its Subsidiaries to, between the date of this Agreement and the Closing, operate the AVS Business in all material respects in accordance with the capital expenditure budget made available to Acquiror prior to the date of this Agreement.
4.02    Efforts to Close; Further Assurances; Antitrust Clearance.
(a)    In addition to the actions specifically provided for elsewhere in this Agreement or in any Ancillary Agreement, each of the Parties will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) their Commercially Reasonable Efforts, prior to, at and after the Closing Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or Contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including, if applicable, forming legal entities and opening bank accounts; provided, however, that (i) Seller will not be required to make any payments, incur any Liability, or offer or grant any accommodation (financial or otherwise) to any third party in connection with obtaining any Consent and (ii) Seller will not be required to offer or agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Closing any Assets, licenses, operations, rights, products lines, business or interests therein of Seller or any of its Affiliates or agree to make any material changes or restriction on, or other impairment of Seller’s or Affiliates’ ability to own, operate or exercise rights in respect of, such Assets, licenses, operations, rights, products lines, business or interests therein.
(b)    Seller and Acquiror will comply fully with all applicable notification, reporting and other requirements of applicable Law and Governmental Authorities. Seller and Acquiror, as soon as practicable after the date of this Agreement (and in any event within 15 Business Days), will file the required notifications with the appropriate Governmental Authorities pursuant to and in compliance with the HSR Act, and will, as

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soon as reasonably practicable, make any other required filings under Antitrust Laws in accordance with Section 4.02(b) of the Seller Disclosure Letter. Seller and Acquiror will timely file any additional information reasonably requested by any Governmental Authority.
(c)    Subject to the limitations set forth in Sections 4.02(a), 4.02(b) and 4.02(d), Seller and Acquiror will each use Commercially Reasonable Efforts to obtain, or terminate, as the case may be, as soon as practicable, the Governmental Approvals that may be or become necessary for the performance of its obligations under this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and will cooperate fully with each other in promptly seeking to obtain or terminate such Governmental Approvals, all such actions to be effective as of the Closing. Acquiror and Seller will cooperate in connection with the antitrust defense of the transactions contemplated hereby in any investigation or litigation by, or negotiations with, any Governmental Authority or other Person relating to the transactions contemplated hereby or regulatory filings under applicable Antitrust Laws. Without limiting the foregoing and subject to applicable legal limitations and the instructions of any Governmental Authority, each of Seller and Acquiror agrees to (i) cooperate and consult with each other, (ii) furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party and/or any Governmental Authority with respect to such transactions; provided, that such material may be redacted as necessary to comply with contractual arrangements or address good faith legal privilege or confidentiality concerns (so long as a non-redacted version is provided to external counsel upon request and such external counsel will not be permitted to provide such non-redacted material to its client under any circumstance unless explicitly permitted to do so by a Governmental Authority or the supplying party), (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining the necessary approvals for the transactions contemplated by this Agreement, and (v) not participate in any meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated hereby unless, to the extent reasonably practicable, and to the extent not prohibited by such Governmental Authority, it gives the other party the opportunity to attend and observe.
(d)    In furtherance and not in limitation of the covenants contained in Section 4.02(c) or any other provision hereof, Acquiror will offer to take (and if such offer is accepted, commit to take) all necessary steps to eliminate impediments under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby so as to permit such transactions to be consummated as promptly as practicable and to prevent the entry of any Order (or if such Order is so entered in the United States, to eliminate such Order or otherwise cause it to be satisfied or cease to be a restraint on such transactions) sought by any Governmental Authority or private Person under any Antitrust Law that would result in the failure of any

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condition to the obligations of the Parties to consummate the transactions contemplated hereby to be satisfied; provided, that any such Order is not as a result of the Seller’s failure to comply with any covenant herein. Notwithstanding anything in this Agreement to the contrary, in no event will Acquiror nor any of its Affiliates be obligated to (i) initiate litigation in any jurisdiction outside the United States to challenge the entry of an Order issued by any competition authority outside of the United States or (ii) propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, lease, license, transfer, disposal or encumbrance to accept any operational restriction, or take any other action that, in the reasonable judgment of Acquiror, could be expected to limit the right of Acquiror or its Affiliates to own or operate all or any portion of their respective businesses or Assets (including the AVS Business or any of the AVS Assets).
4.03    Public Announcements. Seller and Acquiror agree that the timing and content of all press releases or public announcements regarding any aspect of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby to the financial community, government agencies or the general public will be mutually agreed upon in advance by the Parties (which consent will not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, each Party may make any such announcement which it in good faith believes, based on advice of counsel, is required by Law or any listing agreement with any national securities exchange to which such Party is subject; provided, that such Party will consult with and agree on the language of any such announcement with the other Party prior to any such announcement to the extent practicable, and will in any event promptly provide the other Party with copies of any such announcement.
4.04    Notification of Certain Matters. Each of Seller and Acquiror will give prompt written notice to the other of (a) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) any Action commenced or threatened in writing against, relating to or involving or otherwise affecting it or any of its Affiliates that relate to the consummation of the transactions contemplated hereby and (c) any change that is reasonably expected to have, individually or in the aggregate, an AVS Business MAE or reasonably expected to have, individually or in the aggregate, an Acquiror MAE, as the case may be; provided, that the delivery of any notice pursuant to this Section 4.04 will not limit or otherwise affect the remedies available hereunder to the Party receiving that notice.
4.05    Access; Governmental Approvals.
(a)    From the date hereof to the Closing, to the extent permitted by Law, Seller will (i) allow Acquiror and its Representatives reasonable access, during normal business hours and upon reasonable prior written notice, to the books, records, files, correspondence, audits and properties of the AVS Business, or otherwise pertaining to the business and affairs of the AVS Business including as to matters that might arise outside the Ordinary Course, (ii) furnish to Acquiror and its Representatives such financial and operating data and other information relating to the AVS Business as such

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Persons may reasonably request (so long as Seller maintains such information in the Ordinary Course) and (iii) instruct the Representatives and employees of the Seller Group to co-operate with Acquiror and its Representatives in their reasonable investigation of the AVS Business; provided, however, that notwithstanding the provision of information by Seller or investigation by Acquiror (a) Seller will not be deemed to make any representation or warranty except as expressly set forth in this Agreement and (b) such provision of information or investigation will not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement. Notwithstanding the foregoing, (A) Seller will not be required to provide any information which, in the reasonable judgment of counsel to Seller, it may not provide to Acquiror by reason of applicable Law (including any information in confidential personnel files) or which would jeopardize attorney/client privilege; provided, that if any information is so prohibited to be provided, Seller will use Commercially Reasonable Efforts to take those actions reasonably necessary so that Seller is able to provide such information to Acquiror as promptly as possible (including by seeking waivers from third parties to permit the disclosure of such information), (B) Seller will not be required to provide access to any performance review materials or any information from personnel files that relates to an employee’s participation in bonus plans and similar incentive compensation arrangements (other than individual bonus opportunities based on target bonus as a percentage of base salary), (C) Seller will not be required to provide access to any of its properties in a manner that will result in damage to such property or unreasonably disrupt the operation of the AVS Business or for the purpose of performing any onsite procedure or investigation (including any Phase II or other onsite environmental investigation or study), without Seller’s written consent (which Seller may grant or deny in its discretion), (D) Seller will not be required to provide access to information to the extent doing so would require Seller or any of its Subsidiaries to breach any contractual obligation applicable to Seller or any of its Subsidiaries, and (E) Seller will not be required to provide access to information to the extent relating to the AVS Business sale process, bids received or information and analysis relating to such bids. Acquiror acknowledges that such books and records, data and other information may be provided by Seller in a manner consistent with the information provided to Acquiror prior to the date hereof and that such investigation will be conducted in such manner as not to unreasonably interfere with the conduct of the business of Seller and its Affiliates.
(b)    Acquiror agrees that prior to the Closing it will not, and will cause its respective Representatives not to, use any information obtained pursuant to this Section 4.05 or Section 4.06 for any purpose unrelated to this Agreement and the Ancillary Agreements. All information provided by a Party to the other Party under this Agreement will prior to the Closing be kept confidential to the same extent as would be applicable if it were “Confidential Information” for the purposes of the Confidentiality Agreement, and the Confidentiality Agreement was still in effect. Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of Seller (which consent will not be unreasonably withheld, delayed or conditioned), Acquiror will not contact any employees or any vendors to, or customers of Seller, or any of its Affiliates regarding this Agreement or the transactions contemplated hereby; provided, that, for the avoidance of doubt, nothing in this Section

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4.05(b) will prohibit Acquiror or any of its Affiliates or any of its or their respective Representatives from taking any action in the Ordinary Course unrelated to this Agreement and the transactions contemplated hereby.
(c)    To the extent any Required Approval is not transferred to Acquiror at the Closing, and solely to the extent permitted by applicable Law, Seller will, prior to the Closing and for a period of one year thereafter, use Commercially Reasonable Efforts to assist Acquiror (at Acquiror’s sole expense) in obtaining such replacement Governmental Approvals.
4.06    Integration Planning.
(a)    Promptly following the date of this Agreement, the Parties will use their Commercially Reasonable Efforts to (i) identify and agree to the actions or activities which are required to achieve the efficient separation and migration of the AVS Assets (including information technology systems, payroll, human resources and other operational processes) to Acquiror or to a third party successor provider (the “Integration”) in accordance with the terms of this Agreement (including the principles set forth in Exhibit E) and (ii) promptly agree on a plan to achieve the Integration (the “Integration Plan”), in each case, in accordance with the process described in Sections 4.06(b) and 4.06(c) below. The objective of the Parties is that any mutually agreed Integration Plan is designed to achieve the Integration, following Closing, with minimal disruption to the Parties’ respective businesses and any mutually agreed Integration Plan is expected to contain (a) a timeline for Acquiror’s plan to achieve the Integration, (b) safeguards to be implemented by both Parties to ensure minimal disruption to their respective businesses (including relationships with third parties) and (c) the respective responsibilities of each Party in executing the activities set out in such Integration Plan. Seller acknowledges that Acquiror and its Subsidiaries may require certain data and access to Seller’s and/or its Affiliates’ systems in a testing environment to be provided to them prior to the Closing Date, and subject to applicable Law, Seller’s bona fide compliance policies and Contractual obligations, any Integration Plan is expected to include provisions regarding the furnishing of such data and access to such systems to the extent reasonably available without significant disruption to the operation of the AVS Business or the business of Seller or any of its Subsidiaries. Notwithstanding anything to the contrary in this Agreement or the Ancillary Agreements, the Parties agree that the terms of any Integration Plan will in no event contravene the terms of this Agreement or applicable Law. The Parties will put in place appropriate confidentiality and information sharing protections for the period prior to Closing in accordance with applicable Law and their respective internal compliance and control procedures.
(b)    Within ten Business Days following the date of this Agreement, the Parties will (i) establish a joint steering committee with responsibility for overseeing the development and implementation of the Integration Plan and delivery of the services pursuant to the TSA (the “Joint Steering Committee”) and (ii) appoint a project leader with overall responsibility for developing a mutually agreed Integration Plan and managing the provision and receipt of services pursuant to the TSA (each a “Project Lead”). The Joint Steering Committee will meet on a monthly basis from the date of its

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formation until the Closing Date, and thereafter for the duration of the TSA. The Project Leads will meet on a weekly basis from the date of their identification until the Closing Date, and thereafter for the duration of the TSA. The Parties will put in place appropriate confidentiality and information sharing protections for the period prior to Closing in accordance with applicable Law and their respective internal compliance and control procedures.
(c)    Promptly following the appointment of the Joint Steering Committee and the Project leads in accordance with Section 4.06(b), the Parties will collaborate with the intent to develop a mutually acceptable Integration Plan. The Parties will discuss and comment on drafts of the Integration Plan, and will cooperate in providing information about their respective information technology systems, operational processes, services and facilities reasonably required to enable the effective development of the Integration Plan (in each case subject to compliance with applicable Law, existing contractual obligations and their respective internal compliance and control procedures).
(d)    As soon as reasonably practicable following the date of this Agreement, subject to applicable Law and Section 4.05(b), Seller will deliver to Acquiror the information set forth on Section 4.06(d) of the Seller Disclosure Letter.
4.07    Agreement for Exchange of Information.
(a)    Generally.
(i)    Except as otherwise provided in the TSA, each Party, on behalf of its respective Group, will provide, or cause to be provided, to the other Party’s Group, at any time after the Closing Date and until the sixth anniversary of the Closing Date, as soon as reasonably practicable after written request therefor, copies of any Shared Information in its possession or under its control. Each of Seller and Acquiror agree to make their respective personnel available during regular business hours to discuss the Information exchanged pursuant to this Section 4.07.
(ii)    Each Party will provide to the other such Information as the other may from time to time reasonably request in order to prepare its financial statements and satisfy its public reporting obligations, including such information as such Party may reasonably request and is known or reasonably available upon due inquiry to the other Party with respect to Assumed AVS Liabilities for which Seller is directly or contingently liable or Liabilities for which Acquiror is directly or contingently liable. For the avoidance of doubt, Information with respect to the category of such Liabilities and the annual future payments over the minimum contract term and any renewal terms will be deemed reasonable requests by a Party.
(iii)    Prior to the Closing, each Party will take measures that it determines in good faith to be appropriate to ensure that any competitively

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sensitive Shared Information from one Party is not disclosed to the other Party’s personnel involved in a competing business.
(b)    Ownership of Information. Any Information owned by a Party that is provided to the other Party pursuant to this Section 4.07 remains the property of the Party that owned and provided such Information. Each Party will, and will cause members of their respective Groups to, remove and destroy any hard drives or other electronic data storage devices from any computer or server that is reasonably likely to contain Information that is protected by this Section 4.07 and that is transferred or sold to a third party or otherwise disposed of in accordance with Section 4.07(c), to the extent reasonably practicable and unless required by Law or bona fide document retention policies to retain such materials.
(c)    Record Retention. Each Party agrees to use its Commercially Reasonable Efforts to retain all Information that relates to the operations of the AVS Business in its respective possession or control at the Closing in accordance with their respective then existing bona fide document retention policies, as such policies may be amended from time to time.
(d)    Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Section 4.07 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement and any Ancillary Agreement.
(e)    Compensation for Providing Information. The Party requesting Information will reimburse the other Party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party.
(f)    Production of Witnesses; Records; Cooperation.
(i)    After the Closing Date, except in the case of any Action by one Party or its Affiliates against another Party or its Affiliates, each Party will use its Commercially Reasonable Efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents are reasonably requested in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder.
(ii)    If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party will use

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Commercially Reasonable Efforts to make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents are reasonably requested in connection with such defense, settlement or compromise, or the prosecution, evaluation or pursuit thereof, as the case may be, and will otherwise use its Commercially Reasonable Efforts to cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.
(iii)    Without limiting the foregoing, the Parties will cooperate and consult to the extent reasonably necessary with respect to Third-Party Claims.
(g)    Restrictions. Except as expressly provided in this Agreement or any Ancillary Agreement, no Party or member of such Party’s Group grants or confers rights of license in any Information owned by any member of such Party’s Group to any member of the other Party’s Group hereunder.
4.08    Privileged Matters.
(a)    The respective rights and obligations of the Parties to maintain, preserve, assert or waive any or all privileges belonging to either Party or its Subsidiaries with respect to the AVS Business or the Non-AVS Business, including the attorney-client and work product privileges (collectively, “Privileges”), will be governed by the provisions of this Section 4.08. With respect to Privileged Information of Seller or its Affiliates, Seller will have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Acquiror will not take any action (or permit any of its Affiliates to take action) without the prior written consent of Seller that would reasonably be expected to result in any waiver of any Privilege that could be asserted by Seller or any member of the Seller Group under applicable Law and this Agreement. With respect to Privileged Information solely of the AVS Business for which Acquiror has Liability or otherwise arising after the Closing Date, Acquiror will have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Seller will take no action (nor permit any of its Affiliates to take action) without the prior written consent of Acquiror that would reasonably be expected to result in any waiver of any Privilege that could be asserted by Acquiror or any of its Affiliates under applicable Law and this Agreement. The rights and obligations created by this Section 4.08 will apply to all Information as to which a Party or its Affiliates would be entitled to assert or have asserted a Privilege without regard to the effect, if any, of the transactions contemplated hereby (“Privileged Information”).
(b)    Privileged Information of Seller and the Seller Group includes (i) any and all Information regarding the Non-AVS Business and the Seller Group (other than AVS

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Business Information), whether or not such Information (other than AVS Business Information) is in the possession of Acquiror or any of its Affiliates, (ii) all communications subject to a Privilege between counsel for Seller (including any person who, at the time of the communication, was an employee of Seller or the Seller Group in the capacity of in-house counsel, regardless of whether such employee is or becomes an employee of Acquiror or any of its Affiliates) and any person who, at the time of the communication, was an employee of Seller, regardless of whether such employee is or becomes an employee of Acquiror or any of its Affiliates but not AVS Business Information, and (iii) all Information generated, received or arising after the Closing Date that refers or relates to and discloses Privileged Information of Seller or the Seller Group generated, received or arising prior to the Closing Date but not AVS Business Information.
(c)    Privileged Information of the AVS Business includes (i) any and all Information primarily relating to the AVS Business (including Acquiror and its Affiliates) (the “AVS Business Information”), whether or not it is in the possession of Acquiror or any member of the Acquiror Group, (ii) all communications subject to a Privilege occurring after the Closing Date between counsel for the AVS Business (including in-house counsel and former in-house counsel who are employees of Seller) and any person who, at the time of the communication, was an employee of the AVS Business regardless of whether such employee was, is or becomes an employee of Seller or any of its Subsidiaries, and (iii) all Information generated, received or arising after the Closing Date that refers or relates to and discloses Privileged Information of the AVS Business generated, received or arising after the Closing Date.
(d)    Upon receipt by Seller or Acquiror, or any of their respective Affiliates, as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if Seller or Acquiror, or any of their respective Affiliates, as the case may be, obtains knowledge that any current or former employee of Seller or Acquiror, as the case may be, receives any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other, Seller or Acquiror, as the case may be, will promptly notify the relevant other Party of the existence of the request and will provide such Party a reasonable opportunity to review the Information and to assert any rights it may have under this Section 4.08 or otherwise to prevent the production or disclosure of Privileged Information. Seller or Acquiror, as the case may be, will not, and will cause their respective Affiliates not to, produce or disclose to any third party any of the other Party’s Privileged Information under this Section 4.08 unless (i) the other has provided its express written consent to such production or disclosure or (ii) a court of competent jurisdiction has entered an Order finding that the Information is not entitled to protection from disclosure under any applicable privilege, doctrine or rule.
(e)    Seller’s Conveyance of books and records pertaining to the AVS Business and other Information to Acquiror, Seller’s covenant to permit Acquiror to obtain Information existing prior to the Closing Date, and Acquiror’s covenant to permit Seller to obtain Information existing prior to or after the Closing Date are made in reliance on Seller’s and Acquiror’s respective agreements, as set forth in Section 4.07

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and this Section 4.08, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Seller or Acquiror, as the case may be. The access to Information, witnesses and individuals being granted pursuant to Section 4.07 and the disclosure to Seller and Acquiror of Privileged Information relating to the AVS Business or the Non-AVS Business pursuant to this Agreement in connection with the transactions contemplated hereby will not be asserted by Seller or Acquiror to constitute, or otherwise deemed, a waiver of any Privilege that has been or may be asserted under this Section 4.08 or otherwise. Nothing in this Agreement will operate to reduce, minimize or condition the rights granted to Seller and Acquiror in, or the obligations imposed upon Seller and Acquiror by, this Section 4.08.
4.09    Acquiror Non-Solicitation. For a period of two years from and after the Closing Date, Acquiror will not, and will directly instruct and cause each member of the Acquiror Group and its other controlled Affiliates not to, directly or indirectly, through their respective officers, directors, employees or otherwise, other than with respect to the Scheduled Employees, solicit the employment of any management-level employee of Seller or the Seller Group, with whom Acquiror has had significant contact during, and who became known to Acquiror as a result of, the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (or request, induce or attempt to influence any such Person to terminate his or her employment with or service to Seller or the Seller Group). The restrictions of this Section 4.09 will cease to apply to an employee of Seller or the Seller Group three months after the later of (i) the date of termination of his or her employment with Seller or the Seller Group and (ii) the last date on which such individual receives severance or other termination payments from Seller or the Seller Group, if applicable. Nothing in this Section 4.09 will restrict or prevent Acquiror or any member of the Acquiror Group or its other Affiliates from making generalized searches for employees by the use of advertisements in the media of any form (including trade media) or by engaging search firms that are not instructed to solicit any employee of Seller or the Seller Group or, in either case, hiring any such employee who responds to such generalized searches or search firm solicitations.
4.10    Seller Non-Solicitation. For a period of two years from and after the Closing Date, Seller will not, and will directly instruct and cause each member of the Seller Group and its other Affiliates not to, directly or indirectly, through their respective officers, directors, employees or otherwise, solicit the employment of or in the case of clause (ii) hire any (i) management-level employee of Acquiror or the Acquiror Group, with whom Seller has had significant contact during, and who became known to Seller as a result of, the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby or (ii) In-Scope Employee or any employee of the AVS Business (or, in either case, request, induce or attempt to influence any such Person to terminate his or her employment with or service to Acquiror or the Acquiror Group). The restrictions of this Section 4.10 will cease to apply to any employee of Acquiror or the Acquiror Group, including an In-Scope Employee three months after the later of (A) the date of termination of his or her employment with Acquiror or the Acquiror Group and (B) the last date on which such individual receives

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severance or other termination payments from Acquiror or the Acquiror Group, if applicable. Nothing in this Section 4.10 will restrict or prevent Seller or any member of the Seller Group or its other Affiliates from making generalized searches for employees by the use of advertisements in the media of any form (including trade media) or by engaging search firms that are not instructed to solicit any employee of Acquiror or the Acquiror Group or, in either case, hiring any such employee (other than an employee described in clause (ii) above) who responds to such generalized searches or search firm solicitations,
4.11    Non-Competition.
(a)    For a period of three years from and after the Closing, Seller will not, and will instruct and cause each member of the Seller Group not to, engage, directly or indirectly, as a principal or for its own account or solely and jointly with others, or as stockholder or other investor in any corporation or other entity, in any business that competes with the AVS Business as it exists on the Closing Date anywhere the AVS Business operates as of the Closing Date (a “Competing Activity”); provided, however, that nothing herein will prohibit Seller, any member of the Seller Group from:
(i)    acquiring a diversified company having not more than 20% of its sales (based on its latest annual consolidated financial statements) attributable to any Competing Activity; provided, that if the Competing Activity accounts for more than 20% of the sales of such Person (based on its latest annual consolidated financial statements), then Seller, or the member of the Seller Group, as applicable, will be required to cease such Competing Activity or divest such portion of the business that constitutes a Competing Activity within 12 months after the consummation of the acquisition to the extent required to be in compliance with this Section 4.11(a)(i) (the “Required Action”); provided further, that until such time as Seller, or the member of the Seller Group, as applicable, has completed the Required Action, it shall keep and hold the business that constitutes a Competing Activity separate, apart and independent of the Seller Group’s other businesses, including with respect to the exchange of information; provided, that the appointment of officers and directors to any entity that operates a Competing Activity will not be deemed to be in breach of this Section 4.11(a)(i) solely because any such officer or director also serves as an officer or director of Seller or a member of the Seller Group so long as such officers and directors do not share information among entities with respect to the Competing Activity;
(ii)    the acquisition, holding of investments or direct or indirect ownership of any voting stock, capital stock or other equity interest of any Person engaged in a Competing Activity, so long as such aggregate ownership interest by the Seller Group represents not more than 5% of the aggregate voting power or outstanding capital stock or other equity interests of such Person; or
(iii)    owning, engaging in, conducting or operating any of Seller’s Non-AVS Businesses and existing businesses related to or arising out of the Excluded Assets.

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(b)    Seller acknowledges that (i) its obligations under this Section 4.11 are reasonable in the context of the nature of the business of the Acquiror Group and the competitive injuries likely to be sustained by Acquiror if Seller or any member of the Seller Group were to violate such obligations, (ii) the covenants in this Section 4.11 are adequately supported by consideration from Acquiror for the benefit of Seller and (iii) the foregoing makes it necessary for the protection of the AVS Business and Acquiror that Seller upholds its obligations under this Section 4.11 for the reasonable time period contained herein. If any provision in this Section 4.11 will for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Section 4.11, but this Section 4.11 will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the Parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is now permitted by applicable Law, or in any way construed to be too broad or in any way invalid, such provision will not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction will construe and interpret or reform this Section 4.11 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable Law.
4.12    Intellectual Property Assignment/Recordation. Each Party will be responsible for, and will pay all expenses, incurred after the Closing only, involved in notarization, authentication, legalization and/or consularization of the signatures of any of the representatives of its Group on any of the Transfer Documents relating to the transfer of Intellectual Property. Acquiror will be responsible for, and will pay all expenses, incurred after the Closing only, relating to, the recording of any such Transfer Documents relating to the transfer of Intellectual Property to any member of the Acquiror Group with any Governmental Authorities as may be necessary or appropriate.
4.13    Use of Seller Name and Mark.
(a)    “Seller Name and Mark” means the name and mark “Cooper-Standard” (in any style or design), and any Trademark derived from, confusingly similar to or including the foregoing. Subject to the terms and conditions of this Section 4.13, Seller, on behalf of itself and its Affiliates as necessary, grants to Acquiror a limited, non-transferable (except in connection with the sale of all or substantially all of the assets of the AVS Business), non-sublicensable, non-exclusive, royalty-free license to use the Seller Name and Mark solely in connection with (i) the use of existing tooling (including the manufacture and sale of products) related to current products of the AVS Business as of the Closing; provided, however, that following the Closing, Acquiror will use Commercially Reasonable Efforts to obtain consent from the customers listed on Section 4.13(a) of the Seller Disclosure Letter to modify the tooling or create replacement tooling that will not include the Seller Name and Mark and cease use of the Seller Name and Mark in connection with applicable products as soon as reasonably practicable after such consent is obtained and (ii) solely as the Seller Name and Mark has been affixed to the AVS Inventory as of the Closing, the sale of the AVS Inventory.

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Except as expressly provided in this Section 4.13, Seller reserves for itself and its Affiliates all rights in the Seller Name and Mark, and no other rights therein are granted to Acquiror, any member of the Acquiror Group, or any of their respective Affiliates, whether by implication, estoppel or otherwise. All goodwill of the Seller Name and Mark by Acquiror will inure to the benefit of Seller and its Affiliates.
(b)    As soon as practicable following the Closing Date, and in any event within three months of the Closing Date, Acquiror will, and will cause the other members of the Acquiror Group to remove the Seller Name and Mark from all new internet or other electronic communications, including any new use of Seller’s internet domain names and from the content of any publicly available internet websites within the AVS Assets, controlled by Acquiror. For the duration of the transition period set forth in this Section 4.13(b), Acquiror may continue to use the Seller Name and Mark on the same materials and in substantially the same manner as used by the AVS Business during the 90-day period preceding the Closing.
(c)    In each applicable jurisdiction, as soon as practicable following the Closing Date, and in any event within six months of the Closing Date, Acquiror will, and will cause the other members of the Acquiror Group to, remove or irreversibly cover or modify the Seller Name and Mark from or destroy any (i) packaging, and (ii) product literature, uniforms, marketing materials and similar materials, in each case, bearing the Seller Name and Mark. For the duration of the transition period set forth in this Section 4.13(c), Acquiror may continue to use the Seller Name and Mark on the same materials and in substantially the same manner as used by the AVS Business during the 90-day period preceding the Closing.
(d)    For all other uses of the Seller Name and Mark not specifically identified in Sections 4.13(b) – 4.13(c) (e.g., signage, business cards and stationery), for up to 90 calendar days after the Closing Date, in each applicable jurisdiction Acquiror may continue to use the Seller Name and Mark on the same materials and in substantially the same manner as used by the AVS Business during the 90-day period preceding the Closing. In each applicable jurisdiction, as soon as practicable following the Closing Date, and, in any event within 90 calendar days after the Closing Date, Acquiror will, and will cause the other members of the Acquiror Group to, remove or irreversibly cover or modify the Seller Name and Mark from or destroy any such other materials bearing the Seller Name and Mark.
(e)    In no event will Acquiror use, and Acquiror will cause the other members of the Acquiror Group to not use, the Seller Name and Mark after the Closing in any manner or for any purpose different from the use of such Seller Name and Mark by the AVS Business during the 90-day period preceding the Closing. Without limiting the generality or effect of the foregoing, all products sold using the Seller Name or Mark will be of high quality, consistent in nature and quality with such products sold by the AVS Business prior to Closing. Seller reserves the right to reasonably inspect Acquiror’s quality control of the products sold bearing and uses of the Seller Name and Mark and other compliance with the terms of the license granted under this Section 4.13.

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(f)    The Parties acknowledge and agree that the licenses granted under this Section 4.13 are non-terminable; provided, however, that if Acquiror is in material breach of any provision hereof that remains uncured for more than twenty calendar days after written notice thereof from Seller, Seller may seek injunctive relief to enjoin any further use by Acquiror in a manner inconsistent with the license rights granted herein.
4.14    License of Other Business Intellectual Property.
(a)    Effective as of the Closing Date, Seller hereby grants to Acquiror and its Affiliates a perpetual, irrevocable, non-terminable, nontransferable (except in connection with the sale of all or substantially all of the assets of the AVS Global Business, in whole or in part), non‑sublicensable, (except in connection with the operation of the AVS Global Business or any successor thereto), paid-up, royalty-free, worldwide right and license to Use the Other Business Intellectual Property (other than the recipes, formulations and related Intellectual Property licensed under Section 4.14(b) below) solely (i) in the conduct of the AVS Global Business as currently conducted and as conducted by Acquiror and its Affiliates after the Closing and (ii) in connection with the development, manufacture, or commercialization of all products and goods related to the AVS Global Business.
(b)    Effective as of the Closing Date, Seller hereby grants to Acquiror and its Affiliates, a perpetual, irrevocable, non-terminable, fully-transferrable (in whole or in part), paid-up, royalty-free, worldwide right and license to Use all recipes and formulations used in or held by the AVS Global Business, together with all Intellectual Property rights contained therein, which were not otherwise assigned to Acquiror hereunder in all fields of use and for any purpose, in each case, together with the right to sublicense any of the foregoing.
(c)    The license granted under Section 4.14(a) will be exclusive in the fields of the AVS Global  Business for a period of five years and thereafter nonexclusive.  The license granted under Section 4.14(b) will be exclusive in the fields of the AVS Global Business for a period of five years and non-exclusive in all other fields during such five year period and nonexclusive thereafter.
4.15    Removal of Tangible Assets.
(a)    Subject to the terms of the Kunshan MSA or the Czestochowa MSA (as applicable), the Parties will cause the Non-AVS Facility Equipment to be moved from the Kunshan Facility and the Czestochowa Facility as promptly as reasonably practicable after the termination of the services applicable to such Non-AVS Facility Equipment under the Kunshan MSA or the Czestochowa MSA, as applicable, at Acquiror’s expense, and in a manner so as not to cause damage to such Non-AVS Facility Equipment to a location designated in writing by Acquiror. Acquiror will be responsible for the installation of such property within its facilities.

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(b)    Except as may be otherwise provided in the TSA, the Kunshan MSA, the Czestochowa MSA or otherwise agreed to in writing by the Parties, all tangible Excluded Assets that are located at any of the AVS Facilities will be removed from such facilities prior to the Closing (or as promptly as reasonably practicable thereafter), at Seller’s expense and in a manner so as not to unreasonably interfere with the operations of any member of the Acquiror Group and to not cause damage to such AVS Facility, and such member of the Acquiror Group will, during normal business hours and upon reasonable prior written notice, provide reasonable access as applicable to such AVS Facility to effectuate such movement. Seller will remove any Excluded Assets that remain at any such AVS Facilities in connection with the performance of services under the TSA, the Kunshan MSA and the Czestochowa MSA as promptly as reasonably practicable after the termination of such service pursuant to the same terms and conditions stated in the immediately preceding sentence.
4.16    Labor Representative Cooperation. Seller and Acquiror will each provide, and will cause each of their Affiliates to provide, and will use their Commercially Reasonable Efforts to cause each of their respective representatives, including legal, human resources and regulatory, to provide, all cooperation reasonably requested by the other Party in connection with satisfying its obligations with respect to any labor union or similar body, including all notifications and consultations and other processes necessary to effectuate the transactions contemplated hereby, which will include any required notifications and consultations and other processes required to engage in discussions or negotiations with any labor union or similar body for purposes of executing an agreement to assume an existing collective bargaining agreement. Such cooperation will include the provision of any information and consultation required by applicable Law, the terms of any Contract or as reasonably requested by the other Party. Each of Acquiror and Seller will make available its representatives at such times and in such places as the other Party may reasonably request for purposes of discussions with representatives of any such labor union or similar body.
4.17    Insurance Matters. From and after the Closing, Acquiror will not, and will cause its Affiliates not to, assert any claim against any insurance policies or practices of Seller and its Affiliates under any fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever; provided, however, that (a) Seller and Acquiror agree that all claims with respect to insured events occurring prior to the Closing will be administered in accordance with the terms of Seller’s or its Subsidiaries’ third-party policies and coverage applicable to such claims, and the Parties will use Commercially Reasonable Efforts to obtain the benefit of such policies and coverage, (b) Acquiror will receive the benefit of such policies with respect to such claims to the extent losses occurring prior to the Closing related to AVS Assets are covered notwithstanding the consummation of the transactions contemplated by this Agreement, and (c) Seller will receive the benefit of such policies with respect to such claims to the extent losses occurring prior to the Closing related to Liabilities other than Assumed AVS Liabilities are covered notwithstanding the consummation of the transactions contemplated by this Agreement and provided, that in the case of clauses (b) and (c) such recovery will be net of any deductibles, self-insured retention, costs of any retroactive insurance premiums or other amounts paid or expenses incurred in

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connection with any insured claims made after the Closing under any such policies that relate to the period prior to Closing.
4.18    Certain Employee Vehicles. Section 4.18 of the Seller Disclosure Letter sets forth a list of any leased motor vehicles used or held for use by an AVS Business Employee as of the date of this Agreement where such AVS Business Employee is a lessee but lease payments are made (or reimbursed) by Seller or its Affiliates (as such list may be amended as provided herein, the “Reimbursed Auto Leases”). Seller will be entitled to update such section of the Seller Disclosure Letter between the date hereof and the Closing to reflect any changes in such list, whether arising as a result of permitted changes in the list of AVS Business Employees or otherwise, by giving written notice to Acquiror of such change. Prior to the Closing, Seller and Acquiror will cooperate in good faith with respect to the transfer to Acquiror and its Affiliates of all obligations of Seller and its Affiliates under any Reimbursed Auto Lease to the extent arising from or relating to events or circumstances occurring after the Closing Date with respect to each Continuing Employee so that, from and after the Closing, all Continuing Employees may continue to use any motor vehicles subject to a Reimbursed Auto Lease.
4.19    Confidentiality.
(a)    The Parties acknowledge that in connection with the transactions contemplated hereby, the Parties have disclosed to each other Information which the Parties consider proprietary and confidential. The Parties agree that, after the Closing, Information that constitutes an AVS Asset or that relates to the AVS Business, the AVS Assets or the Assumed AVS Liabilities will be Information of Acquiror and Acquiror will not be subject to this Section 4.19 with respect to such information and Seller will be deemed to be the Receiving Party of such Information for purposes of Section 4.19(b).
(b)    Each Party receiving Information (the “Receiving Party”) recognizes and acknowledges: (i) that Information of the other Party may be commercially valuable proprietary products of such Party, the design and development of which may have involved the expenditure of substantial amounts of money and the use of skilled development experts over a long period of time and which afford such Party a commercial advantage over its competitors; (ii) that the loss of this competitive advantage due to unauthorized disclosure or use of Information of such Party may cause great injury and harm to such Party; and (iii) that the restrictions imposed upon the Parties under this Section 4.19 are necessary to protect the secrecy of Information and to prevent the occurrence of such injury and harm. The Parties agree that:
(A)    disclosure of Information will be received and held in confidence by the Receiving Party and that such Receiving Party will not, without the prior written consent of the Party from whom such Information was obtained (the “Disclosing Party”), disclose, divulge or permit any unauthorized Person to obtain any Information disclosed by the Disclosing Party (whether or not such Information is in written or tangible form);

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(B)    the Receiving Party will take such steps as may be reasonably necessary and commercially practicable to prevent the disclosure of Information to unrelated third parties; and
(C)    the Receiving Party will use the Information only in connection with the transactions contemplated hereby unless otherwise authorized in writing by the Disclosing Party.
(c)    The commitments set forth above will not extend to any portion of Information:
(i)    which is already known to the Receiving Party other than any member of Seller Group with respect to Information related to the AVS Business, or is information generally available to the public;
(ii)    which, hereafter, through no act on the part of the Receiving Party or its Representatives becomes generally available to the public;
(iii)    which corresponds in substance to a disclosure furnished to the Receiving Party by any third party having, to the knowledge of the Receiving Party, a bona fide right to do so and not having any confidential obligation, direct or indirect, to the Disclosing Party with respect to the same; or
(iv)    which is required to be disclosed by Law; provided, that, to the extent legally permitted, the Receiving Party provides reasonable prior written notice of such required disclosure to the Disclosing Party following the Receiving Party’s knowledge of such requirement in order to provide the Disclosing Party with an opportunity to prevent or limit such disclosure by seeking a protective order or other appropriate remedy at the sole expense of the Disclosing Party.
4.20    Tooling List. Section 4.20 of the Seller Disclosure Letter sets forth an accurate list of all material customer-owned tooling related to the AVS Business (indicating, in each case, the applicable type, customer, location and ownership) as of June 30, 2018. Seller will update Section 4.20 of the Seller Disclosure Letter prior to the Closing (as of a date not earlier than 15 Business Days prior to the Closing Date).
4.21    No Shop.
(a)    Seller will, will cause its Subsidiaries, and will direct its other Affiliates and Representatives to (i) immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person conducted heretofore by Seller or any of its Affiliates or Representatives with respect to any Acquisition Transaction and (ii) with respect to any Person and its Representatives who have received access to any electronic data room granted in connection with any Acquisition Transaction, promptly terminate the access of any such Person and its Representatives to any electronic data room granted in connection with such Acquisition Transaction.

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(b)    From the date hereof until the earlier to occur of (i) the valid termination of this Agreement pursuant to the terms and conditions set forth herein and (ii) the Closing, Seller will not, will cause its Subsidiaries not to, and will direct its other Affiliates and Representatives not to, directly or indirectly, (A) solicit, encourage, initiate, endorse, cooperate with or otherwise encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Transaction, or any inquiry, proposal or offer that would reasonably be expected to lead to any Acquisition Transaction, (B) conduct any discussions, enter into any negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (C) other than as required pursuant to applicable Laws or otherwise contemplated by this Agreement or any Ancillary Agreement, provide any confidential or proprietary information regarding the AVS Business or any of the AVS Assets (including this Agreement and any other materials containing Acquiror’s proposed terms and any other financial information, projections or proposals regarding the AVS Business or the AVS Assets) to any Person (other than the Parties and their Representatives) in connection with a proposed Acquisition Transaction, or provide access to any Person to the properties, assets, officers or employees of the AVS Business, in each case in connection with an Acquisition Transaction, (D) approve any Acquisition Transaction or (E) enter into any letter of intent, definitive acquisition agreement, agreement in principle, option agreement, joint venture agreement, partnership agreement or any other similar Contract requiring Seller to abandon or terminate its obligations hereunder or fail to consummate the transactions contemplated hereby.  Seller will be responsible for any breach of this Section 4.21 by its Representatives or Affiliates.
4.22    Lab Service Agreement. Prior to the Closing, Seller and Acquiror will negotiate in good faith to enter into, effective as of the Closing Date, a lab services agreement under which Acquiror will provide to Seller or its designee the laboratory compounding and testing services set forth on Section 4.22 of the Seller Disclosure Letter at the lab located at the Auburn Facility on mutually agreed terms and conditions.
V.    EMPLOYEE MATTERS
5.01    Identification of Employees. Section 5.01 of the Seller Disclosure Letter sets forth a list of each In-Scope Employee as of the date hereof. Seller will update Section 5.01 of the Seller Disclosure Letter monthly after the date of this Agreement, and fifteen (15) days prior to the Closing Date (or such nearest earlier date as may be reasonably practicable).
5.02    Continuity of Employment.
(a)    Seller and Acquiror hereby acknowledge that it is in their mutual best interest for there to be continuity of employment by Acquiror or its Affiliates following the Closing with respect to each In-Scope Employee who accepts employment with the Acquiror Group as of the Closing (other than any employee whose employment with Seller and its Subsidiaries terminated prior to the Closing) (collectively, “AVS Business Employees”).

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(b)    Not less than 15 calendar days (or such longer period as may be required by applicable Law) prior to the Closing Date, Acquiror will, or will cause one of its Affiliates to, present its terms and conditions of employment (including base salary or hourly wage rate, target bonus opportunity and other terms and conditions in respect of post-Closing compensation and benefits) to each In-Scope Employee, which terms and conditions will be consistent with the provisions of this Article V (including any schedule thereto). Subject to applicable Law, Seller and Acquiror will reasonably cooperate in connection with the presentation of such terms and conditions of employment to the In-Scope Employees. The Parties acknowledge that any In-Scope Employee may elect not to accept employment with Acquiror or its Affiliates. Each AVS Business Employee who does not reject the offer of employment from Acquiror or its Affiliates (the applicable entity, the “Employing Entity”) is referred to herein as a “Continuing Employee.” The Parties acknowledge and agree that nothing contained in this Article V is intended to confer upon any Continuing Employee any right to continued employment after evaluation by Acquiror of its employment needs after the Closing Date. Each Continuing Employee who is based in the United States is referred to as a “US Continuing Employee,” and each Continuing Employee who is based outside of the United States is referred to as a “Non-US Continuing Employee”.
(c)    Nothing herein will be construed as a representation or guarantee by Seller or any of its Affiliates that (i) some or all of the In-Scope Employees will accept employment with Acquiror or one of its Affiliates or (ii) some or all of the In-Scope Employees will become employed by or continue in employment with Acquiror or one of its Affiliates for any period of time. The Parties acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, Acquiror will not be required to bear any severance costs or other Liability in the event that such Liability is a result of an In-Scope Employee’s rejection of an offer of employment by Acquiror or its Affiliate that complies in all material respects with the requirements hereunder.
(d)    With respect to any AVS Business Employee who is working in any country pursuant to a local visa or similar authorization as of the Closing, Acquiror and Seller will use their Commercially Reasonable Efforts to allow such AVS Business Employee to transfer to an Affiliate of Acquiror in such country as of the Closing. Notwithstanding anything to the contrary, to the extent that it can be accommodated in accordance with applicable Law, if such transfer measures are not completed as of the Closing Date, such AVS Business Employee will remain an employee of Seller or its Affiliates and will not transfer employment to Acquiror or any of its Affiliates until such transfer measures are completed (each, a “Delayed Transfer Employee”). Each Delayed Transfer Employee will not be considered a Continuing Employee unless and until such transfer measures are completed prior to the one-year anniversary of the Closing. With respect to each Delayed Transfer Employee, any references to the termination of any employment-related obligations of Seller or any of its Affiliates and the assumption or commencement of employment-related obligations by Acquiror and its Affiliates as of the Closing Date will be deemed to apply instead as of the date such transfer measures are completed.

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(e)    Notwithstanding anything to the contrary in this Agreement, to the extent that it can be accommodated in accordance with applicable Law, any AVS Business Employee who is not actively at work as of the Closing due to a leave of absence, disability or sick leave will remain an employee of Seller or its Affiliates and will not transfer employment to Acquiror or any of its Affiliates until such time as such employee is able to return to active fulltime, full medical release work status (each, a “Leave of Absence Employee”). Each Leave of Absence Employee will not be considered a Continuing Employee unless and until such Leave of Absence Employee returns to actively at work on fulltime, full medical release status with Acquiror or its Affiliates prior to the six-month anniversary of the Closing Date or such longer period as required by Law. With respect to each Leave of Absence Employee, any references to the termination of any employment-related obligations of Seller or any of its Affiliates and the assumption or commencement of employment-related obligations by Acquiror and its Affiliates as of the Closing Date will be deemed to apply instead as of the date such employee returns to actively at work status with Acquiror or its Affiliates.
(f)    Without limiting the generality of the provisions of this Article V, as of the Closing, Acquiror will (or will cause an Affiliate to) assume or retain and be responsible for the employment (including any employment contracts) of all Non-US Continuing Employees, and Acquiror will (or will cause an Affiliate to) take any and all actions necessary or appropriate (if any) to continue the employment of such Non-US Continuing Employees, without the Seller or any of its Affiliates having any Liability following the Closing to any such employees for severance, redundancy, termination, payment in lieu of notice, indemnity or other payments to any of such employees by reason of, or as a result of, the transactions contemplated by this Agreement.
5.03    Terms of Employment.
(a)    As of the Closing and for the one-year period following the Closing Date or such longer period as may be required by applicable Law or Contract (the “Benefit Period”), Acquiror will make available to each Continuing Employee (i) an annual salary or wage level that is at least equal to the annual salary or wage level that is in effect for such Continuing Employee immediately prior to the Closing and (ii) annual cash bonus opportunities (which, for the avoidance of doubt, will be prorated for the calendar year in which Closing occurs) and employee benefits (other than any equity or equity-based compensation or benefits under any defined benefit pension plan) that are reasonably comparable in the aggregate to the annual cash bonus opportunities and employee benefits that are in effect for such Continuing Employees immediately prior to the Closing; provided, that the foregoing obligations in this subsection (a) will only apply to a Continuing Employee for as long as such Continuing Employee remains employed by Acquiror during the Benefit Period unless any such Continuing Employee voluntarily transfers to another member of the Acquiror Group during such period.  For the avoidance of doubt, this Section 5.03(a) will require Acquiror to maintain, or cause an Affiliate to maintain, for the one-year period following the Closing Date or such longer period as may be required by applicable Law or Contract, a severance pay plan, program or practice for the benefit of each Continuing Employee that is reasonably comparable in the aggregate to the plan, program or

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practice in effect immediately prior to the Closing with respect to each such Continuing Employee.
(b)    Seller and Acquiror agree to cooperate and provide each other such information as each may reasonably request in order to administer the AVS Business Acquired Plans with respect to Continuing Employees following the Closing.
(c)    Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment of any Continuing Employee who is covered by any collective bargaining agreement will be as set forth in the applicable collective bargaining agreement until such applicable agreement’s expiration, modification or termination in accordance with its terms or applicable Law. Subject to the allocation of Liabilities set forth in Section 1.05(b)(iv), as of the Closing Date, Acquiror will assume all collective bargaining agreements or other agreement with a labor organization listed in Section 2.09(g) of the Seller Disclosure Letter; provided, however, that Acquiror will negotiate in good faith and use Commercially Reasonable Efforts to execute, prior to and effective upon the Closing Date, an agreement with United Steel Workers union Local 634L (the “USW”) recognizing the USW and either assuming the current collective bargaining agreement between Cooper-Standard Automotive Inc., Auburn NVH Plant and Local 634L U.S.W., effective July 1, 2017 until July 1, 2020, subject to the allocation of Liabilities set forth in Section 1.05(b)(iv), or establishing a new collective bargaining agreement with the USW.
(i)    Each member of the Acquiror Group acknowledges and agrees that the remedies at law for a breach or threatened breach of Section 5.03(c) may be inadequate and Seller, its Affiliates, and the applicable Continuing Employee(s) may suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, each member of the Acquiror Group agrees that in the event of such a breach or threatened breach of Section 5.03(c) by any member of the Acquiror Group, in addition to any remedies at Law, Seller will be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.
(d)    This Section 5.03 will survive the Closing and will be binding on all successors and assigns of Seller and Acquiror and each of their respective Subsidiaries and Affiliates.
5.04    Bonuses. With respect to annual bonuses for Continuing Employees for the calendar year in which the Closing occurs, in the calendar year following the Closing, Seller will pay to each Continuing Employee, at the same time as Seller pays to other employees of Seller and its Affiliates, an amount equal to the product of (a) the bonus such Continuing Employee would have earned had he or she remained employed by Seller or an Affiliate through the end of the applicable calendar year (which bonus amount will be calculated by Seller using the same performance metrics that are applied by Seller to other employees of Seller and its Affiliates), multiplied by (b) a fraction, the numerator of which is the number of days that have elapsed between

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January 1 of the year in which the Closing occurs and the Closing Date and the denominator of which is 365.
5.05    Credit for Service with Seller. Where applicable, and to the extent administratively practicable or otherwise required by applicable Law, Acquiror and its Affiliates will provide credit for each Continuing Employee’s length of service with Seller and its Affiliates and their respective predecessors for all purposes (including eligibility, vesting and benefit accrual) under (a) each plan, program, policy or arrangement of Acquiror and its Affiliates to the same extent such service was recognized under a similar plan, program, policy or arrangement of Seller or any of its Affiliates, and (b) applicable Law (including the Family and Medical Leave Act of 1993) in each case, except to the extent such prior service credit would result in a duplication of benefits (including any duplication of benefits under a defined benefit pension plan).
5.06    Welfare Benefit Plans. Seller will retain responsibility for all hospital, medical, life insurance, disability and other welfare plan (collectively referred to herein as “Welfare Type Plans”) expenses and benefits in respect of claims covered by such plans that are incurred by Continuing Employees and their dependents prior to the Closing Date. Acquiror will be responsible for all expenses and benefits in respect of claims incurred on or after the Closing Date by Continuing Employees and their dependents under all Welfare Type Plans that are maintained by Acquiror for the Continuing Employees and their dependents. For purposes of this Section 5.06, claims will be deemed to have been incurred:
(a)    with respect to salary continuation claims, on the day that the incident triggering the salary continuation claim occurred;
(b)    with respect to all medical, drug or dental claims, on the date the service was received or the supply was purchased by the claimant; and
(c)    with respect to disability or life insurance claims, on the date the incident occurred.
5.07    Waiver of Conditions. Acquiror will, or will cause an Affiliate to, use Commercially Reasonable Efforts to waive any pre-existing condition limitations and eligibility waiting periods under Acquiror’s welfare plans (but only to the extent such pre-existing condition limitations and eligibility waiting periods were satisfied under comparable welfare plans of Seller (or an Affiliate) as of the Closing Date).
5.08    AVS Business Acquired Plans. Effective as of the Closing, Acquiror will assume sponsorship of and all obligations under, Liabilities with respect to and Assets with respect to the AVS Business Acquired Plans. Seller and Acquiror will take all actions necessary to transfer such sponsorship and Assets to Acquiror as of the Closing.
5.09    401(k) Plan for Non-Union US Continuing Employees. Effective as of the Closing Date, subject to approval by Seller’s Employee Benefit Committee, each US Continuing Employee who is not represented by a collective bargaining agreement

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(each, a “Non-Union US Continuing Employee”) will be fully vested in his or her account balance under the Cooper-Standard Automotive Inc. Enhanced Investment Savings Plan.
5.10    COBRA Continuation Coverage. Acquiror will have the sole responsibility for “continuation coverage” benefits provided after the Closing Date for all US Continuing Employees and each of the “qualified beneficiaries” of such employees, in any case, for whom a “qualifying event” occurs after the Closing Date. Seller will have the sole responsibility for “continuation coverage” benefits provided after the Closing Date for all AVS Business Employees and each of the “qualified beneficiaries” of such employees, in any case, for whom a “qualifying event” occurs on or prior to the Closing Date. The terms “continuation coverage”, “qualified beneficiaries” and “qualifying event” will have the meanings ascribed to them under Section 4980B of the Code and Sections 601-608 of ERISA.
5.11    Worker’s Compensation. With respect to workers’ compensation claims, from and after the Closing Date, Acquiror will become responsible for all new workers’ compensation claims of any Continuing Employee as such new claims relate to injuries identifiably sustained by Continuing Employees after the Closing Date.
5.12    WARN Act. Acquiror will, and will cause its Affiliates to, (i) provide any required notice under the Worker Adjustment and Retraining Notification Act or any other similar Law (the “WARN Act”) and (ii) otherwise comply with the WARN Act with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Continuing Employees (including as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements) and occurring from and after the Closing. Acquiror will not, and will not permit any of its Affiliates to, take any action on or after the Closing Date that would cause any termination of employment by Seller or its Affiliates of any employees of the AVS Business occurring prior to the Closing to constitute a “plant closing,” “mass layoff” or group termination or similar event under the WARN Act, or to create any Liability or penalty to Seller or any of its Affiliates for any employment terminations under applicable Law. In addition, Acquiror will provide a full defense to, and indemnify Seller for any Liabilities (including costs of collection, attorneys’ fees and other defense costs or disbursements) which Seller may incur in connection with any suit or claim of violation brought against or affecting Seller under the WARN Act or any similar Law of any actions taken by Acquiror with regard to any site of employment, facility, operating unit or employee affected by this Agreement, including but not limited to liability under the WARN Act or any similar law that arises, in whole or in part as a result of any “employment loss” (as that term is defined in the WARN Act or any similar law, which was caused by Acquiror in such 90 day period following the Closing Date. Seller will notify Acquiror of any layoffs of employees of the AVS Business that occur during the 90-day period prior to the Closing Date. Section 5.12 of the Seller Disclosure Letter contains a true and complete list of the names and the sites of employment or facilities of those individuals who suffered an “employment loss” (as that term is defined in the WARN Act) at any site of employment or facility of the Seller or any Subsidiary during the 90-day period prior to the date of this Agreement. Section 5.12 of the Seller

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Disclosure Letter will be updated immediately prior to the Closing Date with respect to the 90-day period prior to the Closing Date.
5.13    Retiree Welfare Benefits. Effective as of the Closing, Acquiror will assume all post-employment and post-retirement welfare benefit obligations with respect to all Continuing Employees of the AVS Business and their respective spouses and dependents. Acquiror will establish a post-retirement welfare benefit plan (“Acquiror’s Retiree Plan”) for the benefit of such Continuing Employees of the AVS Business and their respective spouses and dependents that provides benefits that are substantially comparable to the benefits provided to such individuals under Seller’s applicable post-retirement welfare plan(s). Except where otherwise provided by applicable Law, benefits under Acquiror’s Retiree Plan may not be substantially decreased or terminated prior to December 31, 2020 (or in the case of any such employee who is covered by a collective bargaining agreement, until the expiration of the applicable collective bargaining agreement or in accordance with applicable Law).
5.14    Nonqualified Plans. Effective as of the Closing Date, Acquiror will permit (or cause an Affiliate to permit) the individual set forth on Section 5.14 of the Seller Disclosure Letter to participate in The Continental Non-Qualified Deferred Compensation Plan – Rubber.
5.15    Accrued Personal, Sick or Vacation Time. Except where otherwise provided by applicable Law, Acquiror or an Affiliate thereof will credit each Continuing Employee with any unused personal, sick or vacation time accrued as of immediately prior to the Closing Date under applicable policies of Seller and its Affiliates, and none of Seller or its Affiliates will have any liability therefor on or following the Closing Date; provided, that if Seller will be required by applicable Law to pay any Continuing Employee the cash value of his or her unused personal, sick or vacation time, then Acquiror will reimburse Seller for the amount so paid by Seller and will not be required to honor such days.
5.16    Participation in Seller Plans. Effective as of the Closing Date, except as required by Law, collective bargaining agreement or otherwise by this Article V, all Continuing Employees will cease active participation in, and any benefit accrual under, each of the Compensation and Benefit Plans, other than the AVS Business Acquired Plans.
5.17    Miscellaneous.
(a)    Following the date of this Agreement, Seller and Acquiror (and their Affiliates) will reasonably cooperate and use good faith efforts in all matters reasonably necessary to effect the transactions contemplated by this Article V (including any schedule hereto), including, (i) cooperating and providing each other with all necessary and reasonable assistance and information to ensure that any works councils or committees, trade and labor unions and/or employee representatives applicable to the Non-US Continuing Employees are provided with the information required in order for proper consultation to take place, (ii) exchanging information and data (in each case,

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except to the extent prohibited by applicable Law or to the extent that such information and data relates to performance ratings or assessments or employees of Seller and its Affiliates), (iii) making any and all required filings and notices, (iv) making any and all required communications with AVS Business Employees, and (v) obtaining any Governmental Approvals required hereunder.
(b)    Between the date hereof and the Closing Date, any communications between Acquiror and any employees of Seller and its Affiliates regarding terms of employment, employee benefits or otherwise regarding employment with Acquiror will be conducted at the times and through processes approved by Seller, such approval not to be unreasonably withheld, conditioned or delayed. Such processes will provide adequate access to the AVS Business Employees and allow all reasonable means of communication with such employees by Acquiror and its Affiliates.
(c)    Without limiting Acquiror’s obligations under this Article V (including any schedule hereto) with respect to the Continuing Employees, this Article V (including any schedule hereto) will not (i) be treated as an amendment of, or undertaking to amend any employee benefit plan in which Acquiror’s employees participate or (ii) prohibit Acquiror or any of its Affiliates from amending any employee benefit plan in which Acquiror’s employees participate.
(d)    Notwithstanding anything in this Agreement to the contrary (including the provisions of Sections 10.06 and 10.14), Seller, in its sole discretion, will have the right to enforce the obligations of any member of the Acquiror Group under this Article V (including any schedule hereto) on behalf of, and for the benefit of, any Continuing Employee; provided, however, that with respect to any such enforcement, Seller must first (i) within 90 calendar days following Seller’s actual knowledge of the condition giving rise to Seller’s enforcement action, deliver to Acquiror a written explanation specifying the relevant portion of this Article V (including any schedule hereto) that is the basis for such enforcement action and (ii) give Acquiror an opportunity to cure such condition within 30 calendar days following delivery of such explanation; and provided, further, that in no event will Seller have any rights under this Section 5.17(d) (including any schedule hereto) relating to any alleged breach by Acquiror of its obligations under this Article V (including any schedule hereto) if the alleged failure to meet such obligations results from Seller’s failure to provide information reasonably necessary to satisfy Acquiror’s obligations. Nothing contained in this Article V will (a) be construed to establish, amend, or modify any Compensation and Benefit Plan, Contract, collective bargaining agreement policy or arrangement, (b) limit the ability of Acquiror or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, collective bargaining agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (c) create any third-party beneficiary rights or obligations in any person (including any Continuing Employee) other than the Parties to this Agreement or any right to employment or continued employment or to a particular term or condition of employment with Acquiror or any of its Affiliates, or (d) limit the right of Acquiror or any of its Affiliates to terminate the employment or service of any employee or other service provider following the Closing Date at any time and for any or no reason.

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VI.    CONDITIONS
6.01    Joint Conditions. The respective obligation of Seller and Acquiror to consummate the Closing is subject to the satisfaction or waiver of the following conditions:
(a)    no preliminary or permanent injunction or other Order or Law shall be in effect that would make unlawful the consummation of the transactions contemplated hereby;
(b)    (i) all waiting periods under the HSR Act applicable to the transactions contemplated by this Agreement shall have terminated or expired, and (ii) all other applicable Governmental Approvals required for the consummation of the transactions contemplated by this Agreement under any Antitrust Laws identified on Section 6.01(b) of the Seller Disclosure Letter shall have been obtained;
(c)    the notifications to the works councils, economic committees, unions and any other representative bodies identified on Section 6.01(c) of the Seller Disclosure Letter shall have been made, all required consultations shall have been conducted and with respect to each identified jurisdiction, either (i) a motivated opinion shall have been obtained from each applicable works council, economic committee, union and other representative body or (ii) the Closing shall be permitted under local Law without such motivated opinion; and
(d)    the French Closing shall have occurred.
6.02    Conditions to the Obligation of Acquiror. The obligation of Acquiror to consummate the Closing is subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of Acquiror and may be waived by Acquiror unless otherwise provided in this Agreement):
(a)    all covenants of Seller under this Agreement and the Ancillary Agreements to be performed on or before the Closing shall have been duly performed (or any non-performance shall have been cured) by Seller in all material respects;
(b)    (i) the Seller Specified Representations shall be true and correct in all respects as of the Closing Date, (ii) the representations and warranties set forth in Article II of this Agreement (other than the Seller Specified Representations), which for purposes of this clause (ii) will be read as though none of them contained any materiality qualifications, but not disregarding limitations of representations to AVS Material Contracts or temporal limitations, shall be true and correct in all respects as of the Closing Date (except that any representation and warranty made as of a date other than the date of this Agreement shall continue on the Closing Date to be true and correct in all respects as of the specified date), except where the failure of the representations and warranties described in this clause (ii) to be true and correct in all respects would not reasonably be expected, individually or in the aggregate, to have an AVS Business MAE, and Acquiror shall have received a certificate of Seller addressed to Acquiror and dated the Closing Date, signed on behalf of Seller by an officer of Seller

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(on Seller’s behalf and without personal liability), confirming the matters set forth in Section 6.02(a) and Section 6.02(b);
(c)    from the date of this Agreement until the Closing Date, no AVS Business MAE shall have occurred;
(d)    Cooper-Standard France SAS shall have validly delivered to Acquiror an Acceptance Notice (as such term is defined in the French Offer to Purchase);
(e)    all deliveries of compounds from the Stratford Facility for products of the AVS Business shall have ceased and been replaced with equivalent deliveries from the Auburn Facility (and all Consents that are required in connection with the same shall have been obtained, and reasonably satisfactory evidence thereof shall have been provided to Acquiror);
(f)    Seller and Acquiror shall have completed the IT Preparation;
(g)    the United Steel Workers union Local 634L shall have executed an agreement with Acquiror, as contemplated by Section 5.03(c); and
(h)    Seller shall made each of the deliveries contemplated by Section 1.12(a).
6.03    Conditions to the Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of Seller and may be waived by Seller unless otherwise provided in this Agreement):
(a)    all covenants of Acquiror under this Agreement and the Ancillary Agreements to be performed on or before the Closing Date shall have been duly performed (or any non-performance shall have been cured) by Acquiror in all material respects;
(b)    (i) the Acquiror Specified Representations shall be true and correct in all respects as of the Closing Date, (ii) the representations and warranties set forth in Article III of this Agreement (other than the Acquiror Specified Representations), which for purposes of this clause (ii) will be read as though none of them contained any materiality or “Acquiror MAE” qualifications, shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date (except that any representation and warranty made as of a date other than the date of this Agreement shall continue on the Closing Date to be true and correct in all respects as of the specified date), except where the failure of the representations and warranties to be true and correct in all respects would not reasonably be expected, individually or in the aggregate, to have an Acquiror MAE, and Seller shall have received a certificate of Acquiror addressed to Seller and dated the Closing Date, signed on behalf of Acquiror by an officer of Acquiror (on Acquiror’s behalf and without personal liability), confirming the matters set forth in Section 6.03(a) and this Section 6.03(b);

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(c)    Seller and Acquiror shall have completed the IT Preparation; and
(d)    Acquiror shall made each of the deliveries contemplated by Section 1.12(b).
VII.    TERMINATION AND ABANDONMENT
7.01    Basis for Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:
(a)    by mutual written consent of Seller and Acquiror;
(b)    by either Seller or Acquiror:
(i)    if the Closing does not occur on or prior to June 30, 2019 (the “End Date”), unless the failure of the Closing to occur by such date is due to the failure of the Party seeking to terminate this Agreement to perform or observe in all material respects the covenants of such Party set forth herein; or
(ii)    if (A) there is any Law that makes consummation of the transactions hereunder illegal or otherwise prohibited or (B) any Governmental Authority having competent jurisdiction has issued an Order or taken any other action (which the terminating Party must have complied with its obligations (if any, under this Agreement) to resist, resolve or lift) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereunder, and such Order or other action becomes final and non-appealable;
(iii)    if the French SPA is terminated in accordance with its terms;
(c)    by Seller:
(i)    if Acquiror breaches any of its representations and warranties or covenants contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Article VI and (B) cannot be or has not been cured within 60 calendar days after the giving of written notice to Acquiror of such breach; or
(ii)    if any of the conditions set forth in Sections 6.01 or 6.03 becomes incapable of fulfillment, and has not been waived by Seller to the extent waivable;
(d)    by Acquiror:
(i)    if Seller breaches any of its representations and warranties or covenants contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Article VI and (B) cannot be or has not been cured within 60 calendar days after the giving of written notice to Seller of such breach; or

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(ii)    if any of the conditions set forth in Sections 6.01 or 6.02 becomes incapable of fulfillment, and has not been waived by Acquiror to the extent waivable;
provided, however, that the Party seeking termination pursuant to clause (c)(i), (c)(ii), (d)(i), or (d)(ii) is not in material breach of any of its representations, warranties or covenants contained in this Agreement.
7.02    Notice of Termination; Return or Destruction of Documents; Continuing Confidentiality Obligation. In the event of termination by Seller or Acquiror pursuant to this Article VII, written notice thereof will forthwith be given to the other Party and the transactions contemplated by this Agreement and the Ancillary Agreements will terminate, without further action by any Party. If the transactions contemplated by this Agreement and the Ancillary Agreements are terminated as provided herein, (a) Acquiror will return to Seller or destroy all documents and copies (including electronic copies, to the extent practicable) and other material received from Seller and its Subsidiaries and its and their Representatives relating to the transactions contemplated hereby and by the Ancillary Agreements, whether so obtained before or after the execution hereof, (b) Seller will return to Acquiror or destroy all documents and copies (including electronic copies, to the extent practicable) and other material received from Acquiror and its Subsidiaries and its and their Representatives relating to the transactions contemplated hereby and by the Ancillary Agreements, whether so obtained before or after the execution hereof, and (c) notwithstanding anything herein to the contrary, the Confidentiality Agreement will be deemed to be reinstated and will be deemed to apply as if it had not originally been terminated pursuant to Section 10.02. Destruction of all documents and other material received relating to the transactions contemplated by this Section 7.02 will be confirmed in writing.
7.03    Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article VII, (a) there shall be no Liability of either Party arising from or relating to any breaches by such Party of this Agreement, and termination shall be each Party’s exclusive remedy for any breach by the other Party and (b) this Agreement will become void and of no further force and effect, except for the provisions of Section 4.03 relating to publicity, this Section 7.03 and Article X (other than Section 10.11 which will terminate with the other provisions of this Agreement except as specifically provided in this Section) containing general provisions, except that nothing in this Article VII will be deemed to (i) release any Party or limit the Liability either Party for such Party’s fraud or Deliberate Breach or (ii) impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement that specifically survive such termination as set forth in the immediately preceding sentence.
VIII.    INDEMNIFICATION
8.01    Indemnification by Acquiror. Without limiting or otherwise affecting the indemnity provisions of any Ancillary Agreement, but subject to the limitations set forth in this Article VIII, from and after the Closing Date, Acquiror will indemnify, defend (or,

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where applicable, pay the defense costs for) and hold harmless the Seller Indemnitees from and against, any and all Losses to the extent resulting from, relating to or arising, whether prior to or following the Closing, out of any of the following items (without duplication):
(a)    the Assumed AVS Liabilities, including the failure of any member of the Acquiror Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Assumed AVS Liabilities;
(b)    any breach by Acquiror or any other member of the Acquiror Group of any covenant to be performed by such Persons pursuant to this Agreement; and
(c)    any breach of any of the representations and warranties contained in Article III of this Agreement.
8.02    Indemnification by Seller. Without limiting or otherwise affecting the indemnity provisions of any Ancillary Agreement but subject to the limitations set forth in this Article VIII, from and after the Closing, Seller will indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Acquiror Indemnitees from and against any and all Losses to the extent resulting from, relating to or arising, whether prior to or following the Closing, out of any of the following items (without duplication):
(a)    any Excluded Liability, including the failure of Seller or any other member of the Seller Group or any other Person to pay, perform, fulfill, discharge, and to the extent applicable, comply with, in due course and in full, such Excluded Liabilities;
(b)    any breach by Seller or any other member of the Seller Group of any covenant to be performed by such Persons pursuant to this Agreement;
(c)    any breach of any of the representations and warranties of Seller contained in Article II of this Agreement; and
(d)    any Unknown Liabilities.
8.03    Calculation and Other Provisions Relating to Indemnity Payments.
(a)    Insurance. The amount of any Loss for which indemnification is provided under this Article VIII will be net of any amounts actually recovered by the Indemnitee or its Affiliates under insurance policies with respect to such Loss (less the costs and expenses incurred to collect the proceeds of such insurance and the amount, if any, of any retroactive or other premium adjustments reasonably attributable thereto).
(b)    Net Tax Benefits. The amount that any Indemnifying Party is or may be required to provide as indemnification to or on behalf of any Indemnitee under this Agreement will be decreased by the amount of any net Tax benefit realized by the Indemnitee (or an Affiliate thereof) in connection with the payment of the relevant

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indemnified amount or the conduct, event or condition giving rise to the indemnity obligation (as offset by any Tax detriment realized upon the receipt of such indemnity payment).
(c)    Items Included in Final Closing Adjustment Statement. Acquiror will have no right to make any claims against Seller in respect of any Liability (i) to the extent that the Liability was fully reflected in the Final Closing Adjustment Statement, or (ii) to the extent it would result in a duplicative payment or benefit to Acquiror of amounts recovered as Post-Closing Adjustment pursuant to Section 1.11(e).
(d)    Materiality Scrape. For the purposes of calculating the amount of any Losses arising from a breach of the representations and warranties of Seller or Acquiror, such representations and warranties contained in this Agreement will be read without regard to any qualification therein relating to materiality, AVS Business MAE, Acquiror MAE or any similar qualification or standard.
8.04    Procedures for Defense, Settlement and Indemnification of Claims.
(a)    Direct Claims. All claims made hereunder by (i) any member of the Seller Group, on the one hand, against Acquiror or any member of the Acquiror Group, on the other hand, or (ii) by Acquiror or any member of the Acquiror Group, on the one hand, against any member of the Seller Group, on the other hand (collectively, “Direct Claims”), will be subject to the limitations and dispute resolution procedures set forth in Section 10.15.
(b)    Third-Party Claims.
(i)    Notice of Claims. If an Indemnitee receives notice or otherwise learns of the assertion by a Person (including any Governmental Authority) who is not a member of the Seller Group or Acquiror or any of its Affiliates of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification (collectively, a “Third-Party Claim”), such Indemnitee will give such Indemnifying Party prompt written notice (a “Claims Notice”) thereof but in any event within 10 Business Days after receiving written notice of such Third Party Claim. Any such notice will describe the Third-Party Claim in reasonable detail, stating the nature, basis for indemnification and the amount thereof, to the extent known, along with copies of any relevant documents evidencing such Third-Party Claim. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 8.04(b)(i) will not relieve the Indemnifying Party of its obligations under this Article VIII, except to the extent that such Indemnifying Party is actually materially prejudiced by such delay or failure to give notice.
(ii)    Opportunity to Defend. The Indemnifying Party has the right, exercisable by written notice to the Indemnitee within 10 Business Days after receipt of a Claims Notice from the Indemnitee of the commencement or

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assertion of any Third-Party Claim in respect of which indemnity may be sought under this Article VIII, to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that (A) the Third-Party Claim does not relate to or arise in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) the Third-Party Claim would not, in the reasonable opinion of the Indemnitee, negatively affect the reputation of the Indemnitee, (C) the Third-Party Claim does not involve (in the event that Acquiror is an Indemnitee) any customer of Acquiror or its Subsidiaries or Governmental Authority that regulates Acquiror or its Subsidiaries, (D) the Third-Party Claim solely seeks (and continues to seek) monetary damages; and (E) the Indemnifying Party expressly agrees with the Indemnitee in writing to be fully responsible for all of the Losses that arise from the Third-Party Claim (the conditions set forth in clauses (A) through (E) are, collectively, the “Litigation Conditions”). For purposes of clause (E) of the preceding sentence, if a Third-Party Claim consists of multiple claims by a plaintiff or group of plaintiffs, and it is reasonably practicable for an Indemnifying Party to control the defense of a subset of such claims, the Indemnifying Party may elect to agree to be fully responsible for only all of the Losses that arise from such subset of claims, and may elect to control the defense of only such subset of claims; provided, that the other Litigation Conditions set forth in clauses (A) through (E) of the preceding sentence are satisfied. If the Indemnifying Party does not assume the defense of a Third-Party Claim in accordance with this Section 8.04(b), the Indemnitee may continue to defend the Third-Party Claim. If the Indemnifying Party has assumed the defense of a Third-Party Claim as provided in this Section 8.04(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if (x) any of the Litigation Conditions ceases to be met, (y) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim or (z) in the reasonable judgment of the Indemnitee based on the advice of counsel, there exists an actual or potential conflict of interest between the Indemnifying Party and the Indemnitee with respect to such Third-Party Claim, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses thereafter incurred by the Indemnitee in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, has the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnitee, consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim unless such settlement or judgment includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a complete release from all liability in respect of such Third-Party Claim and unless such settlement or judgment does not impose

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injunctive or other non-monetary equitable relief against the Indemnitee or its Affiliates, or their respective businesses. The Indemnitee has the right to settle any Third-Party Claim, the defense of which has not been assumed by the Indemnifying Party, with the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.
(iii)    In the event that an Indemnifying Party is precluded from assuming the defense of a Third-Party Claim due to any of the Litigation Conditions (other than the Litigation Condition set forth in clause (E) of the definition of “Litigation Conditions”) not being met, the Indemnitee will defend itself against the applicable Third-Party Claim with counsel selected by the Indemnitee. In such circumstances, the Indemnitee will defend any such Third-Party Claim in good faith and have control of such defense and proceedings; provided, that, (A) the Indemnitee will keep the Indemnifying Party promptly and reasonably informed of the status and developments related to such Third-Party Claim, and (B) the Indemnitee will provide the Indemnifying Party with a reasonable opportunity to participate in, but not control, defense and resolution of the Third-Party Claim. In the event of a disagreement between the Indemnifying Party and the Indemnitee with respect to resolution of such Third-Party Claim, the Indemnifying Party, on the one hand, and the Indemnitee, on the other hand, may refer any such disagreement to the Chief Executive Officer, Chief Financial Officer or the Chief Operating Officer of the Indemnifying Party (or their designees) or the Chief Executive Officer, Chief Financial Officer or the Chief Operating Officer of the Indemnitee (or their designees) by delivering to the other Party a written notice of the referral (a “Consultation Notice”). Following receipt of a Consultation Notice, each of the Parties will cause their respective officer or designee to consult in good faith with regard to the matter in disagreement. If such disagreement has not been resolved by the consultation procedure as provided in this Section 8.04(b)(iii) within 20 Business Days after delivery of the Consultation Notice, this will not affect either Party’s rights under this Agreement (including the Indemnitee’s right to settle any Third-Party Claim in accordance with Section 8.04(b)(ii)).
(c)    For the avoidance of doubt, this Section 8.04 will not apply to any claim related to Tax matters, which will be governed exclusively by Article IX.
8.05    Additional Matters.
(a)    Cooperation in Defense. With respect to any Third-Party Claim for which Acquiror, on the one hand, and Seller, on the other hand, may have Liability under this Agreement or any of the Ancillary Agreements, the Parties agree to cooperate reasonably and maintain a joint defense (in a manner that will preserve the attorney-client privilege, joint defense or other privilege with respect thereto) unless and until, with respect to any such Third-Party Claim, (i) the Parties mutually agree to no longer pursue a joint defense or (ii) either Party notifies the other of its reasonable belief based on the advice of counsel that an actual or potential conflict of interest exists between the Parties.

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(b)    Mitigation of Losses. Each Indemnitee has a duty to use Commercially Reasonable Efforts to mitigate any Losses indemnifiable under the terms of this Article VIII to the extent practicable.
(c)    No Duplicate Recovery. In the event an Indemnitee recovers Losses in respect of a claim of indemnification under this Article VIII, no other Indemnitee will be entitled to recover the same Losses in respect of a claim for indemnification under this Agreement or the French SPA.
8.06    Exclusive Remedy. From and after the Closing, the sole and exclusive remedy of a Party with respect to any and all claims relating to this Agreement, the AVS Business, the AVS Assets, the Excluded Liabilities, the Unknown Liabilities, the Assumed AVS Liabilities or the transactions contemplated by this Agreement (other than claims of, or causes of action arising from, knowing and intentional fraud and except for seeking specific performance or other equitable relief to require a Party to perform its obligations under this Agreement to the extent permitted hereunder and except as otherwise provided herein) will be pursuant to the indemnification provisions set forth in this Article VIII or, in the case of indemnification for Taxes, Article IX. In furtherance of the foregoing, each Party hereby waives, from and after the Closing, any and all rights, claims and causes of action (other than pursuant to the indemnification provisions set forth in this Article VIII and Article IX and except for seeking specific performance or other equitable relief to require a Party to perform its obligations under this Agreement to the extent permitted hereunder and except as otherwise provided in any Ancillary Agreement) that such Party or its Affiliates may have against the other Party or any of its Affiliates, or their respective directors, officers and employees, arising under or based upon any applicable Laws and arising out of the transactions contemplated by this Agreement.
8.07    Limitations on Indemnification; Survival.
(a)    Notwithstanding anything in this Agreement to the contrary:
(i)    Seller will not have any liability under Section 8.02(c) (other than with respect to a breach of Sections 2.01 (Organization), 2.02 (Authorization), 2.14 (Brokers), 2.15 (Title) and 2.16(a) (The AVS Assets) (the “Seller Specified Representations”), or any fraud) unless the aggregate liability for Aggregated Acquiror Indemnitee Losses exceeds 0.75% of the Aggregated Base Amount (the “Deductible”) and then only to the extent of such excess;
(ii)    Seller’s aggregate liability under Section 8.02(c) (other than with respect to a breach of any of the Seller Specified Representations, or any fraud) will not exceed an amount equal to (A) 10% of the Aggregated Base Amount (the “Cap”) less (B) as of the applicable date of determination, the sum of any Losses recovered under Section 8.02(c) of the French SPA;

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(iii)    Seller’s aggregate liability under Section 8.02(d) (A) will not exceed an amount equal to (1) 20% of the Aggregated Base Amount, less, (2) as of the applicable date of determination, the sum of any other Losses paid to any Acquiror Indemnitee under Section 8.02(c) of this Agreement and Sections 8.02(c) and 8.02(d) of the French SPA and (B) will terminate for any Unknown Liabilities Seller does not receive written notice of by the fifth anniversary of the Closing Date;
(iv)    (A) Acquiror will not have any liability under Section 8.01(c) (other than with respect to a breach of Sections 3.01 (Organization), 3.02 (Authorization) and 3.04 (Brokers) (the “Acquiror Specified Representations”), or any fraud) unless the aggregate liability for Aggregated Seller Indemnitee Losses exceeds the Deductible, and then only to the extent of such excess, and (B) Acquiror’s aggregate liability under Section 8.01(c) (other than with respect to a breach of any of the Acquiror Specified Representations, or any fraud) will not exceed an amount equal to (1) the Cap less (2) as of the applicable date of determination, the sum of any Losses recovered under Section 8.01(c) of the French SPA; and
(v)    no Party will have any liability under Sections 8.01(c) or 8.02(c) for any Loss arising out of any individual claim (or any series of claims arising out of substantially the same events, facts or circumstances, which will be aggregated for purposes of this clause (iv)), unless such Loss exceeds $25,000, and any Losses that are disregarded pursuant to this clause (iv) will not be aggregated for purposes of the preceding clauses (i) through (iii). Costs of defense will not be subject to any of the limitations contemplated in this Section 8.07 or be included in any calculation of whether any cap or similar metric was met. This Section 8.07 will not apply to indemnification for Taxes, which will be governed exclusively by Article IX.
(b)    The representations and warranties of Seller contained in this Agreement (other than the Seller Specified Representations) will survive the Closing until the date that is one year after the Closing. The Seller Specified Representations and the Acquiror Specified Representations will survive the Closing until the date that is the third anniversary of the Closing. The representations and warranties set forth in Section 2.13 (Taxes), and Section 2.09 (Employees and Employee Benefits) to the extent relating to Tax matters, will survive as provided in Section 9.08(c). The representations and warranties of Acquiror in Sections 3.04 and 3.06 will not survive the Closing. The covenants set forth in Sections 4.01, 4.04 and 4.15(b) (to the extent related to the period prior to the Closing Date) will survive the Closing until the date that is one year after the Closing. All other covenants and agreements contained in this Agreement requiring performance at or prior to the Closing will terminate upon the Closing and all covenants and agreements contained in this Agreement requiring performance from and after the Closing will survive the Closing and will expire in accordance with their terms; provided, however, the licenses granted under Section 4.14 will survive until terminated by mutual written agreement between the Parties. No Party will have any liability or obligation of any nature with respect to any representation

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or warranty after the termination thereof as set forth in this Section 8.07(b), unless a notice of a breach thereof giving rise to a right of indemnity will have been sent or given to the Party against whom such indemnity may be sought prior to such termination, in which case the noticed claims relating to such breach will survive such termination until they are finally resolved.
8.08    Tax Treatment of Indemnification. For all Tax purposes, Acquiror and Seller agree to treat any indemnity payment under this Agreement as an adjustment to the Closing Purchase Price unless, and then solely to the extent that, a Final Determination provides otherwise.
8.09    Separate Indemnities for Taxes. Notwithstanding anything to the contrary herein, the indemnities provided in Sections 8.01 and 8.02, as well as Section 8.03(d), will not apply in respect of Taxes, which are the subject of Section 9.03.
IX.    TAX MATTERS
9.01    Preparation and Filing of Tax Returns.
(a)    Seller will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns in respect of the AVS Assets and the AVS Business that (i) are required to be filed (taking into account any applicable extensions) on or before the Closing Date, or (ii) are required to be filed (taking into account any applicable extensions) after the Closing Date by Seller or any of its Affiliates (“Seller Tax Returns”), including all Consolidated Tax Returns of Seller or any of its Affiliates. Acquiror will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns in respect of the AVS Assets or the AVS Business for a Pre-Closing Tax Period or Straddle Period other than Seller Tax Returns (“Acquiror Tax Returns”). Any Acquiror Tax Return will be prepared on a basis consistent with (x) except to the extent otherwise required by applicable Law, the past practices of Seller and its Affiliates and (y) applicable Law. With respect to any Acquiror Tax Return, Acquiror will deliver to Seller, at least 30 calendar days prior to the due date for the filing of such Acquiror Tax Return (taking into account any applicable extensions), a statement setting forth the amount of Tax (if any) for which Seller is responsible pursuant to Section 9.03 in connection with such Acquiror Tax Return and a copy of such Acquiror Tax Return, together with any additional information relating thereto that Seller may reasonably request. Seller will have the right to review such Acquiror Tax Return, statement and additional information, if any, prior to the filing of such Acquiror Tax Return, and Acquiror will reflect on such Acquiror Tax Return any reasonable comments submitted by Seller at least five calendar days prior to the due date of such Acquiror Tax Return. Any Tax Return relating to the AVS Assets or the AVS Business for a Straddle Period will, to the extent permitted by applicable Law, be filed on the basis that the relevant Tax period ended as of the close of business on the Closing Date. Neither Acquiror nor any of its Affiliates will file an amended Tax Return, or agree to any waiver or extension of the statute of limitations relating to Taxes imposed on or with respect to the AVS Assets or the AVS Business for a taxable period ending on or before the Closing Date or a

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Straddle Period, in each case, without the prior written consent of Seller, not to be unreasonably withheld, delayed or conditioned.
(b)    Seller will pay or cause to be paid all Taxes due with respect to Tax Returns that Seller is obligated to file, or cause to be filed, pursuant to Section 9.01(a). With respect to any Tax Return that Acquiror is obligated to file, or cause to be filed, pursuant to Section 9.01(a), Seller will pay its portion (if any) of the Taxes due with respect to such Tax Return to Acquiror at least five Business Days prior to the due date for such Tax Return, as determined pursuant to Section 9.03(c). Acquiror will pay or cause to be paid all other Taxes required to be paid with respect to any AVS Assets or the AVS Business.
(c)    Cooper-Standard Automotive Canada Limited and ContiTech Canada Inc. will jointly elect in prescribed form and within the prescribed time period under section 22 of the Income Tax Act (Canada) and the corresponding provisions of applicable provincial tax statutes in respect of the transfer of the Accounts Receivable conveyed by Cooper-Standard Automotive Canada Limited. Each of Cooper-Standard Automotive Canada Limited and ContiTech Canada Inc. agrees to execute and file all necessary documents and instruments to give effect to the election referred to in this Section 9.01(c).
9.02    Refunds. Seller will be entitled to any refund or Refund Equivalent received or realized with respect to Taxes imposed on or with respect to the AVS Assets or the AVS Business for any Pre-Closing Tax Period (including, for the avoidance of doubt, any such amounts arising by reason of amended Tax Returns or any formal or informal claim for a refund of Taxes filed after the Closing Date in accordance with the provisions of this Section 9.02), and to the extent any such refund or Refund Equivalent is received or realized by any member of the Acquiror Group, Acquiror will pay to Seller the amount of such refund or Refund Equivalent (including interest received from any Taxing Authority with respect to such refund or Refund Equivalent) within ten calendar days of receipt (or realization) thereof. In connection with the foregoing, if Seller determines that any member of the Acquiror Group is entitled to file or make a formal or informal claim for a refund of Taxes (including by filing an amended Tax Return) imposed on or with respect to the AVS Assets or the AVS Business for a Pre-Closing Tax Period, Seller will be entitled to file or make, or to request that Acquiror file or make, or cause the applicable member of the Acquiror Group to file or make, such formal or informal claim for refund, and Seller will be entitled to control the prosecution of such claim for refund, in all cases at Seller’s expense. Acquiror will cooperate, and will cause the members of the Acquiror Group to cooperate, with respect to such claim for refund. Acquiror and Seller will equitably apportion any refund or Refund Equivalent (including interest received from any Taxing Authority with respect to such refund or Refund Equivalent) received or realized with respect to Taxes imposed on or with respect to the AVS Assets or the AVS Business for a Straddle Period in a manner consistent with the principles set forth in Section 9.03(c). Acquiror will be entitled to all Tax refunds and Refund Equivalents for Taxes imposed with respect to the AVS Assets or the AVS Business, in each case, for any Post-Closing Tax Period (other than any such Tax refund or Refund Equivalent that is attributable

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to Taxes paid by Seller pursuant to this Agreement), and to the extent any such items are paid to Seller, Seller will promptly pay such amounts over to Acquiror. All amounts payable in respect of any Tax refund or Refund Equivalent shall be net of any Taxes, reasonable costs and expenses of the other Party in obtaining such refund or Refund Equivalent.
9.03    Tax Indemnification.
(a)    Seller will (without duplication) indemnify, defend and hold Acquiror and its Affiliates harmless from and against (i) all Excluded Taxes, (ii) any portion of any Transfer Taxes allocable to Seller pursuant to Section 9.05, (iii) any Taxes resulting from or arising in connection with any breach by Seller or any of its Affiliates of any covenant in this Agreement, (iv) the failure of Seller to provide a certificate pursuant to section 6 of the Retail Sales Tax Act (Ontario), and (v) reasonable costs and expenses, including reasonable legal fees and expenses, attributable to any item in clauses (i) through (iv), which were, in each case, paid by Acquiror. Subject to Section 9.08(c), Seller’s obligation to indemnify, defend or hold harmless Acquiror or any of its Affiliates from any Excluded Taxes pursuant to this Section 9.03(a) will terminate effective 60 calendar days following the expiration of the applicable statute of limitations (including extensions).
(b)    Acquiror will (without duplication) indemnify, defend and hold Seller and its Affiliates harmless from and against all (i) Taxes imposed on or with respect to the AVS Assets or the AVS Business, other than Excluded Taxes, (ii) any portion of any Transfer Taxes allocable to Acquiror pursuant to Section 9.05 which were, in each case, paid by Seller, (iii) Taxes resulting from or arising in connection with any breach by Acquiror or any of its Affiliates of any covenant in this Agreement, and (iv) reasonable costs and expenses, including reasonable legal fees and expenses, attributable to any item in clauses (i) through (iii). Subject to Section 9.08(c), Acquiror’s obligation to indemnify, defend or hold harmless Seller or any of its Affiliates from Taxes pursuant to this Section 9.03(b) will terminate effective 60 calendar days following the expiration of the applicable statute of limitations (including extensions).
(c)    In the case of any property Taxes and similar periodic Taxes imposed on or with respect to the AVS Assets or the AVS Business for a Straddle Period that are not based on income or receipts (e.g., annual franchise Taxes imposed based on authorized shares), the portion of such Taxes allocable to a Pre-Closing Tax Period will be computed based upon the ratio of (A) the number of days in the portion of such Straddle Period that ends on the Closing Date to (B) the total number of days in such Straddle Period. In the case of any other Taxes imposed on or with respect to the AVS Assets or the AVS Business for a Straddle Period, the portion of such Taxes allocable to a Pre-Closing Tax Period will be determined as if such Straddle Period ended as of the close of business on the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis will be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period ending after the Closing Date in proportion to the number of days in each such period.

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(d)    Any indemnity payment required to be made pursuant to this Section 9.03 will be made within 30 calendar days after the Indemnitee makes written demand upon the Indemnifying Party, but in no case earlier than five Business Days prior to the date on which the relevant Taxes are required to be paid to the applicable Taxing Authority.
(e)    If a claim or other Tax Proceeding is made or initiated by any Taxing Authority which, if successful, could result in an indemnity payment pursuant to Section 9.03 (a “Tax Claim”), the Party receiving notice of such Tax Claim will promptly notify the other Party in writing of such claim (and provide copies of any documents received from the Taxing Authority in respect of such claim) no later than ten Business Days after such Tax Claim is made; provided, that failure to provide such notice will not relieve such other Party of its indemnification obligations except to the extent that such other Party is materially prejudiced by such failure. With respect to any Tax Claim relating to a Tax period ending on or before the Closing Date or otherwise relating to, or affecting, a Consolidated Tax Return of Seller or any of its Affiliates, Seller will control, at its own expense, all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel), and, without limiting the foregoing, may, in its sole discretion, pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in its sole discretion, either pay the applicable Liability for Taxes and sue for a refund or contest the Tax Claim. The Party controlling a Tax Claim shall, upon request, consult with and keep the non-controlling Party reasonably informed as to the pursuit of the Tax Claim.
(f)    Acquiror will control all Tax Claims with respect to Taxes imposed on or with respect to the AVS Assets or the AVS Business for a Straddle Period; provided, however, that Acquiror will not settle, compromise or abandon any such Tax Claim without the prior written consent of Seller, which consent will not be unreasonably withheld, conditioned or delayed.
9.04    Allocation of Purchase Price. Within 60 calendar days following the Closing Date, Acquiror will deliver to Seller a proposed final allocation of the Closing Purchase Price (and any other amounts required to be taken into account under applicable Tax Law) among the AVS Assets, which allocation will be consistent in all respects with Exhibit F to this Agreement and with Section 1060 of the Code (the “Proposed Allocation”). Seller will notify Acquiror in writing of any objections within 30 calendar days after receipt of the Proposed Allocation. If Seller provides no such written objection(s), Seller will be deemed to agree to the Proposed Allocation. If Seller provides one or more written objection(s), the Parties will, for a period of up to 20 calendar days following Acquiror’s receipt of Seller’s written objection(s), negotiate in good faith to reach agreement on the disputed item(s). If the Parties are unable to reach an agreement regarding the Proposed Allocation, then within 25 calendar days following Acquiror’s receipt of Seller’s written objection(s), the Parties will submit their disagreement for resolution by the Accounting Firm, whose involvement will be limited solely to the disputed items. The Accounting Firm will decide upon a final allocation, which allocation will be consistent in all respects with Exhibit F to this Agreement and

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with Section 1060 of the Code, no later than 20 calendar days after the Parties submit their dispute, and the Accounting Firm’s decision will be final and binding on the Parties absent manifest error (such final allocation, whether decided by the Accounting Firm or agreed by the Parties, and as adjusted pursuant to this Section 9.04, the “Final Allocation”). Any expenses relating to the engagement of the Accounting Firm will be shared equally by Seller and Acquiror. Seller and Acquiror will not, and will cause their respective Affiliates not to, take a position that is inconsistent with the Final Allocation for any Tax purposes, including taking an inconsistent position on any IRS Form 8594 or other Tax Return or before any Taxing Authority, unless, and then only to the extent, otherwise required by a Final Determination. The Final Allocation will be appropriately adjusted to reflect any subsequent adjustments to the Closing Purchase Price, including pursuant to Section 1.11. In the event that a Taxing Authority disputes the Final Allocation in writing, the Party receiving written notice (or whose Affiliate receives written notice) of such dispute will promptly notify the other Party, and Seller and Acquiror will use their Commercially Reasonable Efforts to defend the Final Allocation in any applicable proceeding, and the matter will be handled as a Tax Claim.
9.05    Transfer Taxes. Seller and Acquiror will be equally responsible for all Transfer Taxes. Any Tax Return required to be filed with respect to any such Transfer Taxes will be filed by the Person primarily responsible for such filing under applicable Law with each Party paying (or procuring payment by an applicable Affiliate of) 50% of such Transfer Taxes. The Party or Affiliate thereof) preparing any Tax Returns related to Transfer Taxes will deliver a draft of any such Tax Return to the other Party at least 15 calendar days prior to the due date for the filing of any such Tax Return (taking into account any applicable extensions) and any additional information relating thereto that the other Party (or Affiliate thereof) may reasonably request, and will reflect on the applicable Tax Return any reasonable comments submitted by such other Party at least five calendar days prior to the applicable due date. The Parties will reasonably cooperate (and procure the reasonable cooperation of their Affiliates) in obtaining any available exemptions or refunds with respect to, or otherwise minimizing, Transfer Taxes, and any refunds of any Transfer Taxes will be shared equally by the Parties, notwithstanding anything to the contrary in Section 9.02.
9.06    Indirect Taxes. All agreed consideration in respect of any supply or service rendered by any of the Parties under this Agreement is exclusive of Indirect Taxes. If any Indirect Taxes are legally owed, such Indirect Taxes will be invoiced additionally by the supplier and (without prejudice to Section 9.05), have to be paid by the recipient to the supplier after receipt of a correct invoice, which meets all legal requirements according to the applicable Indirect Taxes Law. If one Party (or, if applicable, Affiliate thereof) qualifies for an exemption from or reduction of any such applicable Indirect Taxes, this Party (or Affiliate) will deliver to the other Party (or, if applicable, its Affiliate) such certificates, elections, or other documentation required under applicable Law or the administration thereof to substantiate and effect the exemption or reduction claimed by this Party (or its Affiliate). If an invoiced and paid Indirect Tax amount turns out to be higher or lower than the amount of Indirect Tax properly chargeable on the relevant supply or service, the Parties (and their Affiliates)
will fully cooperate and make appropriate adjustments to payments and invoices as required by applicable Law.

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9.07    GST.
(a)    Notwithstanding Section 9.06, with respect to the GST and other Canadian Indirect Tax, the Parties covenant and agree as follows:
(i)    subject to Section 9.05, Section 9.07(a)(ii) and Section 9.07(a)(iii), Acquiror will pay to Seller on the Closing Date by certified check, bank draft or wire transfer of immediately available funds all GST or other Canadian Indirect Tax payable as a result of the transactions contemplated by this Agreement in accordance with the ETA, any equivalent Canadian provincial legislation or any other Canadian provincial sales tax legislation, and Seller will remit such GST or other Indirect Tax to the appropriate Governmental Authority when and to the extent required by Law;
(ii)    notwithstanding Section 9.07(a)(i), Seller will not collect GST from Acquiror with respect only to any owned real property transferred pursuant to this Agreement if, not later than seven (7) Business Days prior to the scheduled Closing Date, ContiTech Canada Inc. provides to Seller its GST registration number and covenants to file returns and remit such GST to the appropriate Governmental Authority if and when and to the extent required by Law;
(iii)    notwithstanding Section 9.07(a)(i) and Section 9.07(a)(ii), Seller and Acquiror agree that the transactions contemplated herein, or the Canadian AVS Assets, satisfy the requirements of section 167 of the ETA and any other similar provision of any applicable provincial VAT Laws and ContiTech Canada Inc. and Cooper-Standard Automotive Canada Limited will elect jointly under subsection 167(1) of the ETA and under any other similar provision of any applicable provincial Laws, in the prescribed form and within the prescribed time, in respect of the sale and transfer of the AVS Assets hereunder, or a portion thereof, such that no GST is payable in respect of this Agreement (or such part of the AVS Assets as satisfy the requirements of section 167 of the ETA and any other similar provision of any applicable provincial Laws). ContiTech Canada Inc. will file such elections with the required Governmental Authority;
(iv)    Acquiror will indemnify Seller and hold Seller harmless from any liability arising because of the non-application of any tax election, breach of the obligations of Acquiror set out in this Section 9.07(a) or otherwise arising under the ETA, or any provincial sales tax legislation, together with all losses, costs, penalties, interest and expenses, including legal fees on a solicitor/client full indemnity basis, resulting from such breach; and

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(v)    The provisions of this paragraph (a) will apply to Seller as agent for and on behalf Cooper-Standard Automotive Canada Limited and to Acquiror for and on behalf of ContiTech Canada Inc.
(b)    Cooper-Standard Automotive Canada Limited is registered under the ETA with respect to the GST and its registration number is 104987714 RT0001. ContiTech Canada Inc. is registered under the ETA with respect to the GST and its registration number is 837560929-RT0001.
9.08    Miscellaneous.
(a)    No member of the Acquiror Group will, following the Closing (including the portion of the Closing Date after the Closing), take or omit to take any action, other than in the Ordinary Course or as required by applicable Law, to the extent such action or omission would reasonably be expected to result in any income or gain to Seller or any of its Affiliates for any taxable period without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).
(b)    Each Party will provide the other with such information, records and other assistance, and make such of its officers, directors, employees and agents available, as may reasonably be requested by the other Party in connection with any Tax matter under this Article IX, including the preparation of any Tax Return and the conduct of any Tax Claim; provided, that Acquiror will not be permitted to inspect or otherwise review any Tax Return of Seller or any Affiliate thereof, including any Consolidated Tax Return of Seller or any of its Affiliates.
(c)    Notwithstanding anything herein to the contrary, indemnification for any and all Tax matters, and the procedures with respect thereto, will be governed exclusively by this Article IX and the provisions of Article VIII will not apply. The representations and warranties set forth in Section 2.13, and Section 2.09 to the extent relating to Tax matters, will survive the Closing Date until the expiration of the relevant statute of limitation; provided that the right to be indemnified with respect to any matter notice of which was provided pursuant to Section 9.03(a) prior to the expiration of the relevant statute of limitations will survive until such matter is fully resolved.
X.    MISCELLANEOUS
10.01    Expenses. Except as otherwise provided herein or in any of the Ancillary Agreements, all fees and expenses incurred in connection with the transactions contemplated hereby and thereby will be paid by the Party incurring such fees or expenses.
10.02    Entire Agreement. This Agreement and the Ancillary Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter, including the

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Confidentiality Agreement, which is hereby terminated and of no further force or effect solely with respect to the AVS Business, subject to the provisions of Section 7.03. If there is a conflict between any provision of this Agreement and a provision of any Ancillary Agreement, the provision of this Agreement will control unless specifically provided otherwise in this Agreement.
10.03    Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)    The validity, interpretation and enforcement of this Agreement will be governed by the Laws of the State of Delaware, without regard to the conflict of Laws provisions thereof that would cause the Laws of another state to apply.
(b)    By execution and delivery of this Agreement, each Party irrevocably (i) submits and consents to the personal jurisdiction of the state and federal courts of the State of Delaware for itself and in respect of its property in the event that any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any other court. Subject to compliance with the provisions of Section 10.14, if applicable, each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any dispute arising out of this Agreement or any of the transactions contemplated hereby in the state and federal courts of the State of Delaware, or that any such dispute brought in any such court has been brought in an inconvenient or improper forum. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court will constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.03(C).

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10.04    Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile; provided, that the facsimile transmission is promptly confirmed by telephone, (c) when receipt is confirmed, if sent by email; (d) when delivered, if delivered personally to the intended recipient and (e) one Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:
(a)    if to Seller:
Cooper-Standard Automotive Inc.
39555 Orchard Hill Place, Suite 320
Novi, Michigan 48375
Attention: Aleksandra Miziolek, SVP, General Counsel and Secretary
E-mail: Aleks.Miziolek@cooperstandard.com

with a copy to (which will not constitute notice):
Jones Day
250 Vesey Street
New York, NY 10281-1047
Attention: Randi C. Lesnick
Facsimile: (212) 755-7306
Email: rclesnick@jonesday.com

(b)    If to Acquiror:
c/o ContiTech USA, Inc.
Continental Law Department
703 S. Cleveland Massillon Road
Fairlawn, OH 44333
Attention: Sheila M. M. Schiffman
Email: sheila.schiffman@contitech.us
with a copy to (which will not constitute notice):
Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue
New York, NY 10022
Attention: Aly El Hamamsy
Facsimile: +1 646 521 5378
Email: aly.elhamamsy@freshfields.com
or to such other address(es) as will be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 10.04. Any notice to Seller

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will be deemed notice to all members of the Seller Group, and any notice to Acquiror will be deemed notice to all members of the Acquiror Group.
10.05    Amendments and Waivers.
(a)    This Agreement may be amended and any provision of this Agreement may be waived; provided, however, that any such amendment or waiver will become and remain binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.
(b)    No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. Except and solely to the extent set forth in Section 8.07, the rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 10.05(a) and will be effective only to the extent in such writing specifically set forth.
10.06    No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Seller Group or the Acquiror Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.
10.07    Assignability. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Party, except that a Party may assign its rights or delegate its duties under this Agreement (in whole or in part) to one or more of its Affiliates or to a purchaser of all or substantially all of its business and assets (whether pursuant to a merger, consolidation, sale of stock, sale of all or substantially all of its assets or other similar transaction); provided, that (a) such Person agrees in writing to be bound by the terms and conditions contained in this Agreement and (b) that the assignment or delegation will not relieve any Party of its indemnification obligations or other obligations in the event of a breach of this Agreement and (ii) Any attempted assignment or delegation in contravention of the foregoing will be void.
10.08    Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Seller Disclosure Letter or Acquiror Disclosure Letter will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice

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versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement or the Seller Disclosure Letter or Acquiror Disclosure Letter will be deemed to be followed by the words “without limitation”. The use of the word “covenant” will mean “covenant and agreement”. The use of the words “or,” “either” or “any” will not be exclusive. The Parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement or any Ancillary Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.
10.09    Severability. The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable Law.
10.10    Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party. No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.
10.11    Specific Performance. The Parties agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties may be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity, without posting any bond or other surety.

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10.12    Disclosure Letters. There may be included in the Seller Disclosure Letter and/or the Acquiror Disclosure Letter items and information that are not “material,” and such inclusion will not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material,” or to affect the interpretation of such term for purposes of this Agreement. Matters reflected in the Seller Disclosure Letter and Acquiror Disclosure Letter are not necessarily limited to matters required by this Agreement to be disclosed therein. The Seller Disclosure Letter and Acquiror Disclosure Letter set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Seller Disclosure Letter and Acquiror Disclosure Letter, as applicable, relates; provided, however, that any information set forth in one Section of such disclosure letter will be deemed to apply to each other Section or subsection thereof to which its relevance is reasonably apparent on its face.
10.13    Waiver. Acquiror acknowledges, on behalf of itself and its Affiliates, that Jones Day has represented, is representing and will continue to represent Seller in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and that Jones Day will only represent the interests of Seller in connection with such transactions. Acquiror waives, on behalf of itself and its Affiliates, any conflict of interest that it or they may assert against Jones Day in connection with such representation and agrees not to challenge Jones Day’s representation of Seller with respect to such transactions or to assert that a conflict of interest exists with respect to such representation; provided, that such waiver and agreement not to challenge does not apply to Jones Day representing Seller in any litigation, arbitration, mediation or other Action against or involving Acquiror and/or any of its Affiliates, arising out of or in connection with such transactions.
10.14    Release. As a material inducement to Acquiror to enter into this Agreement, effective as of the Closing, and except as provided in this Agreement, including Section 1.05(a)(iv), and the Ancillary Agreements (i) Seller agrees, on behalf of itself and its Affiliates, not to sue and fully releases and discharges Acquiror, its Affiliates and the AVS Business (including the AVS Assets) with respect to and from any and all Losses, claims, rights, Security Interests, Contracts, covenants or proceedings, of whatever kind or nature in Law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, in each case arising out of, relating to, or resulting from, the conduct of the AVS Business or the ownership or use of the AVS Assets during the period prior to the Closing, and it is the intention of Seller, on behalf of itself and its Affiliates, that such release be effective as a bar to each and every claim, demand and cause of action hereinabove specified, and (ii) Seller expressly waives, on behalf of itself and its Affiliates, effective as of the Closing, any and all rights and benefits conferred upon it by the provisions of any applicable Law, including any claims, rights of action or causes of action for contribution or indemnification against Acquiror or any of its Affiliates under Environmental Laws to the extent they relate to the AVS Assets or the AVS Business, and expressly consents that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if

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any, and those relating to any other claims, demands and causes of action hereinabove specified. As a material inducement to Seller to enter into this Agreement, effective as of the Closing, and except as provided in this Agreement, including Section 1.05(b)(iii), and the Ancillary Agreements, Acquiror expressly waives, on behalf of itself and its Affiliates, any claims, rights of action or causes of action for contribution or indemnification against Seller or any of its Affiliates under Environmental Laws to the extent they relate to the AVS Assets or the AVS Business, and expressly consents that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, and those relating to any other claims, demands and causes of action hereinabove specified.
10.15    Dispute Resolution. Except as otherwise specifically provided in this Agreement or in any Ancillary Agreement and subject to Section 10.11, the procedures set forth in this Section 10.15 will govern dispute resolution of any Direct Claim under Section 8.04 (a “Dispute”). Acquiror, on the one hand, and Seller, on the other hand, will first refer any such Dispute for resolution to the Chief Executive Officer, Chief Financial Officer or the Chief Operating Officer of Acquiror (or their designees) or the Chief Financial Officer or the Chief Operating Officer of Seller (or their designees) by delivering to the other Party a written notice of the referral (a “Dispute Escalation Notice”). Following receipt of a Dispute Escalation Notice, each of the Parties will cause their respective officer or designee to negotiate in good faith to resolve the Dispute. If a Dispute has not been resolved by the negotiation procedures as provided in this Section 10.15 within 40 Business Days after delivery of the Dispute Escalation Notice, or if the Parties fail to meet within 40 Business Days after delivery, either Party may pursue other remedies in accordance with the terms of this Agreement. The Parties agree that all discussions, negotiations and other Information exchanged between the Parties during the foregoing escalation proceedings will be without prejudice to the legal position of a Party in any subsequent Action and kept confidential and protected against disclosure.
XI.    DEFINITIONS
For purposes of this Agreement, the following terms, when utilized in a capitalized form, will have the following meanings:
“Accounting Firm” has the meaning set forth in Section 1.11(c).
“Accounts Payable” means the accounts payable and accrued payment obligations of the AVS Business identified in the accounts payable line items on the Sample Net Working Capital Calculation.
“Accounts Receivable” means the accounts and notes receivable and unbilled revenues of the AVS Business identified in the accounts receivable line items on the Sample Net Working Capital Calculation.
“Acquiror” has the meaning set forth in the preamble to this Agreement.

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“Acquiror Disclosure Letter” means the disclosure letter delivered by Acquiror to Seller immediately prior to the execution of this Agreement.
“Acquiror Group” means Acquiror and each of its Subsidiaries.
“Acquiror Indemnitees” means Acquiror, Continental AG, each Subsidiary of Continental AG and each of their respective successors and assigns, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents, representatives or employees of Acquiror, Continental AG or any Subsidiary of Continental AG (in each case, in their respective capacities as such).
“Acquiror MAE” means any state of facts, circumstance, change, development, condition, effect, occurrence or event that, individually or in the aggregate, has had or would reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Acquiror to consummate the transactions contemplated hereby.
“Acquiror Specified Representations” has the meaning set forth in Section 8.07(a).
“Acquiror Tax Returns” has the meaning set forth in Section 9.01(a).
“Acquiror’s Retiree Plan” has the meaning set forth in Section 5.13.
“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement and the Ancillary Agreements) involving, directly or indirectly (a) any purchase, transfer or other acquisition of all or any material portion of the AVS Business or the AVS Assets other than sales of inventory in the Ordinary Course, (b) any merger, consolidation, business combination or other similar transaction involving the AVS Business or the AVS Assets or any material part thereof, (c) any sale, lease, exchange, transfer, license, acquisition or disposition of the AVS Assets or any other material portion thereof other than sales of inventory in the Ordinary Course, (d) any liquidation, dissolution, recapitalization or other significant corporate reorganization of or affecting the AVS Business or (e) any combination of the foregoing.
“Action” means any demand, charge, claim, action, suit, counter suit, arbitration, mediation, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, sanction, summons, demand, subpoena, examination, citation, audit, review or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the

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power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; provided, that, for the avoidance of doubt (i) Cooper-Standard France SAS and Sujan Cooper-Standard AVS Private Limited will not be considered Affiliates of Seller and (ii) any Schaeffler Group company worldwide will not be considered an Affiliate of Acquiror.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Aggregated Base Amount” means the sum of (a) the Base Amount, and (b) the Base Amount (as such term is defined in the French SPA).
“Aggregated Acquiror Indemnitee Losses” means the sum of all Losses suffered by (a) Acquiror Indemnitees under Section 8.02(c) and (b) Acquiror Indemnitees under Section 8.02(c) of the French SPA.
“Aggregated Seller Indemnitee Losses” means the sum of all Losses suffered by (a) Seller Indemnitees under Section 8.01(c) and (b) Seller Indemnitees under Section 8.01(c) of the French SPA.
“Ancillary Agreements” means the TSA, the Kunshan MSA, the Czestochowa MSA, and the Auburn Supply Agreement.
“Anti-Bribery Law” means (a) the US Foreign Corrupt Practices Act of 1977, (b) the UK Bribery Act 2010, and (c) any other Applicable Law of any jurisdiction that implements the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or that otherwise relates to bribery or corruption.
“Antitrust Laws” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
“Assets” means assets, properties and rights (including goodwill) of every kind and description, wherever located (including in the possession of vendors or other third-parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, known or unknown, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following: (a) all accounting, business and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form; (b) all computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tools, prototypes and models and other tangible personal property; (c) all inventories of materials, parts, raw and packaging materials, Store Room Inventory, supplies, work-in-process, Goods in Transit and finished goods and products; (d) all Real Property Interests; (e) all interests in any capital stock or other Equity Interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary

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or any other Person, and all other investments in securities of any Person; (f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts; (g) all deposits, letters of credit and performance and surety bonds; (h) all Intellectual Property and licenses from third Persons granting the right to use any Intellectual Property; (i) all Software owned, licensed or used; (j) all employment records (except for any information relating to performance ratings or assessments of employees of Seller and its Affiliates (including performance history, reports prepared in connection with bonus plan participation and related data, other than individual bonus opportunities based on target bonus as a percentage of base salary)); cost information; sales and pricing data; customer prospect lists; supplier records; customer, distribution and supplier lists; customer and vendor data, correspondence and lists; product literature (including historical); advertising and promotional materials; artwork; design; development, manufacturing and quality control records, procedures and files; vendor and customer drawings, formulations and specifications; quality records and reports and other books, records, ledgers, files, documents, plats, photographs, studies, surveys, reports, plans and documents, operating, production and other manuals, including corporate minute books and related stock records, financial and Tax records (including Tax Returns), in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form; (k) all prepaid expenses, including prepaid leases and prepaid rentals, trade accounts and other accounts and notes receivables; (l) all interests, rights to causes of action, lawsuits, judgments, claims, counterclaims, demands and benefits of Seller or its Affiliates under Contracts, including all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers, causes of action or similar rights, whether accrued or contingent; and (m) all Governmental Approvals.
“Assumed AVS Liabilities” has the meaning set forth in Section 1.05(a).
“Auburn Facility” means the facility located at 207 S. West St., Auburn, Indiana, 46706, United States.
“Auburn Supply Agreement” has the meaning set forth in Section 1.12(a)(iv).
“AVS Assets” has the meaning set forth in Section 1.04(a).
“AVS Books and Records” has the meaning set forth in Section 1.04(a)(vii).
“AVS Business” means Seller’s business of sourcing, manufacturing, designing, producing, marketing, selling, distributing and developing anti-vibration systems for light vehicles and commercial vehicles. In construing the scope of the term “AVS Business,” the “AVS Business” will be deemed to encompass only the types and scope of activities conducted at the Closing in (a) Seller’s anti-vibration system product line or (b) the Seller enterprises that are exclusively related to the sourcing, manufacturing, designing, producing, marketing, selling, distributing and developing anti-vibration systems for light vehicles and commercial vehicles; provided, that the AVS Business will not include any

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portion or assets of such business to the extent conducted or held (i) by Cooper-Standard France SAS or (ii) by Sujan Cooper-Standard AVS Private Limited.
“AVS Business Acquired Plan Assets” has the meaning set forth in Section 1.04(a)(x).
“AVS Business Acquired Plans” means those Compensation and Benefit Plans that are set forth on Section 1.04(a)(x) of the Seller Disclosure Letter.
“AVS Business Employees” has the meaning set forth in Section 5.02(a).
“AVS Business Information” has the meaning set forth in Section 4.08(c).
“AVS Business MAE” means any state of facts, circumstance, change, development, condition, effect, occurrence or event that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), Assets or results of operations of the AVS Global Business taken as a whole; provided, however, that any such effect resulting or arising from or relating to any of the following matters will not be considered when determining whether an AVS Business MAE has occurred or would reasonably be expected to occur: (a) general conditions in the industry in which the AVS Global Business competes, (b) any conditions in the United States general economy or the general economy in other geographic areas in which the AVS Business operates or proposes to operate, (c) political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein, (d) any conditions resulting from natural disasters, (e) the imposition of any duties, tariffs or other Taxes, or other trade regulation, remedies or restrictions, (f) the failure of the financial or operating performance of the AVS Global Business to meet internal forecasts or budgets for any period prior to, on or after the date of this Agreement (but the underlying reason for the failure to meet such forecasts or budgets may be considered), (g) any action taken or omitted to be taken at the express request or with the express consent of Acquiror, including as set forth in this Agreement, (h) effects or conditions resulting from the announcement of this Agreement or the transactions contemplated thereby, but in each case to the extent related to the identity and/or nationality of Acquiror (i) changes in Laws or GAAP; provided, further, that with respect to clauses (a), (b), (d), (e) or (i), such matters will be considered to the extent that they disproportionately affect the AVS Global Business as compared to similarly situated businesses generally operating manufacturing anti-vibration system products in North America, Europe and other geographic areas in which the AVS Global Business operates.
“AVS Contracts” means any Contract to which Seller or any member of Seller Group is a Party, or by which it or any of its Assets is bound, and in each case which is related to the AVS Business, except for any such Contract that is explicitly retained by Seller or any member of the Seller Group pursuant to any provision of this Agreement or any Ancillary Agreement.

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“AVS Facilities” has the meaning set forth in Section 1.04(a)(iii).
“AVS Global Business” means Seller’s business of sourcing, manufacturing, designing, producing, marketing, selling, distributing and developing anti-vibration systems for light vehicles and commercial vehicles. In construing the scope of the term “AVS Global Business,” the “AVS Global Business” will be deemed to encompass only the types and scope of activities conducted at the Closing in (a) Seller’s anti-vibration system product line or (b) the Seller enterprises that are exclusively related to the sourcing, manufacturing, designing, producing, marketing, selling, distributing and developing anti-vibration systems for light vehicles and commercial vehicles.
“AVS Governmental Approvals” has the meaning set forth in Section 1.04(a)(v).
“AVS Inventory” means all raw and packaging materials, parts, work-in-process and finished goods and products primarily used or held for use in the AVS Business and the mixing activities at the Auburn Facility, including all items of a nature classified as inventory on the Sample Net Working Capital Calculation.
“AVS Material Contracts” has the meaning set forth in Section 2.07(a).
“AVS Transaction Expenses” means the aggregate amount payable by the AVS Business for all out-of-pocket fees, costs and expenses (including any amounts not yet invoiced) incurred in connection with the authorization, preparation, negotiation or execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including any change-of-control, or retention, or similar bonuses to current or former managers, directors, employees and other service providers of the AVS Business, together with the employer’s portion of any payroll, social security, unemployment and similar Taxes thereon, and all fees and expenses for professional services rendered by counsel, accountants, investment bankers, experts and consultants, as well as any such fees, costs or expenses incurred in the pursuit or consideration of any alternative transaction or equity or debt financing with respect to the AVS Business.
“Base Amount” has the meaning set forth in Section 1.10(a).
“Benefit Period” has the meaning set forth in Section 5.03(a).
“Building 18” means the real property described on Section 11.01(a) of the Seller Disclosure Letter.
“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States, in Hanover, Germany or in France.
“Canadian AVS Assets” means the AVS Assets sold by Cooper-Standard Automotive Canada Limited under this Agreement.
“Cap” has the meaning set forth in Section 8.07(a).

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“Claims Notice” has the meaning set forth in Section 8.04(b)(i).
“Closing” has the meaning set forth in Section 1.09.
“Closing Adjustment Statement” has the meaning set forth in Section 1.11(a).
“Closing Date” has the meaning set forth in Section 1.09.
“Closing Indebtedness” means the aggregate amount of all outstanding Indebtedness of the AVS Business as of the Closing.
“Closing Purchase Price” has the meaning set forth in Section 1.10(a).
“Closing Statement” has the meaning set forth in Section 1.10(b).
“Closing Transaction Expenses” means the aggregate amount of all AVS Transaction Expenses as of the Closing.
“Closing Trigger Date” has the meaning set forth in Section 1.09.
“Closing Working Capital” means the aggregate amount of AVS Inventory and Accounts Receivable minus the aggregate amount of Accounts Payable, in each case as of the Closing, calculated based on and consistent with the methodology and line items set forth in Exhibit G, prepared in accordance with GAAP applied in a manner consistent, through all relevant periods, with the preparation of the Financial Information, utilizing the same accounting methods, policies, practices and procedures, and with consistent classifications, judgments and estimation methodologies used in the preparation of the Sample Working Capital Calculation.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective under this Agreement, reasonable, diligent efforts to accomplish such objective as such Party would normally use to accomplish a similar objective as expeditiously as reasonably possible under similar circumstances exercising reasonable business judgment, it being understood and agreed that such efforts will include the exertion of efforts and utilization of resources that would be used by such Party in support of one of its own wholly owned businesses. “Commercially Reasonable Efforts” will not require a Party (a) other than in the Ordinary Course or as required under existing contractual or legal obligations, to make payments to unaffiliated third parties, to incur non-de minimis Liabilities to unaffiliated third parties or to grant any non-de minimis concessions or accommodations, in each case in order to obtain a Consent or otherwise, unless the other Party agrees to reimburse and make whole such Party to its reasonable satisfaction for such Liabilities, concessions or accommodations requested to be made by the other Party (such reimbursement and make whole to be made promptly after the determination thereof following the Closing or, with respect to items incurred after the Closing, promptly thereafter), (b) to violate any Law, or (c) to initiate any litigation or arbitration.

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“Compensation and Benefit Plans” means all (a) salary, bonus, vacation, deferred compensation, pension, supplemental pension, retirement, profit-sharing, thrift, savings, overtime, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock purchase, stock appreciation, share unit, phantom stock, deferred compensation, equity-based, incentive, retention, severance or change-in-control plans or other similar plans, policies, arrangements or agreements, (b) employment agreements, (c) medical, dental, disability, health and life insurance plans, sickness benefit plans, and (d) other employee benefit and fringe benefit plans, policies, arrangements or agreements, in the case of each of clauses (a) through (d), whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, that are (i) maintained or contributed to, or required to be contributed to, by Seller or any of its Subsidiaries as of the date of this Agreement for the benefit of any of the AVS Business Employees or any of their beneficiaries, (ii) with respect to which Seller or any of its Subsidiaries has any liability on behalf of any AVS Business Employee or any of their beneficiaries or (iii) pursuant to which Acquiror or any of its Subsidiaries may have any Liability for any Continuing Employees subsequent to the Closing in respect of periods prior to the Closing.
“Competing Activity” has the meaning set forth in Section 4.11(a).
“Confidentiality Agreement” means the Confidential Disclosure Agreement, previously executed by Seller and Acquiror.
“Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third-parties.
“Consolidated Tax Returns” means any Tax Returns with respect to any U.S. federal, state, provincial, local or foreign income Taxes that are paid on an affiliated, consolidated, combined, unitary or similar basis.
“Consultation Notice” has the meaning set forth in Section 8.04(b)(iii).
“Continuing Employee” has the meaning set forth in Section 5.02(b).
“Contracts” means any contract, agreement, lease, license, sales order, purchase order, loan, credit agreement, bond, debenture, note, mortgage, indenture, guarantee, undertaking, instrument, arrangement, understanding or other commitment, whether written or oral, that is binding (or purported to be binding) on any Person or any part of its property under applicable Law.
“Convey” has the meaning set forth in Section 1.01. Variants of this term such as “Conveyance” will have correlative meanings.
“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”
“Czestochowa Facility” means the facility located at CSF POLAND Sp.z.o.o, UL. LEGIONOW 244, Czestochowa, Silesia 42-202, Poland.

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“Czestochowa MSA” has the meaning set forth in Section 1.12(a)(iii).
“Data Room” means the online data room hosted by Intralinks in connection with the transactions contemplated by this Agreement.
“Deductible” has the meaning set forth in Section 8.07(a).
“Defined Benefit Plans” means the (a) Cooper-Standard Automotive Inc. Salaried Retirement Plan, as amended, (b) Pension Plan for Salaried Employees of Cooper-Standard Automotive Canada Limited, as amended, and (c) Cooper-Standard Automotive Canada Limited Pension Plan – Mitchell USWA Local 719.
“Delayed Transfer Employee” has the meaning set forth in Section 5.02(d).
“Deliberate Breach” means a material breach of a representation or warranty or covenant by a Party where the breaching Party had knowledge at the time such representation and warranty was made or at the time such action was taken or omitted to be taken that such circumstance constituted a breach of this Agreement.
“Direct Claims” has the meaning set forth in Section 8.04(a).
“Disclosing Party” has the meaning set forth in Section 4.19(b)(A).
“Dispute” has the meaning set forth in Section 10.15.
“Dispute Escalation Notice” has the meaning set forth in Section 10.15.
“Economic Sanctions Law” means any economic or financial sanctions administered by the Office of Foreign Assets Control of the US Department of the Treasury, the US State Department, the United Nations, the European Union or any member state thereof, or any other national economic sanctions authority;
“Employing Entity” has the meaning set forth in Section 5.02(b).
“End Date” has the meaning set forth in Section 7.01(b)(i).
“Enforceability Exception” has the meaning set forth in Section 2.02.
“Environmental Claim” means any Action by any Person alleging or that may reasonably be expected to result in Liability (including Liability for investigatory costs, cleanup costs, governmental oversight or response costs, natural resource damages, fines or penalties) for any obligations under, or any actual noncompliance with, any Environmental Laws.
“Environmental Laws” means all Laws adopted or applied by any Governmental Authority that relate to the protection of human health, the environment and/or natural resources (including ambient air, soil vapor, surface water, ground water, land surface

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or subsurface strata) or the effect on human health, the environment and/or natural resources.
“Equity Interests” means (a) with respect to a corporation, any and all shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all membership interests, equity units, ownership interests or other partnership/limited liability company interests and (c) any other direct or indirect equity ownership, participation or voting right or interest in a Person (including any Contract in the nature of a voting trust or similar agreement or understanding or indebtedness having general voting rights).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to an entity, any trade or business (whether or not incorporated) (a) under common control (within the meaning of Section 4001(b)(1) of ERISA) with such entity, or (b) which, together with such entity, is treated as a single employer under Section 414(t) of the Code.
“Estimated Closing Indebtedness” has the meaning set forth in Section 1.10(b).
“Estimated Closing Transaction Expenses” has the meaning set forth in Section 1.10(b).
“Estimated Closing Working Capital” has the meaning set forth in Section 1.10(b).
“Estimated Closing Working Capital Deficiency” has the meaning set forth in Section 1.10(b).
“Estimated Closing Working Capital Surplus” has the meaning set forth in Section 1.10(b).
“ETA” means the Excise Tax Act (Canada) and the regulations promulgated thereunder as amended from time to time.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Assets” has the meaning set forth in Section 1.04(b).
“Excluded IP Assets” means any Intellectual Property that is not an Included IP Asset.
“Excluded Environmental Liabilities” means all Liabilities arising in connection with or in any way relating to Seller or any of its Affiliates (or any predecessor of Seller or any of its Affiliates or any prior owner of all or part of its business and assets), any property now or previously owned, leased or operated by Seller or any of its Affiliates, in relation to (1) the ownership or operation of the AVS Business (as currently or

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previously conducted) or the AVS Assets or (2) any activities or operations occurring or conducted at the Real Property (including offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which (a) arise under or relate to any Environmental Law and (b) relate to, result from or arise out of actions, events, circumstances or conditions that first occurred or are created on or prior to the Closing Date.
“Excluded Liabilities” has the meaning set forth in Section 1.05(b).
“Excluded Taxes” means any liability, obligation or commitment for (a) any Taxes imposed on or with respect to Seller or any of its Affiliates, (b) any Taxes imposed with respect to the AVS Assets or the AVS Business, in each case, for any Pre-Closing Tax Period (including the portion of any Straddle Period ending on the Closing Date, as determined pursuant to Section 9.03(c), and (c) any Taxes imposed on or with respect to the AVS Assets or the AVS Business resulting from any material inaccuracy in or breach of the representations and warranties set forth in Section 9.03(c); provided, however, that Excluded Taxes will not include (i) any amounts resulting from or arising in connection with any breach by any member of the Acquiror Group of any obligation under this Agreement, (ii) any amounts that have already been included in Final Closing Working Capital (but not to the extent that such amounts had been used in calculating Target Closing Working Capital) or have otherwise reduced the Closing Purchase Price or (iii) any Transfer Taxes (which are addressed in Section 9.05) or Indirect Taxes (which are addressed in Section 9.06 and Section 9.07).
“Final Allocation” has the meaning set forth in Section 9.04.
“Final Closing Adjustment Statement” has the meaning set forth in Section 1.11(d).
“Final Determination” means (a) with respect to U.S. federal income Taxes, a “determination” as defined in Section 1313(a) of the Code and (b) with respect to Taxes other than U.S. federal income Taxes, any final determination of Liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise, including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations.
“Financial Information” has the meaning set forth in Section 2.10(a).
“French Base Amount” has the meaning set forth in Section 1.15.
“French Closing” means the closing of the transactions contemplated by the French SPA.
“French Offer to Purchase” means the Offer Letter from Acquiror to Cooper-Standard France SAS, dated as of November 1, 2018.

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“French SPA” means the form Share Purchase Agreement to be entered into between Cooper-Standard France SAS, Seller, and Acquiror if the French Offer to Purchase is accepted by Cooper-Standard France SAS pursuant to its terms.
“French Working Capital” has the meaning set forth in Section 1.15.
“French Working Capital Deficiency” has the meaning set forth in Section 1.15.
“French Working Capital Surplus” has the meaning set forth in Section 1.15.
“GAAP” means United States generally accepted accounting principles, as consistently applied by Seller.
“Goods in Transit” means goods that have left a Seller site, were recorded by Seller as sales in its accounting systems, but have not been received by customers (and therefore cannot be reflected as sales in accordance with GAAP). For purposes of this Agreement, Goods in Transit will be calculated using the same data used to adjust Seller’s financial statements.
“Governmental Approvals” means any notices, reports or other filings to be made, or any Consents, registrations, permits, licenses, certifications, orders, clearances, terminations or expirations of waiting periods, or authorizations to be obtained from, any Governmental Authority.
“Governmental Authority” means any federal, state, local, provincial, foreign or international court, tribunal, judicial or arbitral body, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or any national securities exchange.
“Group” means the Seller Group or the Acquiror Group, as the context requires.
“GST” means the goods and services tax and harmonized sales tax levied under the ETA, together with any penalties and interest imposed thereon.
“Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive (including any source, special nuclear, or by‑product material) and biological materials, hazardous substances, asbestos and asbestos containing materials, petroleum and petroleum products or any fraction thereof, including such substances referred to by such terms as defined in any Environmental Laws or any other substance or material that is regulated by, or may form the basis for liability under, any Environmental Laws.
“HSR Act” has the meaning set forth in Section 2.03.
“In-Scope Employees” means employees of Seller or its Affiliates who primarily provide services to the AVS Business and that are identified as In-Scope Employees on Section 5.01 of the Seller Disclosure Letter, as it may be updated in accordance with this Agreement.

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“Included IP Assets” has the meaning set forth in Section 1.04(a)(vi).
“Indebtedness” means and includes (a) as to any Person (including the AVS Business) (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for property or services, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iv) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (v) net payment obligations under any interest rate, currency or other hedging or derivative agreement, (vi) obligations of such Person as lessee under leases that have been in accordance with GAAP, recorded as capital leases, (vii) outstanding letter of credit reimbursement obligations, but only to the extent drawn and (b) as to the AVS Business (i) the amount as of the Closing of customer deposits for incomplete tooling net of expenses incurred by Seller or its Subsidiaries in manufacturing such tooling, and (ii) $5,000,000 in respect of other post-employment benefits liabilities potentially due to In-Scope Employees in the US and Canada.
“Indemnifying Party” means any Party which may be obligated to provide indemnification to an Indemnitee pursuant to Article VIII, Article IX or any other section of this Agreement.
“Indemnitee” means any Person which may be entitled to indemnification from an Indemnifying Party pursuant to Article VIII, Article IX or any other section of this Agreement.
“Indirect Tax” means all VAT, provincial sales tax, goods and services, harmonized sales, excise, ad valorem, receipts, value added, or similar Taxes (including any notarial fee) imposed in connection with, or otherwise relating to, the sale, transfer or assignment of the AVS Assets or the AVS Business from Seller or any of its Affiliates to Acquiror or any of its Affiliates pursuant to this Agreement.
“Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other Software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.
“Integration” has the meaning set forth in Section 4.06.
“Integration Plan” has the meaning set forth in Section 4.06.
“Intellectual Property” means, in any and all jurisdictions throughout the world, all (a) inventions and discoveries (whether or not patentable or reduced to practice),

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patents, patent applications, invention disclosures, and statutory invention registrations, including reissues, divisionals, continuations, continuations-in-part, counterparts, reissues, certifications, extensions and reexaminations thereof (collectively, “Patents”), (b) trademarks, service marks, service names, domain names, uniform resource locators, trade dress (whether registered or unregistered), slogans, logos, symbols, trade names, brand names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith, together with applications and registrations in connection therewith throughout the world (collectively, “Trademarks”), (c) published and unpublished works of authorship, whether copyrightable or not (including computer software), copyrights therein and thereto, registrations, applications, renewals and extensions therefor, industrial designs, mask works, and any and all rights associated therewith (collectively, “Copyrights”), (d) proprietary, secret, or confidential information (including all inventions (whether or not patentable), invention disclosures, improvements, research and development, know-how, formulas, compositions, compilations, processes, methods, techniques, technical data, designs, drawings, databases, data collections, computer programs, and specifications) used in one’s business, as well as any other financial, marketing, customer, pricing, cost, manufacturing, or production information, that either (i) offers an advantage over competitors who do not know or use the information, or (ii) offers economic value, either actual or potential, from not being generally known or readily available (collectively, “Trade Secrets”), (e) rights of privacy and publicity, (f) any and all other proprietary rights, (g) any and all other intellectual property under the Laws of any country throughout the world, (h) Software, and (i) any licenses and agreements with respect to any of the foregoing.
“Intercompany Accounts” has the meaning set forth in Section 1.06.
“IRS” means the United States Internal Revenue Service.
“IT Preparation” means the testing and preparation of the AVS Business’ IT Systems (Finance, Logistics, EDI, Quality, R&D, Engineering, HR), including (a) the separation and/or mirroring of such IT Systems, and the cleansing of non-AVS Business-related data and updating with actual AVS Business-related data, in a manner that permits ongoing access for Acquiror to the IT Systems and related legacy data required to operate the AVS Business following the Closing, (b) the provision of opening balance sheets, where all accounts are balanced as zero as of the Closing Date and (c) the preparation of forms and labels and updated logos.
“IT Systems” means all information technology assets, hardware, Software, systems and networks (including software provided as a service and cloud services).
“Joint Steering Committee” has the meaning set forth in Section 4.06.
“Knowledge” means, in the case of Acquiror, the knowledge of each of the persons listed on Section 11.01(b) of the Acquiror Disclosure Letter after reasonable inquiry by each such person, and, in the case of Seller, the knowledge of each of the

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persons listed on Section 11.01(b) of the Seller Disclosure Letter after reasonable inquiry by each such person.
“Kunshan Facility” means the facility located at No. 99 Du Juan Road, Japanese Industry Park, Kunshan Economic & Technological Development Zone, Kunshan, Jiangsu 215300, China.
“Kunshan MSA” has the meaning set forth in Section 1.12(a)(ii).
“Law” means any statute, law, ordinance, regulation, rule, code or other requirement of, or Order issued by, a Governmental Authority.
“Leased Real Property” has the meaning set forth in Section 2.17.
“Leave of Absence Employee” has the meaning set forth in Section 5.02(e).
“Liabilities” means all debts, liabilities, guarantees, obligations, assurances and commitments, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability or relating to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.
“Licensed Intellectual Property” has the meaning set forth in Section 2.04.
“Litigation Conditions” has the meaning set forth in Section 8.04(b)(ii).
“Losses” means liabilities, damages, penalties, judgments, assessments, losses, Tax, costs and expenses in any case, whether arising under strict liability or otherwise (including reasonable expenses of investigation and attorneys’ fees and expenses in connection with any action, suit or proceeding); provided, however, that “Losses” will not include any punitive, exemplary, special or similar damages, indirect damages, consequential damages that are not reasonably foreseeable, damages based on diminution in value or damages computed on a multiple of earnings, cash flow or another financial measure, in each case, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.
“Mitchell Facility” means the facility located at 79 Arthur Street, Mitchell, ON, Canada N0K 1N0.
“Non-AVS Business” means all businesses and operations (whether or not such businesses or operations are or have been terminated, divested or discontinued) conducted prior to the Closing by Seller and its Subsidiaries, in each case that are not included in the AVS Business.

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“Non-AVS Facility Equipment” has the meaning set forth in Section 1.04(a)(i).
“Non-Union US Continuing Employee” has the meaning set forth in Section 5.09.
“Non-US Continuing Employee” has the meaning set forth in Section 5.02(b).
“Official” means any official, employee or representative of, or any other Person acting in an official capacity for or on behalf of, any (a) Governmental Authority, including any entity owned or controlled thereby, (b) political party, party official or political candidate, or (c) public international organization.
“Order” means any orders, judgments, rulings, injunctions, awards, decrees, writs or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.
“Ordinary Course” means, with respect to an action taken by any Person, an action that is (a) consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person or (b) similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal operations of other Persons that are in the same size and line of business as such Person.
“Other Business Intellectual Property” means all Intellectual Property that is owned or licensed by Seller or any of its Affiliates as of the Closing Date (except, in the case of Patents, at any time prior to the 12 months after the Closing Date) and is used or held for use in the conduct of the AVS Global Business as of the Closing Date but is not included in the Included IP Assets, including all Intellectual Property included in the Excluded IP Assets, and including (a) all recipes and formulations, to the extent not exclusively relating to the products of the AVS Global Business and (b) the specifications of the products of the AVS Global Business.
“Owned Real Property” has the meaning set forth in Section 2.17.
“Parties” means Seller and Acquiror.
“Patents” has the meaning set forth in the definition of “Intellectual Property”.
“Permitted Encumbrances” means (a) Security Interests consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially interfere with the use of the property in the AVS Business with respect to Seller and Acquiror’s property with respect to Acquiror, (b) Security Interests for current Taxes, assessments or similar governmental charges or levies not yet due or which are being contested in good faith and for which adequate accruals or reserves have been established, (c) mechanic’s, workmen’s, materialmen’s, carrier’s, repairer’s, warehousemen’s and similar other Security Interests arising or incurred in the Ordinary Course and for which adequate

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accruals or reserves have been established, and (d) with respect to Acquiror, Security Interests securing obligations pursuant to credit documents of the Acquiror in connection with the financing or any refinancing thereof.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other entity or organization or a Governmental Authority.
“Post-Closing Adjustment” has the meaning set forth in Section 1.11(e).
“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.
“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.
“Privileged Information” has the meaning set forth in Section 4.08(a).
“Privileges” has the meaning set forth in Section 4.08(a).
“Project Lead” has the meaning set forth in Section 4.06.
“Proposed Allocation” has the meaning set forth in Section 9.04.
“Real Property” has the meaning set forth in Section 2.17(a).
“Real Property Interests” means all interests in real property of whatever nature, including easements, whether as owner or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise.
“Real Property Leases” has the meaning set forth in Section 2.17.
“Receiving Party” has the meaning set forth in Section 4.19(b).
“Reference Contribution Value” has the meaning set forth in Section 1.15.
“Refund Equivalent” means any credit against or offset of Taxes received in lieu of an actual refund.
“Registered Intellectual Property” has the meaning set forth in Section 2.04.
“Reimbursed Auto Leases” has the meaning set forth in Section 4.18.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into surface water, groundwater, land surface or subsurface strata or ambient air (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).

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“Representatives” means with respect to any Person, such Person’s and any of its Subsidiaries’ respective officers, employees, agents, advisors, directors and other authorized representatives.
“Required Action” has the meaning set forth in Section 4.11(a)(i).
“Required Approvals” has the meaning set forth in Section 2.06(b).
“Sample Working Capital Calculation” means the document attached hereto as Exhibit G.
“Sanctioned Person” means any person, organization or vessel (a) designated on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the US Department of the Treasury, the Consolidated List of Financial Sanctions Targets or list of Investment Ban Targets, the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions maintained by the European Commission, or any other list of targeted persons, entities, groups or bodies issued by the UN, US, EU, UK (or any other member state of the EU), (b) that is, or is part of, a government of a Sanctioned Territory, (c) owned or controlled by, or acting on behalf of, any of the foregoing, (d) incorporated or located within or operating from a Sanctioned Territory or (e) otherwise targeted under any Economic Sanctions Law.
“Sanctioned Territory” means any country or other territory subject to a general export, import, financial or investment embargo under any Economic Sanctions Law (including Iran, Syria, Sudan, Cuba and North Korea).
“Scheduled Employees” means the employees set forth on Section 11.01(c) of the Seller Disclosure Letter.
“Security Interest” means, whether arising under any Contract or otherwise, any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, title defect, restriction on transfer or other encumbrance and other restrictions, conditions, limitations or adverse claims on use of real or personal property of any nature whatsoever.
“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller Disclosure Letter” means the disclosure letter delivered by Seller to Acquiror immediately prior to the execution of this Agreement.
“Seller Group” means Seller and each of its Subsidiaries.
“Seller Indemnitees” means Seller, Cooper-Standard Holdings Inc., each Subsidiary of Cooper-Standard Holdings Inc. and each member of the Seller Group, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents, representatives or employees of Seller, Cooper-Standard

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Holdings Inc., any Subsidiary of Cooper-Standard Holdings Inc. or any member of the Seller Group (in each case, in their respective capacities as such).
“Seller Name and Mark” has the meaning set forth in Section 4.13.
“Seller Objection” has the meaning set forth in Section 1.11(b).
“Seller Specified Representations” has the meaning set forth in Section 8.07(a).
“Seller Tax Returns” has the meaning set forth in Section 9.01(a).
“Shared Information” means (a) all Information provided by any member of the Acquiror Group to a member of the Seller Group prior to the Closing, (b) any Information in the possession or under the control of such respective Group that relates to the operation of the AVS Business prior to the Closing and that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities and Tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other, (iii) subject to the foregoing clause (ii) above, to comply with its obligations under this Agreement or any Ancillary Agreement, or (iv) to the extent such Information and cooperation is necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing businesses of Seller or the AVS Business, as the case may be, and (c) any Information that is reasonably necessary for the conduct of the AVS Business (except for any information relating to performance ratings or assessments of employees of Seller and Continuing Employees (including performance history, reports prepared in connection with bonus plan participation and related data, other than individual bonus opportunities based on target bonus as a percentage of base salary)).
“Software” means computer software, programs, source code, object code, specifications, databases and documentation related thereto.
“Store Room Inventory” means the value of spare parts for machinery and equipment and items such as lubrication oils for machinery, cleaning materials and supply items which are consumed in the production process or have an intended design life of less than 12 months.
“Straddle Period” means any Tax period beginning on or before, and ending after, the Closing Date.
“Stratford Facility” means the facility located at 341 Erie Street, Stratford, Ontario N5A 2N3, Canada.

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“Subsidiary” of any Person means another Person (other than a natural Person), of which such Person owns directly or indirectly (a) an aggregate amount of the voting securities, other voting ownership or voting partnership interests to elect a majority of the Board of Directors or other governing body or (b) if there are no such voting interests, 50% or more of the Equity Interests therein; provided, that, for the avoidance of doubt Cooper-Standard France SAS and Sujan Cooper-Standard AVS Private Limited will not be considered Subsidiaries of Seller.
“Target Closing Working Capital” means $17,500,000.
“Tax” means any United States federal income, state, local or foreign tax, charge, duty, fee, levy, impost or other assessment of any nature whatsoever, including, without limitation, income, gross receipts, excise, property, estimated, sales or use, value added, goods and services, withholding, employment, unemployment net worth, customs duties, capital gains, transfer, stamp and franchise taxes, imposed by any Taxing Authority, including any interest, penalties, additions to tax and additional amounts with respect thereto.
“Tax Claim” has the meaning set forth in Section 9.03(e).
“Tax Proceeding” has the meaning set forth in Section 2.13.
“Tax Return” means any return, report, declaration, statement or other document (including any amendment or schedule thereto) filed or required to be filed with any Taxing Authority in respect of any Tax.
“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.
“Third-Party Claim” has the meaning set forth in Section 8.04(b)(i).
“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”
“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”
“Transfer Documents” has the meaning set forth in Section 1.13.
“Transfer Tax” means any federal, state, provincial, county, local, foreign and other sales, use, transfer, land transfer, conveyance, documentary transfer, stamp, recording, registration or other similar Tax (including any notarial fee, but excluding any Indirect Tax) imposed in connection with, or otherwise relating to, the sale, transfer or assignment of the AVS Assets or the AVS Business from Seller or any of its Affiliates to Acquiror or any of its Affiliates pursuant to this Agreement.
“TSA” has the meaning set forth in Section 1.12(a)(i). From and after the Closing, the TSA will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.

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“Unknown Liabilities” has the meaning set forth in Section 1.05(b)(ii).
“US Continuing Employee” has the meaning set forth in Section 5.02(b).
“Use” means to make, have made (including the right of Acquiror to have products manufactured and have any services rendered by one or more contractors for subsequent commercialization by Acquiror or its Affiliates), develop, use, lease, sell, have sold, offer for sale, support, service, export, import, and otherwise dispose of any products and services and to practice and have practiced any methods therein.
“USW” has the meaning set forth in Section 5.03(c).
“VAT” means any value added Tax, GST, goods and services Tax or similar Taxes, including any value added Tax within the meaning of European Council Directive 2006/112/EC as transposed into the applicable law of the relevant member state and any other similar Tax in any other relevant non-EU jurisdiction.
“WARN Act” has the meaning set forth in Section 5.12.
“Welfare Type Plans” has the meaning set forth in Section 5.06.
[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

COOPER-STANDARD AUTOMOTIVE INC. By: /s/ Keith D. Stephenson Name: Keith D. Stephenson Title: EVP & Chief Operating Officer
CONTITECH USA, INC. By: /s/ George R. Jurch III Name: George R. Jurch III Title: Vice President By: /s/ James L. Karam Name: James L. Karam Title: Asst - Treasurer

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